As filed with the Securities and Exchange Commission on May 15, 1998
                                                  Registration No. _____________
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                           --------------------------

                            BCAM INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)

     New York                         8911                   13-3228375
  (State or other               (Primary Standard         (I.R.S. Employer
  jurisdiction of                  Industrial              Identification
 incorporation or              Classification Code             Number)
   organization)                     Number)

                             1800 Walt Whitman Road
                            Melville, New York 11747
                                 (516) 752-3550
                              (516) 752-3558 (fax)
              (Address and telephone number of principal executive
                    offices and principal place of business)

        ----------------------------------------------------------------

Name, address and telephone number of
         agent for service:                             Copies to:
Michael Strauss, Chairman of the Board           Norman M. Friedland, Esq.
     BCAM International, Inc.             Ruskin Moscou Evans & Faltischek, P.C.
     1800 Walt Whitman Road                        170 Old Country Road
     Melville, New York 11747                     Mineola, New York 11501
         (516) 752-3550                              (516) 663-6600
       (516) 752-3558 (fax)                       (516) 663-6641 (fax)

                   ------------------------------------------

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier efftective registration statement for the same offering: |_|

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

-------------------------------------------------------------------------------
                                        Proposed
                                         Maximum      Proposed
                           Amount to    Offering       Maximum      Amount of
Title of Securities to be      be       Price Per     Aggregate    Registration
        Registered         Registered   Share (1)   Offering Price     Fee
-------------------------------------------------------------------------------
Common Stock (2)........   1,980,198      $1.01       $2,000,000     $590.00
-------------------------------------------------------------------------------
Common Stock
underlying 1998
Private Placement
Warrants (2)............    250,000       $2.05        $512,500      $151.19
-------------------------------------------------------------------------------
Common Stock  (3)           375,000       $1.13        $491,250      $144.92
-------------------------------------------------------------------------------
Total Registration Fee...............................................$886.11
-------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.
(2) On April 22, 1998 the Company completed a private placement of 1,980,198 shares of its common stock, subject to repricing as described elsewhere herein, and warrants to purchase 250,000 shares of common stock at $2.05 per share for three years, for $2,000,000. The operation of the "repricing" provision could result in significantly greater number of shares being issued than the amounts listed in the above table.
(3) The 375,000 shares being registered were issued to Charles G. Schuyler in connection with the acquisition of the stock of Drew Shoe Corporation on September 22, 1997.

                 The Registrant hereby amends this Registration
   Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of
     1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            BCAM INTERNATIONAL, INC.

                              Cross Reference Sheet

Item Number        Caption in Form SB-2                Location in Prospectus
-----------        --------------------                ----------------------

     1.     Forepart of the Registration               Cover of Prospectus
            Statement and Outside Front Cover
            Page of Prospectus.................

     2.     Inside Front and Outside Back              Inside Front and Outside
            Cover Pages of Prospectus..........        Back Cover Page of
                                                       Prospectus

     3.     Summary Information and Risk               Prospectus Summary; Risk
            Factors............................        Factors

     4.     Use of Proceeds....................        Use of Proceeds;
                                                       Agreements

     5.     Determination of Offering Price....        Underwriter; Agreements

     6.     Dilution...........................        Dilution

     7.     Selling Security Holders...........        Not Applicable

     8.     Plan of Distribution...............        Plan of Distribution

     9.     Legal Proceedings..................        Business - Legal
                                                       Proceedings

    10.     Directors, Executive Officers,             Management
            Promoters and Control Persons......

    11.     Security Ownership of Certain              Principal Stockholders
            Beneficial Owners and Management...

    12.     Description of Securities..........        Description of Securities

    13.     Interest of Named Experts and              Not Applicable
            Counsel............................

    14.     Disclosure of Commission Position
            on Indemnification for Securities          Not Applicable
            Act Liabilities....................

    15.     Organization Within Last Five Years        Business

    16.     Description of Business............        Business

    17.     Management's Discussion and                Management's Discussion
            Analysis of Plan of Operation......        and Analysis

    18.     Description of Property............        Business - Properties

    19.     Certain Relationships and Related          Certain Transactions
            Transactions.......................

    20.     Market for Common Equity and
            Related Stockholder Matters........        Risk Factors

    21.     Executive Compensation.............        Management - Executive
                                                       Compensation

    22.     Financial Statements...............        Financial Statements

    23.     Changes in and Disagreements With
            Accountants on Accounting and
            Financial Disclosures..............        Not Applicable

PROSPECTUS

      Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the
      Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        SUBJECT TO COMPLETION - PRELIMINARY PROSPECTUS DATED MAY 15, 1998

                            BCAM INTERNATIONAL, INC.

                      1,980,198 Shares of Common Stock (a)

          250,000 Shares of Common Stock Issuable Upon Exercise of the
                     1998 Common Stock Purchase Warrants(a)

                       375,000 shares of Common Stock (b)

This prospectus relates to the offering of a maximum aggregate of 2,605,198 shares of Common Stock of BCAM International, Inc.(the "Company"). All of the 2,605,198 shares included herein will be offered by various selling shareholders (the "Selling Shareholders"), and not the Company, as follows: (i) 1,980,198 shares issued in an April 1998 private placement offering (the "April 1998 Offering"), and 250,000 shares issuable upon the exercise of Non-Redeemable 1998 Private Placement warrants which were also issued in the April 1998 Offering;
(ii) 375,000 shares of Common Stock issued to Charles G. Schuyler in connection with the Company's acquisition of Drew Shoe Corporation in September 1997.

(a) On April 22, 1998 the Company completed the offering of 1,980,198 shares of common stock of the Company, subject to repricing as described below, and warrants to purchase 250,000 shares of common stock at $2.05 for three years, in exchange for aggregate proceeds of $2,000,000 (before placement agent fee of 6.5%) in a private placement to accredited investors.

      The number of shares issued to these investors will be "repriced" in increments of invested proceeds pursuant to a schedule. The increments are initially four $300,000 increments and then four $200,000 increments on eight occasions. The repricing increments commence with the effectiveness of this registration statement, then one increment 60 days later and the remaining six increments in 30 day intervals thereafter. On such dates, the investor would receive the additional number of shares, if any, that result from the difference between the number of shares actually issued and the number of shares which would have been issued at 77% of the average closing bid price, as defined, for the five trading days immediately preceeding but not including, the "repricing" date. Each "repricing" calculation is made independent of the other "repricing" calculations.

      The operation of the "repricing" provision could result in a significantly greater number of shares being issued than the shares listed above. For example, if each of the repricing of all of the increments was made when the Company's stock price was at the average closing bid price on May 8, 1998, the Company would be obliged to issue an additional 402,740 shares, in aggregate, to the selling shareholders.

      The investors have agreed not to sell any shares before at least 120 days after the closing. The Company is exposed to penalties for failure to have a registration statement declared effective covering such shares within 130 days. The Company has agreed not to issue certain financings for 270 days after issuance of all shares under the "repricing" provisions without the consent of the investors and has agreed to a right of first refusal as defined in the agreements.

      The Registrant claims exemption from registration of this placement by virtue of Section 4(2) of the Securities Act of 1933.

(b) Represents shares issued to Charles G. Schuyler, President and Chief Executive of the Company's Drew Shoe Corporation subsidiary, in connection with the acquisition of the stock of Drew Shoe Corporation on September 22, 1997.

      The Company is not aware of any underwriting arrangements with respect to the sale of the securities to which this Prospectus relates. The Common Stock is traded from time to time on the Boston Stock Exchange and the Common Stock and its Redeemable Class B Warrants and its Redeemable Class E Warrants are traded in the NASDAQ Over-The-Counter market (Small Cap) at prices then prevailing.

      The Company will not receive proceeds from the registration of the 1,980,198 shares or the 375,000 shares and may receive proceeds if any of the Warrants described above are exercised (See "Use of Proceeds").

      The closing bid price of the Company's Common Stock on May 8, 1998, as reported on NASDAQ (symbol: BCAM), is $1.09 per share. (See "Market for Company's Common Equity and Related Stockholder Matters").

      THESE SECURITIES ARE SUBJECT TO A HIGH DEGREE OF RISK AND SUBSTANTIAL
                   DILUTION. SEE "RISK FACTORS AND DILUTION."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                   The date of this Prospectus is May__, 1998.

      No dealer, salesman or any other person has been authorized to give any information or to make any representation or projections of future performance other than those contained in this Prospectus, and any such other information, projections or representation if given or made must not be relied upon as being authorized by the Company. The delivery of this Prospectus or any offer or sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to the date hereof or that there has not been any change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

                              AVAILABLE INFORMATION

      The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form SB-2 under the 1933 Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Company's Common Stock, reference is made to the Registration Statement and such exhibits. Statements in the Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed, or incorporated by reference, as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits thereto and such reports and other information may be inspected by anyone without charge at the principal officer of the Commission at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and copies of all or any part of it may be obtained from the Commission upon payment of a prescribed fee. The Company's Class A Common Stock is quoted on the NASDAQ Stock Market and reports and other information concerning the Company may also be inspected and copied at the office of the NASDAQ Stock Market, Inc., NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements and other information that may be obtained electronically by using the Commission's Web Site on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      The following summary information is qualified in its entirety by reference to the more detailed information, financial statements and notes appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. Unless the context requires otherwise, all references to "BCAM" and the "Company" herein include its subsidiaries. This Prospectus contains forward-looking statements that involve risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate" and "expect" and other similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus.

                                   THE COMPANY

      BCAM International, Inc. and subsidiaries (the "Company") since its inception was a specialized ergonomic (i.e. human factors engineering) software, technology and consulting company. On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew Shoe"), a designer, marketer, manufacturer and distributor of medical footwear. Drew Shoe's annual revenues were approximately $15.1 million in 1997 and $14.6 million in 1996. Drew Shoe's business generates non-technology based revenue, as well as potential new product opportunities through possible commercialization of the Company's Intelligent Surface Technology ("IST") technology into Drew Shoe products and is an element of the Company's strategy of further possible acquisition of medical footwear and related businesses.

      The Company's revenues have historically been derived primarily from ergonomic consulting services. In December 1997 the Company decided to sell, and did sell in February 1998, the ergonomic consulting services business due to the inability of that business to generate operating profits for the Company. In late February 1998, the Company discontinued the operations of the HumanCAD Systems division as a result of the unavailability of financing, on acceptable terms to the Company. Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be derived principally from the medical footwear business and related industries.

      The Company's focus is on creating value for its shareholders, through its investment in medical footwear and related industries and on broadening and strengthening the development and commercialization of the Company's IST and its proprietary "microvalve". Because of the significance of Drew Shoe's operations to the ongoing operations of the Company, Drew Shoe is considered a "predecessor" of the Company in the accompanying financial statements. The Company's principal subsidiaries consist of Drew Shoe Corporation (medical footwear), BCAM Technologies, Inc. (principally IST and related technologies), BCA Services, Inc. (principally human ergonomics consulting which has been sold), and HumanCAD Systems, Inc. (principally software development and marketing which operations have been reduced substantially while the Company seeks a strategic alternative for that business).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offer

Securities Offered..............  (1) 1,980,198 common shares issued to seven investors in a private placement which was completed in April 1998, (2) 250,000 shares issuable pursuant to warrants issued in connection with the April 1998 private placement and (3) 375,000 shares issued to Charles G. Schulyer in September 1997 in connection with the acquisition of Drew Shoe Corporation. The warrants may be exercised at $2.05 per share for three years until April 2001.

Shares of Common Stock
Outstanding Before Offering.....  20,555,242 (1)

Shares of Stock Outstanding
After Offering..................  20,805,242 (1)

Use of Proceeds.................  For general working capital purposes. Working capital purposes may include acquisitions.
                                  (See "Use of Proceeds"). The Company will not receive proceeds from the 1,980,198 shares and 375,000 shares registered herein and may receive proceeds if the Warrants registered hereby are exercised by the holders.

Risk Factors....................  Investment in the securities offered hereby involves a high degree of risk and immediate and substantial dilution. See "Risk Factors" and "Dilution."

NASDAQ Symbols..................  Common Stock - BCAM
                                  Redeemable Class B Warrants - BCAML
                                  Redeemable Class E Warrants - BCAMZ

Boston Stock Exchange Symbol....  Common Stock - BAM

(1) Does not include (i) shares of Common Stock issuable under options to acquire an aggregate of 432,000 shares (net of cancellations and exercises), issued under the Company's 1989 Stock Option Plan, as amended (the "1989 Plan"), (ii) shares of Common Stock issuable upon the exercise of options granted to non-management directors under the Company's 1989 Non-Statutory Stock Option Plan (the "Non-Statutory Plan"), under which options to acquire an aggregate of 25,000 shares (net of cancellations and exercises) have been granted, (iii) shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan (the "1995 Plan"), under which options to acquire an aggregate of 5,684,500 shares (net of cancellations and exercises) have been granted, (iv) 7,500,000 shares of Common Stock issuable upon conversion of 10%/13% Convertible Notes due April 16, 1999, (v) 2,000,000 shares of Common Stock issuable in connection with detachable warrants issued in connection with the 10%/13% Convertible Notes, (vii) 975,000 shares of Common Stock issuable upon exercise of warrants issued in connection with a January 1997 private placement, (viii) options and warrants to purchase 825,000 shares of Common Stock in connection with the acquisition of Drew Shoe Corporation and related financing and (ix) approximately 1,292,252 and 737,382 shares issuable upon exercise of Class B and Class E warrants, respectively. See
      (A) "Management - Stock Option Plans", "Management - Director Compensation", "Principal Stockholders-Security Ownership of Certain Beneficial Owners and Management", and "Description of Securities" and
      Note 7 to Consolidated Financial Statements.

--------------------------------------------------------------------------------

                             Summary Financial Data

      The summary historical financial data set forth below are derived from the audited consolidated financial statements of the Company as of December 31, 1997 and for the years ended December 31, 1997 and 1996 and from the Company's Drew Shoe subsidiary for the period from January 1, 1997 to September 22, 1997 (date of acquisition by the Company) and for the year ended December 31, 1996. The Company has accounted for the acquisition of Drew Shoe under the purchase method of accounting. As such, the Company's financial position at December 31, 1997 includes the financial position of Drew Shoe based upon an allocation of the purchase price of Drew Shoe. The Company's results of operations for the year ended December 31, 1997 include the operations of Drew Shoe for approximately three and one half months since its acquisition by the Company.

      The summary pro-forma financial data set forth below shows the unaudited pro-forma results of operations assuming that the Company had purchased Drew Shoe as of January 1, 1997. This information is derived from the financial statements described above as well as the pro-forma information (appearing elsewhere in this Prospectus). This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges which are discussed in Notes 6 and 7 of the consolidated financial statements of the Company) and the amortization of preliminary fair value adjustments principally for increased depreciation and amortization. The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses to offset anticipated profits from Drew Shoe, if any.

      The summary pro-forma financial data should be read in conjunction with the financial statements of the Company and Drew Shoe referred to above as well as to the unaudited pro-forma information of the Company and Drew Shoe, also included elsewhere in this prospectus. Pro-forma results of operations are not necessarily indicative of the results of operations which would have been achieved had the Company actually acquired Drew Shoe on January 1, 1997.

                          Summary Financial Information
         (Dollar and Share Amounts In Thousands, Except Per Share Data)

                                                 Combined          The Company          The "Predecessor"
                                              Pro-Forma(a)(b)      Historical              Historical
                                              ---------------      -----------          -----------------
                                                  Year          Year        Year       January 1,
                                                  ended         Ended       ended         to      Year ended
                                                 December      December    December    September   December
Statement of Operations                          31, 1997      31, 1997    31,1996     22, 1997    31, 1996
Data:                                            --------      --------    -------     --------    --------
Net revenue ...................................   $ 15,083     $  3,959    $     29    $ 11,124    $ 14,609
                                                  --------     --------    --------    --------    --------
Income (loss) from
operations ....................................     (1,321)      (1,684)     (1,323)        419         285
                                                  --------     --------    --------    --------    --------
Interest and financing
costs(b) ......................................     (1,584)      (2,188)         54        (228)       (259)
                                                               --------    --------    --------    --------
Minority interests (b) ........................         --         (788)         --          --          --
                                                               --------    --------    --------    --------
Income (loss) from continuing
operations ....................................     (2,905)      (4,660)     (1,269)        191          26
                                                  --------     --------    --------    --------    --------
Discontinued operations .......................     (1,376)      (1,376)       (245)         --          --
                                                  --------     --------    --------    --------    --------
Net income (loss) (b) .........................     (4,281)      (6,036)     (1,514)        191          26
                                                  --------     --------    --------    --------    --------
Weighted average common shares ................     16,598       16,071      14,868          Na          Na
                                                  --------     --------    --------
Net loss per share -
continuing operations .........................   $  (0.18)    $  (0.29)   $  (0.08)         Na          Na
Net loss per share -
discontinued operations .......................   $  (0.08)    $  (0.09)   $  (0.02)         Na          Na
                                                  --------     --------    --------
Net loss per share ............................   $  (0.26)    $  (0.38)   $  (0.10)         Na          Na
                                                  ========     ========    ========

                          Summary Financial Information
              (Dollar Amounts In Thousands, Except Per Share Data)

                                     The Company
                                  December 31, 1997
Balance Sheet Data:               -----------------
Cash and cash equivalents .......     $ 1,594
                                      -------
Inventory .......................     $ 6,278
                                      -------
Working capital .................     $ 6,716
                                      -------
Total assets ....................     $14,177
                                      -------
Long term debt, net of
debt discount and current
maturities ......................     $ 7,972
                                      -------
Minority interests ..............     $   618
                                      -------
Stockholders' equity ............     $ 2,094
                                      -------

----------

Notes:

(a) Financial position includes the financial position, as of December 31, 1997 of Drew Shoe and the results of operations for the approximately three and one half months since its acquisition by the Company on September 22, 1997. At December 31, 1997, an estimate of the fair value of assets and liabilities acquired in the acquisition of Drew Shoe has been made. Based upon such evaluation at December 31, 1997, there is not a material amount of goodwill recorded in the acquisition of Drew Shoe.

(b) Pro-forma column excludes non-recurring charges including the application of Emerging Issues Task Force pronouncement D-60 for the beneficial value of the conversion feature of certain financings completed in 1997 including $788,000 related to a convertible preferred stock of a subsidiary (charge to minority interest), an initial amount, through December 31, 1997, of approximately $1,635,000 related to a convertible note payable (interest and financing cost) and the write off of approximately $130,000 of costs associated with financings which the Company elected not to complete (interest and financing costs). See "Financial Statements", Notes to Consolidated Financial Statements, Risk Factors
- "Secured Debt Coming Due in 1999", "Charges to Operations from Recent Financings", and "Description of Securities" for a fuller discussion. Such charges are excluded from the summary pro-forma information above because they are non-recurring in nature.

                                 RECENT EVENTS;
                      ACQUISITION OF DREW SHOE CORPORATION
             AND RELATED ACQUISITION FINANCING (INCLUDING APRIL 1998
                RESTRUCTURING OF SUCH FINANCING); DISCONTINUANCE
                OF ERGONOMIC CONSULTING AND SOFTWARE OPERATIONS;
              RECENT PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

      Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.7 million plus the assumption of liabilities. The purchase price was paid by delivery to the two shareholders of Drew Shoe of an aggregate of $3,882,000 in cash, promissory notes in the aggregate principal amount of $400,000 and by delivery of an aggregate of 375,000 shares of common stock to one shareholder who is the ongoing President and Chief Executive Officer of Drew Shoe. Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. The Company intends to continue to operate Drew Shoe as a manufacturer of medical footwear. See Notes to Consolidated Financial Statements.

      See "Description of Securities; 10%/13% Convertible Notes and Non Redeemable Class DD Warrants", "Risk Factors - Secured Debt Coming Due in 1999",
Note 6 to "Consolidated Financial Statements" and "Management's Discussion and Analysis" for a description of the $6,390,000 (including $390,000 of interest "paid in kind" on March 19, 1998) face amount of 10%/13% Convertible Notes and warrants issued in order to finance the acquisition of Drew Shoe and an April 1998 restructuring which accelerates the maturity of such 10%/13% Convertible Notes to April 16, 1999 and secures the obligation with all of the assets of the Company not presently secured by a bank (see below).

      Effective April 14, 1998 the Company and the holders of the 10%/13% Convertible Notes and related warrants entered into a First Amendment (and related Stock Pledge Agreement and Security Agreement) of the September 1997 Note Purchase Agreement in order to restructure the obligation. The key elements of the restructuring are as follows: (1) waiving of the Company's violations of the financial covenants at December 31, 1997 (as well as certain other breaches of the agreement), (2) eliminating the financial covenants through April 16, 1999, (3) securing the obligation with a pledge of all of the assets of the Company (excluding the assets of Drew Shoe which are already pledged to a bank), including the stock of the Company's subsidiaries, (4) accelerating the maturity date for the obligation from September 19, 2002 to April 16, 1999, (5) cancellation of Class DD warrants to purchase 400,000 shares of common stock of the Company, (6) issuance to the holders of a total of 10% of the common shares of the Company's subsidiaries Drew Shoe Corporation and BCAM Technologies, Inc. The Company expects to take a significant charge to operations in 1998 in connection with the finalization of the restructuring of the debt.

      Simultaneously with the acquisition, Drew Shoe closed a credit facility (guaranteed by the Company and secured by all of the assets of Drew Shoe) consisting of a revolving line of credit (asset based) and term loan with a commercial bank as described more fully in Note 6 to "Consolidated Financial Statements." Indebtedness under such agreements totaled approximately $3,594,000 at December 31, 1997.

      The Company's revenues have historically been derived primarily from ergonomic consulting services. In December 1997 the Board of Directors of the Company decided to sell the operations of the ergonomic consulting services business as discussed in Note 8 to Consolidated Financial Statements. In late February 1998, the Board of Directors decided to seek alternative value for the operations of the HumanCAD Systems division. See "Note 8 to Consolidated Financial Statements."

      On April 22, 1998 the Company completed the offering of 1,980,198 shares of common stock of the Company, subject to repricing as described below, and warrants to purchase 250,000 shares of common stock at $2.05 for three years, in exchange for aggregate proceeds of $2,000,000 in a private placement to accredited investors.

      The number of shares issued to these investors will be "repriced" in increments of invested proceeds pursuant to a schedule. The increments are initially four $300,000 increments and then four $200,000 increments on eight occasions. The repricing increments commence with the effectiveness of this registration statement, then one increment 60 days later and the remaining six increments in 30 day intervals thereafter. On such dates, the investor would receive the additional number of shares, if any, that result from the difference between the number of shares actually issued and the number of shares which would have been issued at 77% of the average closing bid price, as defined, for the five trading days immediately preceeding but not including, the "repricing" date. Each "repricing" calculation is made independent of the other "repricing" calculations.

      The operation of the "repricing" provision could result in a significantly greater number of shares being issued than the shares listed above. For example, if each of the repricing of all of the increments was made when the Company's stock price was at the average closing bid price on May 8, 1998, the Company would be obliged to issue an additional 402,740 shares, in aggregate, to the selling shareholders.

      Since the acquisition of Drew Shoe, and the sale of Ergonomic Consulting Services and discontinuance of the HumanCAD Systems Division operations, the Company's revenues in the near term are expected to be derived principally from the medical footwear business. The operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future. In fact, the Company has financed the acquisition of Drew Shoe with convertible notes and bank debt that add significant cash and non-cash charges for interest and financing and, as amended in April 1998, the convertible notes need to be refinanced prior to April 16, 1999. The Company is now a medical footwear and technology company with a focus on: (i) building its presence in medical footwear and related industries through internal growth and planned acquisitions, (ii) advancing the development and commercialization of the Company's Intelligent Surface Technology ("IST") and (iii) developing new technologies including its proprietary "microvalve." The Company believes that the medical footwear and related business is a fragmented business with expansion opportunities for the Company. There is no assurance that such opportunities will materialize, can be financed by the Company, or result in profitable operations.

      As a result of the April 16, 1999 maturity of the 10%/13% Convertible Notes, the Company may be subject to default and foreclosure on all of its assets if it is unable to refinance or restructure such obligation. Because of the significance of Drew Shoe's operations to the ongoing operations of the Company, Drew Shoe is considered a "predecessor" of the Company in the accompanying financial statements.

      Reference is made to "Risk Factors - Secured Debt Coming Due in 1999; ," "Charges to Operations Related to Recent Financings", "Description of Securities, 10%/13% Redeemable Convertible Notes", Notes to Consolidated Financial Statements as of December 31,1997 as well as other areas of this Prospectus for a more complete understanding of the Drew Shoe acquisition, the discontinued operations and the effect of the April 1998 restructure of the 10%/13% Convertible Notes.

                                  RISK FACTORS

      The securities offered hereby are speculative in nature, involve a high degree of risk, and should only be purchased by investors who can afford the loss of their entire investment. Each prospective investor should carefully consider the following risks, as well as other information, described elsewhere in this Prospectus (see especially "Risk Factors" as well as the financial statements of the Company and of Drew Shoe as well as pro-forma financial data of the Company and of Drew Shoe included elsewhere in this Prospectus), before purchasing the securities offered hereby. This Prospectus contains forward-looking statements, which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expected in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in the following risk factors.

      Secured Debt Coming Due in 1999. The Company presently has approximately $9,151,000 face amount of secured debt coming due in 1999, including $6,390,000 (including $390,000 of interest "paid in kind" at March 31, 1998) 10%/13% Convertible Notes which are due on April 16, 1999 (the "Convertible Notes") and approximately $2,618,000 of revolving credit bank debt due on September 19, 1999 (the "Revolving Notes")(together, the "Secured Obligations"). Other unsecured obligations also come due or have scheduled payments presently and during this period and another secured obligation has scheduled payments in 1998 and 1999. The Convertible Notes are secured by all of the assets of the Company, including the stock of the Company's subsidiaries, except the assets of Drew Shoe, and the Revolving Notes are secured by all of the assets of Drew Shoe. The Company presently does not have the resources to satisfy either the Convertible Notes or the Revolving Notes and could, therefore find itself in default of the payment terms, thereby permitting the secured creditors to foreclose on their security.

      The Company's plan is to restructure or refinance such Secured Obligations prior to their maturities. There can be no assurance that the Company will be successful in its plan to restructure or refinance such Secured Obligations and that, therefore, the secured creditors may be in a position to foreclose on all of the assets of the Company.

      Financial Standards for Continued NASDAQ Listing. On August 22, 1997 the Securities and Exchange Commission approved NASDAQ proposed changes to its current listing criteria (the "new requirements"). Under the new requirements, for initial listing the Company, generally, must have (i) net tangible assets of at least $4,000,000, or a market capitalization of at least $50,000,000, or net income in two of the last three years of $750,000; (ii) a minimum of 1,000,000 shares publicly held; (iii) a minimum of $5,000,000 in market value of public float; (iv) a minimum bid price of $4.00 per share; (v) a minimum of 300 shareholders; (vi) an operating history of one year or a market capitalization of $50,000,000; and (vii) implementation of corporate governance requirements. Under the rules for continued listing, the Company, generally, must have (i) net tangible assets, as defined, of $2,000,000, or a market capitalization of at least $35,000,000, or net income in two of the last three years of at least $500,000; (ii) a minimum of 500,000 shares publicly held; (iii) a minimum of $1,000,000 in market value of public float; (iv) a minimum bid price of $1.00 per share; (v) a minimum of 300 shareholders; and (vi) implementation of corporate governance requirements. NASDAQ has indicated that companies failing to satisfy the new continued listing requirements will be generally allowed until February 1998 to meet this new requirement by demonstrating, among other things, compliance with the previous requirements. NASDAQ has also indicated that a company's ability to sustain compliance is a factor they review in non-compliance situations.

      At December 31, 1997, the Company met the new requirements for continued listing, however net tangible assets, as defined, were in excess of the required amount ($2,000,000) by only approximately $73,000. The Company believes, based on preliminary data, that it will not meet the net tangible assets requirement at March 31, 1998 by a material amount. The private placement of common stock and warrants in April 1998, net of estimated expenses, increased net tangible assets by approximately $1.8 million, however, the Company expects to take a significant charge to second quarter operations for the restructuring of the Convertible Notes (discussed elsewhere herein). The Company has not yet completed evaluating the amount of such charge. As such, the Company is as yet unable to accurately determine whether it will be in compliance with the net tangible assets requirement as of the closure of the private placement in April 1998. Based on preliminary data, the Company believes that it may not be in compliance with the new requirements after the April 1998 private placement.

      Disclosure Relating to Low Priced Securities; Possible Restrictions on Resales of Low Priced Securities and on Broker-Dealer Sales; Possible Adverse Effect of "Penny Stock" Rules on Liquidity for the Company's Securities. In the event that the Company is unable to satisfy the NASDAQ maintenance requirements, trading of the Common Stock will be conducted in the NASD's Electronic Bulliten Board or the "pink sheets".

      In the absence of the Company's securities being quoted on NASDAQ, or the Company having $4,000,000 in net tangible assets or market capitalization of $50,000,000, trading in the securities would continue to be covered by Rule 15g-9promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. If the Company's securities were removed from Nasdaq (see "Financial Standards for Continued NASDAQ Listing" above), they may become subject to rule 15c2-6 under the Securities Exchange Act of 1934 (the "1934 Act"), which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worths in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to sale. Consequently, such Rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market. The commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules require delivery of a risk disclosure document relating to the penny stock market prior to any such transaction. Disclosure is also required to be made about compensation payable to both broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

      The foregoing penny stock restrictions will not apply to the Company's securities if such securities are listed on the Nasdaq National Market System, are otherwise listed on Nasdaq and have certain price and volume information provided on a current and average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from any such restrictions, the Commission has the authority, pursuant to Section 15(b)(6) of the 1934 Act, to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

      If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

      The Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

      As a result the market liquidity for such securities has been severely affected by limiting the ability of broker-dealers to sell securities. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

      While the Company met the maintenance standards of the NASDAQ Small Cap Market at December 31, 1997, it does not expect to meet them at March 31, 1998 and perhaps thereafter and, there is no assurance that it will be able to continue to maintain compliance with such requirements to remain listed.

      History of Operating Losses; Effect of Recent Acquisition of Drew Shoe and Recent Discontinued Businesses. The Company has been a software technology and consulting company specializing in ergonomic solutions for individuals, government and corporations, and has incurred significant operating losses since its inception. The Company's revenues have historically been derived principally from ergonomic consulting services. The Company recently sold its Ergonomic Consulting Services business (December 1997) and discontinued its HumanCAD Systems Division operations (February 1998). The Company reported a net loss of $6,036,000 (including approximately $2,423,000 of non-recurring financing charges and approximately $1,376,000 in loss related to discontinued operations) for the year ended December 31, 1997. Net losses for the fiscal year ended December 31, 1996 were approximately $1,514,000 (including approximately $245,000 from discontinued operations). Since inception, the Company has accumulated deficits which aggregate, at December 31, 1997, approximately $19,237,000.

      On September 22, 1997, the Company acquired Drew Shoe, a designer, manufacturer, marketer and distributor of medical footwear. The Company believes that the acquisition of Drew Shoe provides it with several opportunities including: (a) the possibility of incorporating its IST technology into medical footwear, (b) significant revenue and operations, (c) growth opportunities through possible acquisitions in the medical footwear and related industries. There can be no assurance that the Company will be able to capitalize on such opportunities or achieve profitable operations.

      The Company's operations are subject to numerous risks associated with the establishment and development of a business and the commercialization of new technologies. Although the Company has recently acquired Drew Shoe, the operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future. Further, the Company has financed the acquisition of Drew Shoe with Convertible Notes and bank debt that have added significant cash and non-cash charges for interest and financing as well as a need to refinance $6,390,000 face amount of convertible notes coming due in April 1999. (See "Risk Factors - "Secured Debt Coming Due in April 1999; ", "Charges to Operations Related to Recent Financings" and "Description of Securities, 10%/13% Redeemable Convertible Notes" as well as "Management's Discussion and Analysis" and Notes to Consolidated Financial Statements"). There can be no assurance that the Company will achieve or sustain profitable operations through the Drew acquisition or through the business strategy articulated above.

      Ongoing Operation of Drew Shoe; Operating History and Profitability. Drew Shoe was incorporated approximately 60 years ago and has been in business for approximately 125 years. The company was primarily a comfort shoe manufacturer until 1992, when it shifted its focus to medical footwear, which had previously comprised only a small portion of the company's business. Accordingly, Drew Shoe has only a five year operating history in the medical footwear business.

      In fiscal 1996, Drew Shoe had net income of approximately $26,000 on sales of approximately $14,609,000 and in the approximately eight and one half months of 1997 prior to its acquisition by the Company on September 22, 1997, Drew Shoe had revenues of approximately $11,124,000 and net income of approximately $191,000. There can be no assurance that Drew Shoe will be profitable. Although Drew Shoe has experienced moderate revenue growth since it shifted its focus to medical footwear, such growth may not be sustainable and may not be indicative of future operating results. See "Management of Growth; Risks Associated with Expansion; Capital Requirements".

      Drew Shoe's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by manufacturers and, to some extent, retailers, in the process of shifting their sales and marketing efforts to new end users and, in effect, anticipating growth from a new target market. In order to address these risks, Drew Shoe must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, and continue to develop its expertise in marketing, product development and customer service as well as improve its information systems. There can be no assurance that Drew Shoe will be successful in addressing these risks. The failure of Drew Shoe to achieve significant profitability would have a material adverse effect on the Company.

      Charges to Operations Related to Recent Financings. During 1997 a subsidiary of the Company (BCA Services, Inc.) completed an aggregate $1,200,000 private offering of its Preferred Stock, and warrants to purchase the Company's Common Stock, to accredited investors. The shares of Preferred Stock were convertible into the Company's Common Stock as defined (See "Description of Securities - Preferred Stock of BCA Services").

      On September 19, 1997, the Company issued subordinated convertible notes (the "Convertible Notes") and warrants to eight investors for an aggregate consideration of $6,000,000. The Convertible Notes, as amended, are due on April 16, 1999, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes (on the same terms), in which case the annual interest rate becomes 13% annually with semi-annual compounding. Warrants issued to the noteholders are for the purchase, as amended, of 2,000,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002.

      In response to positions recently taken by the Securities and Exchange Commission, the Emerging Issues Task Force issued Statement D-60 which requires special accounting for securities issued which are convertible into common stock at a value which is "in the money" at the date of issuance. Such accounting requires that the beneficial value of such conversion feature be charged to operations (in the case of a convertible note) or to retained earnings as dividends (in the case of a preferred stock) over a period reflecting the shortest period in which the investor has to exercise under the most favorable terms to the investor (based upon the traded market price, without discount, compared to the conversion amount). As a result of such accounting, the Company expects to charge approximately $5,925,000 related to the Convertible Notes to interest and financing costs ratably over a one year period beginning on September 19, 1997. The Company also has charged amounts related to the issuance of $1,200,000 of the Preferred Stock of BCA Services, Inc. (approximately $788,000 for the quarter ended September 30, 1997) to minority interests immediately. These charges will be in addition to charges to amortize the estimated value of the detachable warrants issued in connection with the Convertible Notes (estimated to be approximately $1,872,000) and the related deferred financing costs (estimated to approximate $825,000) over the term of the Convertible Notes (five years).

      The risk exists that non-cash charges of the magnitude described above (for example approximately $7,000,000 over the twelve months from September 1997 to September 1998) may be confusing to investors or otherwise have a depressive effect on the valuation of the Company's common stock.

      Competition. The market for the wholesale distribution and retail distribution of medical footwear and comfort shoes is intensely competitive. Drew Shoe faces strong existing competition for similar products and will face significant competition from new companies or existing companies with new products. Many of these companies may be better financed, have better name recognition and goodwill, have more marketing expertise and capabilities, have a larger and more loyal customer base, along with other attributes, that may enable them to compete more effectively. Drew Shoe has no proprietary technology with respect to the design or manufacture of its medical footware products.

      The market for medical footwear, and for casual shoes, which may be perceived by many consumers as a substitute for medical footwear, includes a number of well-established companies with recognized brand names. Potential purchases of medical footwear are often based upon highly subjective decisions that may be influenced by numerous factors, many of which are out of Drew Shoe's control. As a result, Drew Shoe may face substantial competition from existing and new companies that market both medical and comfort shoes that are perceived to meet needs for comfort and protection, and are visually appealing. There can be no assurance as to the market acceptance of Drew shoes in relation to its competition.

      Reliance on a Single Major Product Line. Drew Shoe has relied to a large extent on medical footwear for sales. In addition, over 60% of its sales are women's shoes. If sales of these products are less than projected, Drew Shoe's business, operating results and financial condition would be materially adversely affected. In addition, while only a minor percentage of Drew Shoe's revenue is currently related to the 1994 Federal legislation which provides for Medicare funding of shoes for diabetics, the Company has anticipated that some portion of its future growth will be related to this factor as individuals become aware of this Medicare reimbursable benefit. If Drew Shoe is not successful in promoting this opportunity, Drew Shoe's business, operating results and financial condition would be adversely affected.

      Reliance on Certain Distribution Channels and Significant Customer. Drew Shoe relies on its own specialty retail stores for approximately 15% of its distribution, the Veteran's Administration for approximately 11% of its distribution, and approximately 2,000 specialty retail stores as customers for the remainder of its distribution. Drew Shoe intends to expand distribution through its own specialty retail stores. The retail business is intensely competitive. There can be no assurance that Drew Shoe's own specialty retail stores, which also distribute competitors' products, will be profitable and will therefore, be a viable distribution mechanism. Further, there can be no assurance that Drew Shoe distribution through unaffiliated retail stores will continue to support its current pricing structure if additional competition should enter the market. Further, there can be no assurance that the Veteran's Administration will remain a major customer.

      Dependence on Certain Suppliers; Foreign Suppliers. Drew Shoe depends on various raw materials and components to manufacture its shoes, many of which are dependent on one supplier. Drew Shoe does not have binding long-term supply contracts with these suppliers. Therefore, Drew Shoe's success will depend on maintaining its relationships with these suppliers and developing relationships with new suppliers. Any significant delay or disruption in the supply of leather and other key materials caused by manufacturers' production limitations, material shortages, quality control problems, labor interruptions, shipping problems or other reasons would materially adversely affect the Company's business. The delays in receiving such supplies from alternative sources would cause Drew Shoe to sustain at least temporary shortages of materials which would have a material adverse effect on the Company's business, operating results and financial condition.

      Approximately 15% of Drew Shoe's supplies, primarily leather, are provided by Italian companies. As a result, the supply of some of the materials required to manufacture Drew's shoes is subject to additional cost and risk factors, many of which are out of the Company's control, including political instability, import duties, trade restrictions, work stoppages and foreign currency fluctuations. An interruption or material increase in the cost of supply would materially adversely affect Drew Shoe's business, operating results and financial condition.

      Manufacturing and Inventory Systems. Drew Shoe's business is subject to inventory risk, in that its inventory turnover has been traditionally low and its lack of adequate inventory management systems has resulted in a significant writedown of inventory in 1996, which is greater than historical norms. Inventory losses are currently determined annually upon the occurrence of a physical inventory and subsequent reconciliation of the results against accounting records. The Company intends to improve, develop and implement inventory management systems to correct these problems. However, there can be no assurance that the Company will be successful in doing so. Drew Shoe's business is also subject to manufacturing risk, in that its machinery and equipment may not be as modern as that of its competitors. Inventory management systems and other manufacturing improvements including manufacturing automation may require significant funding. There can be no assurance that the Company will have sufficient funding to implement these improvements or that, even if funding is sufficient, the Company will be technically and operationally successful in implementing these improvements.

      Labor Contract. The Drew Shoe business is subject to potential increases in its labor cost, in that its union contract is up for renegotiation in May of 1998. There can be no assurance that potential increases in labor costs can be passed through to the consumer in increased pricing. Furthermore, there can be no assurance that management will be able to maintain the quality of the labor/management relationship developed at Drew Shoe over the years.

       Dependence on Key Personnel; Retention of Personnel. The Company is dependent upon the services of Michael Strauss, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company and Robert Wong, Vice Chairman, Chief Technology Officer. Additionally, the Company's Drew Shoe subsidiary is dependant on the services of Charles Schuyler, President and Chief Executive Officer of Drew Shoe and Larry Martin, the Vice President of Finance of Drew Shoe. Although the Company currently has employment agreements with Michael Strauss (through the end of 1999), Robert Wong (through the end of
1998), Charles Schuyler and Larry Martin (through September 1999), there can be no assurance that the Company will be able to retain the services of these key personnel. The loss of the services of such personnel could have a material adverse effect on the Company's business and prospects. Currently, the Company has $4,000,000 (each) of term key man life insurance on the lives of Michael Strauss and Charles Schuyler.

      There is strong competition for qualified personnel in the technology and shoe manufacturing industries, and the loss of key personnel or an inability of Drew Shoe to attract, retain and motivate key personnel could adversely affect Drew Shoe's business, operating results and financial condition.

      Susceptibility to General Economic Conditions. Because sales of shoes have historically been dependent, to some extent, on discretionary consumer spending, Drew Shoe's revenues are subject to fluctuations based upon the general economic conditions of the United States. If there is a general economic downturn or recession in the United States consumer spending on medical footwear could decline which could have a material adverse effect on Drew Shoe's business, operating results and financial condition.

      Product Returns from Warranty. Drew Shoe, as part of its marketing efforts, accepts product returns for 30 days from the date of sale, and charges customers a $6 restocking fee. Drew Shoe has experienced an approximately 10% return rate over the past two years. The percentage has not varied significantly over the past 5 years. If the rate of returned product increases, Drew Shoe's business, operating results and financial condition could be materially adversely affected.

      Management of Growth; Risks Associated with Expansion; Capital Requirements. Drew Shoe's growth and expected growth has resulted in, and is expected to continue to result in, increased demands on Drew Shoe's management and its operating systems. This growth may require an increase in the number of employees and an increase in the responsibilities of both existing and new management personnel. This growth may result in a strain on Drew Shoe's existing operational, financial, human resource and information systems.

      Drew Shoe's financial and management controls, reporting systems and procedures have evolved with the growth of Drew Shoe and there can be no assurance that Drew Shoe's controls, systems or procedures will continue to be adequate to support its operations. The Company expects that Drew Shoe will need to further develop its management controls, reporting systems and procedures to accommodate potential future growth and enhance current efficiency. There can be no assurance that Drew Shoe will be able to do so effectively and on a timely basis, and failure to do so when necessary could have a material adverse effect upon Drew Shoe's business, operating results and financial condition.

      Seasonality and Quarterly Fluctuations. Historically, sales of Drew Shoe products are not seasonal. However, sales revenue and profitability may vary from quarter to quarter based on the introduction of new products, opening of new stores, weather conditions, marketing and media expenditures, and certain non-recurring charges.

      Risks of Expansion and Acquisition Plan. The Company has incurred and continues to incur significant expenses to attract and retain qualified management personnel and consultants, and to seek out potential acquisition candidates consistent with its growth strategy. There is no assurance that the Company's expenditures on such activities will result in any acquisitions or, if it does result in acquisitions, that such acquisitions can be financed on a satisfactory basis or at all, or that such potential acquisitions will result in profitable operations.

      Limited Rights to Certain Products. In certain cases, the Company has assisted clients of its discontinued Ergonomic Consulting Business to develop products in response to a specific request of such client. In such cases, the client may have funded all or a significant portion of the Company's development costs. Although the Company believes that it owns the rights to develop any products derived from work performed, including certain products under development by the Company, no assurance can be given that any client which has retained the Company will not in the future assert the right to restrict the Company's activities with respect to any technology developed or claim rights to products sought to be commercialized by the Company.

      Lack of Patent Protection; Reliance on Trade Secret and Copyright Protection. In the Company's IST and "microvalve" technology business the Company has obtained eight issued patents and has six pending patents. There can be no assurance that its technologies are entitled to patent protection or that the claims in the pending patent applications (currently six) will be issued as patents, that any issued patents will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patents owned by the Company or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and prevent infringement can be substantial even if the Company prevails. Furthermore, there can be no assurance that others will not independently develop similar technologies, duplicate the Company's technology or design around the patented aspects of the Company's technology or that the Company will not infringe on patents or other rights owned by third parties.

     In the Company's IST and "microvalve" technology business the Company protects its proprietary written material, know-how, computer software and technology which it has or may develop, through the use of copyrights, common-law trade secret protection, trademarks and service marks, and contractual arrangements. These laws provide only limited protection, however, since they do not protect the "ideas" or "concepts" reflected in such materials or software, but only protect the expression of the "ideas" or "concepts" contained therein. While the Company generally enters into confidentiality arrangements with its employees, consultants and customers, and implements various measures to maintain "trade secret" protection for its products in an attempt to maintain the proprietary nature of its products, there can be no assurance that these measures will be successful. Accordingly, there is no assurance that competitors may not develop products, materials or software which perform similar or identical functions as the Company's products or proprietary software without infringing upon the Company's copyrights or violating trade secret laws. The legal and factual issues arising in copyright or trade secret litigation are often both complex and unclear and any attempt to enforce the Company's rights thereunder will face both the high cost of litigation and the uncertainty of the result.

      Government Regulation. The Company does not believe that its present and currently proposed activities are generally subject to any material government regulation in the United States or other countries. It is possible that certain products developed by the Company in the future as an adjunct to its ergonomics business, might be deemed under new legislation or regulations to be "medical devices" or otherwise be subject to the jurisdiction of the Federal Food and Drug Administration or similar agencies. In the event that any product is subject to such governmental regulation, the Company will be required to obtain any necessary approvals, which could delay or, in certain circumstances, even prevent the introduction to the marketplace of such product and result in significant expense.

      Shares Eligible for Future Sale. Upon issuance of all shares of Common Stock registered hereby, the Company will have 20,805,242 shares of Common Stock outstanding. Additionally, the Company will have options, warrants and convertible securities that could result in the issuance of an additional over 24,000,000 shares of common stock.

      Holders of options, warrants and convertible securities are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by such options or warrants. Further, while such options and warrants are outstanding, they may adversely affect the terms on which the Company can obtain additional capital. In addition, future sales of Common Stock could depress the market price of the Company's Common Stock.

      Dilutive Effects of the Shares Being Registered. Investors in the common shares offered hereby will be subject to immediate and substantial dilution to their investment.

      No Dividends. The Company has paid no cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

      Market Overhang. Future sales of common stock could depress the market price of the Company's common stock. Further, the options, warrants and convertible securities presently outstanding are exercisable/convertible into a total of over 24,000,000 shares. The exercise/conversion of such instruments could adversely affect the market for the Common Stock, and any sale of the Common Stock acquired pursuant to such options, warrants and convertible securities could also depress the market price of the Common Stock.

       Non-Registration in Certain Jurisdictions of Shares Underlying Warrants and Options. Holders of the Warrants or Options may reside in or move to jurisdictions in which the common shares underlying the securities may not be registered or otherwise qualified for sale during the period that the securities are exercisable. In this event, the Company would be unable to issue common shares unless and until the shares could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. The Company has no obligation to effect any such registration or qualification. If the Company elects to attempt such registration or qualification, no assurances can be given that the Company will be able to effect any required registration or qualification. Notwithstanding this, the Company intends to put forth its best efforts to cause this registration statement to be effective by approximately _________, 1998. However, no assurances can be given that the statement will be effective on or about that date. The Company has qualified the offering in the following states: Alabama, Connecticut, Florida, Georgia, Hawaii, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Michigan, Mississippi, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Texas, Utah, West Virginia and Wisconsin. See "Description of Securities".

       Discretion in Use of Proceeds Designated for Working Capital. With respect to any proceeds that the Company receives from the conversion of the warrants or options, when and if that occurs, the Company will have broad discretion with respect to the application of the proceeds. While such funds are to be applied for working capital and general purposes in furtherance of the Company's business, investors will be reliant on management as to the specific applications of the proceeds.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      The Common Stock of the Company is quoted primarily on the NASDAQ SmallCap Market under the symbol BCAM. It is also traded on the Boston Stock Exchange under the symbol BAM.

      The following table sets forth the high and low closing bid quotations for the Common Stock as reported by NASDAQ and the Boston Stock Exchange for each calendar quarter during 1997 and 1996. The NASDAQ Small Cap market quotations reflect inter-dealer prices without retail markup, markdown or commission and do not necessarily represent actual transactions.

                                     NASDAQ

        1997                           High Bid                      Low Bid
        ----                           --------                      -------
        First Quarter                  1 3/8                         27/32
        Second Quarter                 1 1/8                         11/16
        Third Quarter                  1 7/8                         23/32
        Fourth Quarter                 1 31/32                        1

        1996                           High Bid                      Low Bid
        ----                           --------                      -------
        First Quarter                  1 1/4                         29/32
        Second Quarter                 1 5/16                        29/32
        Third Quarter                  1 23/32                       15/16
        Fourth Quarter                 1 7/16                        13/16

                                  Boston Stock

        1997                           High                          Low
        ----                           ----                          ---
                                       Sales Price                   Sales Price
                                       -----------                   -----------
        First Quarter                  1 1/4                         27/32
        Second Quarter                 1 3/32                        3/4
        Third Quarter                  1 3/32                        23/32
        Fourth Quarter                 1 5/8                         1 5/8

                                       High                          Low
                                       ----                          ---
        1996                           Sales Price                   Sales Price
        ----                           -----------                   -----------
        First Quarter                  No Activity                   No Activity
        Second Quarter                 1 1/4                         1 1/16
        Third Quarter                  1 19/32                       1
        Fourth Quarter                 1 7/16                        7/8

 There are in excess of 300 shareholders of record of the Company's common stock

                                 USE OF PROCEEDS

     The Company will derive proceeds only from the exercise, if any, of the 1998 Private Placement Warrants to purchase 250,000 shares of Common Stock at $2.05 per share. The 1998 Private Placement Warrants are exercisable no later than April 22, 2001. Assuming the exercise of the Warrants to purchase 250,000 shares of Common Stock, the Company would receive aggregate proceeds of approximately $500,000 (before any expenses). If the Company were to receive such proceeds indicated above, said proceeds would be utilized for general working capital purposes.

     The Company may also use working capital for acquisitions.

     The foregoing represents the Company's best estimate of its use of the net proceeds from any exercise of the 1998 Private Placement Warrants based upon the current state of its business operations, its current plans and current economic and industry conditions. Further events, including the problems, delays, expenses and complications frequently encountered by businesses as well as changes in economic, regulatory or competitive conditions or the success or lack thereof of the Company's research and marketing activities and planned acquisitions, may require reallocation of funds or may require the delay, abandonment or reduction of the Company's efforts.

                                 CAPITALIZATION

      The following table sets forth the capitalization of the Company at December 31, 1997 and as adjusted to reflect: (1) the issuance and sale of 1,980,198 shares of Common Stock in the April 1998 private placement, (2) 250,000 shares of Common Stock issuable upon exercise of the 1998 Private Placement Warrants at $2.05 per share, (3) 100,000 shares of Common Stock issued in April 1998 upon exercise of the Class AA warrants and (4) the issuance of 1,066,585 shares of Common Stock upon conversion of the Convertible
Preferred Stock of the Company's BCA Services, Inc. subsidiary. Does not reflect losses from operations subsequent to December 31, 1997 including operations which were discontinued in February 1998 (HumanCAD), the charge that results from shareholder approval related to certain stock options and the charge for restructuring the Convertible Notes. See Notes 6, 7 and 8 to Consolidated Financial Statements. Such amounts are expected to be material.

                                                         December 31, 1997
                                          As adjusted         Actual
                                      -----------------  -----------------
Long-term debt and convertible
notes, including current portion
of $463,000                               $8,435,000         $8,435,000

Minority interest                                -0-            618,000

----------
Acquisition Preferred Stock, par
value $.01 per share, authorized
750,000 shares, no shares issued
or outstanding                                $-                 $-

Preferred Stock, par value-none,
authorized 2,000,000 shares, no
shares issued or outstanding                  $-                 $-

Common Stockholders' Equity:

Common Stock, $.01 par value;
65,000,000 shares authorized;
18,171,641 shares issued and
17,408,459 outstanding; 21,568,424
shares issued and 20,805,242
outstanding, as adjusted                      208,000            182,000

Paid-in surplus                            29,312,000         26,338,000

Unamortized financing charge               (4,290,000)        (4,290,000)

Deficit                                   (19,237,000)       (19,237,000)
  Less:
  Treasury Shares (763,182 shares)           (899,000)          (899,000)
                                          -----------        -----------
Common Stockholders' Equity               $ 5,094,000        $ 2,094,000
                                          ===========        ===========
Total Capitalization                      $13,529,000        $11,147,000
                                          ===========        ===========

                             SELECTED FINANCIAL DATA

      The summary historical financial data set forth below are derived from the audited consolidated financial statements of the Company as of December 31, 1997 and for the years ended December 31, 1997 and 1996 and from the Company's Drew Shoe subsidiary for the period from January 1, 1997 to September 22, 1997 (date of acquisition by the Company) and for the year ended December 31, 1996. The Company has accounted for the acquisition of Drew Shoe under the purchase method of accounting. As such, the Company's financial position at December 31, 1997 includes the financial position of Drew Shoe based upon an allocation of the purchase price of Drew Shoe. The Company's results of operations for the year ended December 31, 1997 include the operations of Drew Shoe for approximately three and one half months since its acquisition by the Company.

      The summary pro-forma financial data set forth below shows the unaudited pro-forma results of operations assuming that the Company had purchased Drew Shoe as of January 1, 1997. This information is derived from the financial statements described above as well as the pro-forma information appearing elsewhere in this Prospectus. This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges which are discussed in Notes 6 and 7 of the consolidated financial statements of the Company) and the amortization of preliminary fair value adjustments principally for increased depreciation. The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses to offset any anticipated profits, which cannot be assured, from Drew Shoe.

      The summary pro-forma financial data should be read in conjunction with the financial statements of the Company and Drew Shoe referred to above as well as to the unaudited pro-forma information of the Company and Drew Shoe, also included elsewhere in this Prospectus. Pro-forma results of operations are not necessarily indicative of the results of operations which would have been achieved had the Company actually acquired Drew Shoe on January 1, 1997.

                          Summary Financial Information
         (Dollar and Share Amounts In Thousands, Except Per Share Data)

                                                 Combined          The Company          The "Predecessor"
                                              Pro-Forma(a)(b)      Historical              Historical
                                              ---------------      -----------          -----------------
                                                  Year          Year        Year       January 1,
                                                  ended         Ended       ended         to      Year ended
                                                 December      December    December    September   December
Statement of Operations                          31, 1997      31, 1997    31,1996     22, 1997    31, 1996
Data:                                            --------      --------    -------     --------    --------
Net revenue ...................................   $ 15,083     $  3,959    $     29    $ 11,124    $ 14,609
                                                  --------     --------    --------    --------    --------
Income (loss) from
operations ....................................     (1,321)      (1,684)     (1,323)        419         285
                                                  --------     --------    --------    --------    --------
Interest and financing
costs(b) ......................................     (1,584)      (2,188)         54        (228)       (259)
                                                               --------    --------    --------    --------
Minority interests (b) ........................         --         (788)         --          --          --
                                                               --------    --------    --------    --------
Income (loss) from continuing
operations ....................................     (2,905)      (4,660)     (1,269)        191          26
                                                  --------     --------    --------    --------    --------
Discontinued operations .......................     (1,376)      (1,376)       (245)         --          --
                                                  --------     --------    --------    --------    --------
Net income (loss) (b) .........................     (4,281)      (6,036)     (1,514)        191          26
                                                  --------     --------    --------    --------    --------
Weighted average common shares ................     16,598       16,071      14,868          Na          Na
                                                  --------     --------    --------
Net loss per share -
continuing operations .........................   $  (0.18)    $  (0.29)   $  (0.08)         Na          Na
Net loss per share -
discontinued operations .......................   $  (0.08)    $  (0.09)   $  (0.02)         Na          Na
                                                  --------     --------    --------
Net loss per share ............................   $  (0.26)    $  (0.38)   $  (0.10)         Na          Na
                                                  ========     ========    ========

                          Summary Financial Information
              (Dollar Amounts In Thousands, Except Per Share Data)

                                     The Company
                                  December 31, 1997
Balance Sheet Data:               -----------------
Cash and cash equivalents .......     $ 1,594
                                      -------
Inventory .......................     $ 6,278
                                      -------
Working capital .................     $ 6,716
                                      -------
Total assets ....................     $14,177
                                      -------
Long term debt, net of
debt discount and current
maturities ......................     $ 7,972
                                      -------
Minority interests ..............     $   618
                                      -------
Stockholders' equity ............     $ 2,094
                                      -------

----------

Notes:

(a) Financial position includes the financial position, as of December 31, 1997 and the results of operations for the approximately three and one half months since its acquisition by the Company on September 22, 1997, of Drew Shoe. At December 31, 1997, an estimate of the fair value of assets and liabilities acquired in the acquisition of Drew Shoe has been made. Based upon such evaluation at December 31, 1997, there is not a material amount of goodwill recorded in the acquisition of Drew Shoe.
(b) Excludes non-recurring charges including the application of Emerging Issues Task Force pronouncement D-60 for the beneficial value of the conversion feature of certain financings completed in 1997 including $788,000 related to a convertible preferred stock of a subsidiary (charge to minority interest), an initial amount, through December 31, 1997, of approximately $1,635,000 related to a convertible note payable (interest and financing cost) and the write off of approximately $130,000 of costs associated with financings which the Company elected not to complete (interest and financing cost). See "Financial Statements", Notes to Condensed Consolidated Financial Statements, "Risk Factors - Charges to Operations from Recent Financings", and "Description of Securities" for a fuller discussion. Such charges are excluded from the summary pro-forma information above because they are non-recurring in nature.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      Except for the historical information contained herein, the following discussion contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below in "Factors That May Affect Future Results".

Overview

      The Company has historically been a software technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, corporations and government. On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew Shoe"), a designer, marketer, manufacturer and distributor of medical footwear. Drew Shoe had annual revenues of approximately $15.1 million in 1997 and $14.6 million in 1996 and has been in business for approximately 125 years. Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through utilization of Company technology (both existing and under development) into Drew Shoe products and a platform for further possible acquisition of medical footwear and related business.

      The Company's revenues have historically been derived primarily from ergonomic consulting services. In December 1997 the Board of Directors of the Company decided to sell the operations of the ergonomic consulting services business as discussed in Note 8 to Consolidated Financial Statements. In late February 1998, the Board of Directors of the Company decided to seek alternative value for the operations of the HumanCAD software division as discussed in Note 8 to Consolidated Financial Statements.

      Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be derived principally from the medical footwear business. Such revenues, taken by themselves and at levels which can reasonably be expected to be attained in the short term, are not expected to be sufficient to result in profitable operations for the Company. The Company is now a medical footwear and technology company with a focus on: (i) building its presence in medical footwear and related industries through internal growth and planned acquisitions, (ii) advancing the development and commercialization of the Company's Intelligent Surface Technology ("IST") and (iii) developing new technologies including its proprietary "microvalve." The Company has collaborative research and development relationships with the State University of New York at Stony Brook and with MCNC which provide valuable resources in strengthening the Company's technologies. Because of the significance of Drew Shoe's operations to the ongoing operations of the Company, Drew Shoe is considered a "predecessor" of the Company in the accompanying financial statements.

      See Liquidity and Capital Resources and Note 6 to Consolidated Financial Statements regarding the restructure of certain long-term debt.

Results of Operations

      Results of operations for 1997 are significantly impacted by restructuring developments including: (1) the acquisition of Drew Shoe (2) the sale of the Ergonomic Consulting Services business and the discontinuation of HumanCAD Systems division and (3) charges and costs related to the financing to acquire Drew Shoe and other financing during the year.

      Drew Shoe acquisition - Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.7 million plus the assumption of liabilities. Drew Shoe is a designer, manufacturer, marketer and distributor (both wholesale and retail) of medical footwear. The Company has accounted for its acquisition of Drew Shoe under the purchase method of accounting. As such, the results of operations of Drew Shoe are consolidated with the Company's 1997 operations for approximately three and one half months beginning on September 22, 1997. Drew Shoe had operating income of approximately $112,000

(before subsidiary interest and finance costs, net of interest income, of approximately $106,000). Further, the Company expects to take steps to build the revenue base and profitability of Drew Shoe. The Company expects that its revenues in the near term will be principally from Drew Shoe.

      Discontinued operations - As discussed in greater detail in Note 8 to the Consolidated Financial Statements, the Company has recorded the operations of the Ergonomic Consulting Services Division ("ECSD") and HumanCAD Systems Division ("HCAD") as discontinued operations. The two divisions represented combined revenues and operating losses of approximately $602,000 and $1,356,000, respectively, in 1997. These divisions were discontinued because ECSD did not generate operating profits for the Company and HCAD required capital which the Company could not obtain on favorable terms. Because the measurement date for the HumanCAD discontinuance is in late February 1998, there will be additional losses recorded from this activity until its discontinuance in the first quarter of 1998.

      Charges and costs related to financings (including minority interest charge)-Interest and financing costs for the year ended December 31, 1997 consisted principally of: (i) non-cash amortization of Unamortized charge for beneficial debt conversion of approximately $1,635,000 as a result of the application of EITF Statement D-60, (ii) costs of financings which the Company chose not to complete of approximately $130,000, (iii) amortization of debt discount of approximately approximately $180,000, and (iv) interest cost of approximately $300,000. See Note 6 to financial statements regarding the significant non-cash charge which results from the accounting under EITF Statement D-60.

      In addition to the interest and financing costs discussed above, the Company recorded a non-cash charge of approximately $788,000 to minority interests during 1997. This charge reflects the accounting for the beneficial conversion feature of subsidiary preferred stock issued during 1997. Such accounting, in accordance with EITF Statement D-60 is described in Notes 6 and 7 to the consolidated financial statements.

      Ongoing selling, general and administrative costs - Ongoing selling, general and administrative costs before considering such costs at the acquired company (Drew Shoe) totaled approximately $1,501,000 in 1997 compared to approximately $1,408,000 in 1996. The increase consists principally of approximately $150,000 related to increases in executive compensation and bonuses over the prior year, offset by various decreases. The Company will record a charge of approximately $1.2 million in the first quarter of 1998 related to stock options granted in 1997 (at their fair market value) which were approved by the shareholders in February 1998 when the market price of the Company's stock exceeded the option price.

      Research and development costs - In 1997, research and development costs consist principally of costs associated with the Company's development of a "microvalve" in collaboration with a third party, MCNC.

      License revenues - License revenues consist principally of revenues received from IST products and have not been significant in 1997 or 1996. One Company licensee, Textron, has launched a new product, in September 1997, utilizing IST in an automobile seat. It is expected that such product would generate license revenues for the Company in approximately the fourth quarter of 1998.

Liquidity and Capital Resources

      The September 22, 1997 purchase of Drew Shoe results in a significant change to the financial position, working capital, capital resources and liquidity of the Company. This results from: (i) the issuance of $6,000,000 of 10%/13% Convertible Notes, due as amended in April 1999, and Warrants, (ii) the secured credit facility with a bank and (iii) the purchase of significant operating assets in Drew Shoe (principally inventory, receivables, facilities and equipment), net of expenses and liabilities associated with the transactions. The Company's financial position, working capital and liquidity was also affected by the July and September issuance of an aggregate of $1,200,000 of convertible preferred stock of a subsidiary, all of which has been converted into common stock of the Company at March 31, 1998 (see Note 7 to Consolidated Financial Statements) and the January through March 1997 private placement of common stock and warrants for an aggregate consideration of $1,075,000. The changes in Company's financial position are reflected in the following table:

                          December 31, 1997     December 31, 1996
                          -----------------     -----------------
Cash                         $ 1,594,000           $  526,000
Inventory                    $ 6,278,000           $        0
Working capital              $ 6,716,000           $  438,000
Long-term debt (see below)   $ 7,972,000           $        0
Total Assets                 $14,177,000           $1,304,000
Shareholders equity          $ 2,094,000           $1,015,000

      See Notes 5, 6 and 7 to Consolidated Financial Statements for a description of the acquisition of Drew Shoe and the terms of the 10%/13% Convertible Notes, secured credit facility, convertible preferred stock and short term note payable. The structure of the secured credit facility with a bank is such that Drew Shoe cannot transfer cash to the Company other than in the ordinary course of business.

      Subsequent to December 31, 1997 a planned financing directed toward the development and marketing efforts of the HumanCAD division was terminated by the potential funding source. The losses of that division in the first quarter of 1998 are expected to be material to operations and the Company's liquidity.

      At December 31, 1997, the Company required additional capital in order to fund its operations during 1998. During April 1998, the Company commenced a private placement to raise an aggregate $2,000,000 through the issuance of common stock and warrants (See - Recent issuance of unregistered securities and Note 7 to Consolidated Financial Statements). The Company received $2,000,000 of gross proceeds (before amounts in escrow, $500,000, and expenses) from this financing by April 22, 1998. This financing would permit the Company to continue to pursue its business strategy for approximately 12 months. Thereafter, the Company may require additional capital to pursue its business plan (however, see next paragraph). Further, the capital raised in this financing would most likely not be sufficient to fund any significant acquisitions and is not planned to be used for that purpose. The Company expects that it will be required to raise additional capital in order to fund its acquisition strategy and to develop and exploit its "microvalve".

      On April 14, 1998, the Company and the holders of the 10%/13% Convertible Notes agreed to restructure the 10%/13% Convertible Notes (See -- Recent sales of unregistered securities, Risk Factors - "Secured Debt Coming Due in 1999; ", and Note 6 to financial statements). As part of the restructuring, the Company agreed to accelerate repayment of the obligation from September 19, 2002 to April 16, 1999, to grant a 10% interest in Drew Shoe and BCAM Technologies and to secure the obligation with all of the assets of the Company. As a result, the Company has a significant capital requirement to repay this obligation ($6,390,000) in less than one year or face default on the security. It is the Company's intention, the success of which cannot be assured, to refinance or otherwise restructure this obligation. If the Company is unable to restructure or refinance this obligation, the holders will have the right to foreclose on all of the assets of the Company.

Factors That May Affect Future Results

      The Company's future operating results are dependent on the Company's ability to: (i) obtain sufficient capital to fund its debts when they come due (including secured debt coming due in 1999), development, growth and acquisition plans, (ii) generate profitable growth at Drew Shoe, (iii) generate sufficient profits from operations to fund its debt service, (iv) identify and successfully close potential acquisitions on terms that are favorable to the Company (vi) achieve further successful development of IST and increase the number of licensees, and the commercialization of IST by its licensees, (vii) introduce IST in medical footwear and orthotic products and (viii) successfully develop the "microvalve", and in addition they are also dependent on, (ix) general economic conditions and conditions in the financial and medical footwear markets and related industries.

Forward-Looking Statements

      Information set forth in this Prospectus regarding the Company's plans for future operations constitutes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any forward-looking statements should be considered in light of the factors set forth in the "Risk Factors" section of this Prospectus.

                                    BUSINESS

      BCAM International Inc. (formerly Biomechanics Corporation of America prior to a name change effected June 22, 1995), was organized in 1984 under the laws of the State of New York.

GENERAL

      BCAM International, Inc. and subsidiaries (the "Company") has historically been a software technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, major corporations and government. On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew Shoe"), a designer, marketer, manufacturer and distributor of medical footwear. Drew Shoe had annual revenues of approximately $15.1 million in 1997 and $14.6 million in 1996 and has been in business for approximately 125 years. Drew Shoe provides the Company with ongoing revenue, as well as potential new product opportunities through utilization of Company technology (both existing and under development) into Drew Shoe products and a platform for further possible acquisition of medical footwear and related businesses.

      The Company's revenues have historically been derived primarily from ergonomic consulting services. In December 1997 the Board of Directors of the Company decided to sell the operations of the ergonomic consulting services business due to the inability of that business to generate operating profits for the Company. In late February 1998, the Board of Directors of the Company decided to seek alternative value for the operations of the HumanCAD Systems division as a result of the unavailability of financing, on acceptable terms to the Company, to further the necessary development activities of that division on a basis which would enhance shareholder value. Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be derived principally from the medical footwear business and related industries. Revenues from Drew alone are not expected to be at a level sufficient for the Company to achieve a profit.

      The Company's strategic focus is on building its presence in the medical footwear and related industries and on broadening and strengthening the development and commercialization of the Company's Intelligent Surface Technology ("IST") and its proprietary "microvalve". Because of the significance of Drew Shoe's operations to the ongoing operations of the Company, Drew Shoe is considered a "predecessor" of the Company in the accompanying financial statements.

      On September 9, 1997, the Company announced that the 1998 Cadillac STS would offer, as an option, a driver and passenger seat utilizing the Company's IST technology through a license agreement with McCord Winn Textron, Inc., a subsidiary of Textron, Inc.

      The Company's principal subsidiaries consist of Drew Shoe Corporation (medical footwear), BCAM Technologies, Inc. (principally IST and related technologies), BCA Services, Inc. (principally human ergonomics consulting which has been sold), HumanCAD Systems, Inc. (principally software development and marketing which operations have been reduced substantially while the Company seeks a strategic alternative for that business).

      The Company is a now a medical footwear and technology company with a focus on: (i) building its presence in medical footwear and related industries through internal growth and planned acquisitions, (ii) accelerating the development and commercialization of the Company's Intelligent Surface Technology ("IST") and (iii) developing new technologies including its proprietary "microvalve." The Company has collaborative research and development relationships with the State University of New York at Stony Brook and with MCNC which provide valuable resources in strengthening the Company's technologies.

      The Company anticipates that its business plan will be enhanced, subject to the availability of capital, by the acquisition of additional operating businesses in the medical footwear and related businesses and by the further development, subject to availability of capital, and commercialization of IST and "microvalve". The Company hopes, over time, to incorporate its IST and "microvalve" technology into intelligent medical footwear and other products. There is no assurance that the Company can accomplish its plans or achieve profitable operations or raise the capital which would be necessary to achieve its plans.

      Each of the Company's present and other businesses is described below.

(I) DREW SHOE CORPORATION

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. Drew has a 60,000 square foot manufacturing and a 40,000 square foot distribution, executive office and manufacturing facility in Lancaster, Ohio. Additionally, Drew operates approximately 15 retail medical footwear stores in various areas of the United States. Drew Shoe had annual revenues of approximately $15.1 million in 1997 and $14.6 million in 1996. Drew relies on its own retail stores for distribution (approximately 25%), sales to the Veterans Administration (11%) and sales to approximately 2,000 retail stores. Revenues from the wholesale division were approximately 75% of total revenues in each of 1997 and 1996. Drew has been in business for over 125 years and was primarily a comfort shoe manufacturer and distributor until 1992, when it shifted its focus to medical footwear. Medical footwear had been a small portion of the Company's business prior to 1992. Approximately 60% or more of Drew Shoe's sales are of women's shoes. The Company intends to continue to operate Drew Shoe as a manufacturer of medical footwear.

      The Company believes that the industry in which Drew Shoe operates is highly fragmented, has several relatively small competitors and represents an opportunity for consolidation within the industry. Further, the Company believes that related industries such as custom orthotics and other comfort products may be a good synergistic fit for the Company and that such companies may also represent an opportunity for consolidation. In addition to the opportunities which may exist in the consolidation of medical footwear, orthotic and related industries, the Company believes that it brings important "comfort" technology which may have application in medical footwear and related products. As such, Drew Shoe provides the Company with ongoing revenue, as well as potential opportunities through (i) a platform for possible further acquisitions of medical footwear and related businesses (ii) profit and systems improvement opportunities and (iii) the possible utilization of Company technology (both existing and under development) in medical footwear, orthotic and other products.

      Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be largely affected by the medical footwear business however, the operations of Drew Shoe alone are not sufficient to turn the Company profitable in the immediate future.

      The Company has financed the acquisition of Drew Shoe with convertible notes and bank debt that will add significant cash and non-cash charges for interest and financing. (See Recent sales of unregistered securities and Note 6 to Consolidated Financial Statements for a discussion of the acquisition financing as well as the April 1998 restructure which secures the financing with Company assets and accelerates the maturity date of the obligation to April 1999.)

(II) INTELLIGENT SURFACE TECHNOLOGY ("IST")

      Since 1991, the Company has developed technologies which resulted in eight issued patents, as well as various notice of allowance and additional patent filings related to its IST. IST empowers surfaces to automatically measure any part of the body touching that surface and then, in real time, adjust that surface to conform to that user's body to provide the ultimate in comfort and fit. Such a surface is considered an intelligent surface because it is able to learn about the user and recognize patterns of the user's activities through its proprietary software. The Company has identified applications for this technology in the primary areas of seating, footwear and bedding. In addition, the technology may be useful for handtools, exercise equipment, helmets, etc. The Company's strategy has been to license such technology to companies that can develop products that can exploit this technology.

Current Licensees

      Textron. The Company and McCord Winn Textron Inc., a subsidiary of Textron Inc. ("Textron") signed a Development and License Agreement in March 1993, amended in October 1993 and August 1996, whereby the Company granted an exclusive worldwide license to Textron to use the IST patents and know-how in the manufacture, use and sale of seats, and seating components for the transportation industry, wheelchairs, office furniture applications and hospital beds.

      In September 1997, Textron began selling an automobile seat to the Cadillac Division of General Motors for inclusion, as optional equipment, in the driver and front passenger seat for the 1998 Cadillac Seville STS model. Textron is obligated to pay the Company a royalty, after deduction of an agreed upon credit ($150,000) over four or more years, for the use of the Company's technology in the sale of the systems. There were no revenues in the 1997 financial statements from the sales of Textron. The Company anticipates, but cannot assure, based upon the information on sales activity and other information provided by Textron, that it will record license revenues in the second half of 1998.

      The August 1996 amendment obligated Textron to pay royalties to the Company through December 31, 1999, for any products designed using the Company's IST. After January 1, 2000, Textron shall be obligated to pay the Company royalties only for any products designed which actually incorporate IST patents and know-how transmitted to Textron by the Company after May 31, 1996. The Company has disclosed to Textron that it has received four patents and one "Notice of Allowance" after May 31, 1996.

      Reebok. In January 1994, the Company and Reebok International Ltd. ("Reebok") signed a world-wide exclusive licensing and development agreement for the use of IST for certain footwear. In addition, Reebok has a right of first refusal to obtain exclusive licenses to use IST on athletic, sport and fitness equipment fields of use. The fields of medical equipment and orthopedic devices are specifically excluded from the Reebok license. No revenue has been recorded in 1997 from this license. The Company and Reebok are continuing discussions.

      Sealy. In August 1996, the Company signed an agreement with Sealy, Inc. in which Sealy, Inc. has the option to license IST for its adjustable bed and a right of first refusal as applied to all bedding products (excluding medical bedding applications). No revenue has been recorded in 1997 from this license.

      The Company is in various stages of discussions with other companies about the possible license of IST for use in consumer seating and other products.

(III) PROPRIETARY SOFTWARE DEVELOPMENT

      Since 1989, the Company has developed, marketed, maintained, and continuously upgraded its Mannequin Pro(TM) software product. This proprietary software product was further developed and marketed by the Company's HumanCAD(R) division during 1997. In December 1997, the Company received a commitment for certain financing of the planned development and marketing activities of HumanCAD in 1998. The Company took an additional facility in Waterloo, Canada and hired additional sales and marketing and development personnel subsequent to that time. In late February 1998, the Company was advised by the funding source that it would no longer be interested in going forward with the planned financing. The Company then determined to seek alternative value for its investment in these software products and significantly reduced its development and marketing efforts. The operations of the division are considered a discontinued operation in the accompanying financial statements with a measurement date of February 1998. As such, additional charges to operations will be made in 1998. The related products of the HumanCAD division are as follows:

Mannequin Pro(TM)

      MannequinPro(TM) is a human modeling program that enables the user to render 3-dimensional scalable humanoid figures on a personal computer (PC). These figures can be articulated into any position and then can be viewed from any angle, distance or perspective. The result of that view can be printed, plotted or exported to other graphics software for further enhancement of the image. The figures can walk, bend, reach and grasp objects. A user can test the functionality of the design of almost anything used by humans. The Company has recently upgraded a Windows(R) version that processes in all Windows(R) platforms. The software is compatible with CAD and other graphic programs, and has motion capture capabilities useful for graphical illustrations and motion analysis. The Company believes that several universities, design organizations and government agencies, including NASA, are current users of the earlier version of MannequinPro(TM). HumanCAD has also developed a low cost version of MannequinPro called Mannequin OnSite.

(IV) ERGONOMIC CONSULTING SERVICES

      Until February 9, 1998, the Company had provided ergonomic consulting services in two areas: (i) Traditional Ergonomic Consulting Services, in Ergonomic Product Assessment and Redesign, and Ergonomic Workplace Assessment and (ii) Software Based Consulting Services, tailored to the implementation and use of the HumanCAD(R) line of ergonomic software products. Prior to the acquisition of Drew Shoe, Ergonomic Consulting Services represented the majority of revenues (over 75%) in 1997 and 1996. On February 9, 1998, this business was sold to a third party in exchange for 7.5% of revenues under contracts in process assumed by the third party plus certain defined future revenues.

      In Ergonomic Product Assessment and Redesign services, the Company performed comprehensive subjective and objective ergonomic testing on products that quantifies the product's relationship in terms of comfort, fit, useability and user performance to humans. This knowledge was used by product developers, manufacturers and industrial design firms to improve existing products and/or to develop new ones.

      In Ergonomic Workplace Assessment services, the Company provided industrial companies, government, and insurance companies with advice on how to reduce musculoskeletal injuries, through its proprietary EARLY(R) (Ergonomic Assessment of Risk and Liability) services and other consulting services. Other benefits are the potential for improved productivity, enhanced product and service quality.

      Efforts to exploit these technologies have been discontinued.

SALES AND MARKETING

Drew Shoe - Wholesale

      Drew Shoe markets its products through approximately eleven independent sales representatives and through the efforts of four employees who are part of a customer service telemarketing team. The sales representatives call on retail customers periodically during the year and solicit new orders based upon new product samples and seasonal catalogues, which reflect the Company's complete product line. The customer service telemarketing team calls or receives calls from customers who want to place fill-in orders. The Company's products are advertised locally by Drew customers. Drew participates in these costs based upon a preset formula. All orders are subject to credit approval and are shipped from Lancaster, Ohio.

Drew Shoe - Retail

      Drew Shoe's 15 retail stores service the medical footware needs of the communities in which they are located. Each store communicates its marketing message via newspaper advertising, direct mail and by calling on appropriate doctors in the community. Each store has a qualified staff in-house to assist the customer in meeting their specific footware needs.

Marketing Strategy for Licensing IST

In order for the Company to obtain new licensees, the Company's marketing strategy has focused on identifying organizations that:

      o     Are large,
      o     Are financially strong,
      o     Have marketing presence, and
      o     Have the financial resources to commercialize the technology

The Company will license the IST technology to organizations that meet the above criteria and will assist those organizations in commercializing the technology.

Research and Development

      The Company's research and development is focused on enhancing and commercializing the Company's core technologies. The Company attempts to minimize spending on research. Therefore, the Company typically will try to acquire the rights to use an existing technology, if available, rather than spend money and effort to invent a new technology. The Company will, however, fund research for technology, when the needed technology is not available. For example, in the case of certain components (i.e., a self-generating power supply and an intelligent switch) which are necessary to employ IST for handtools and footwear applications, the Company is seeking to acquire the rights to technology to manufacture such components instead of trying to invent those technologies. However, in the case of other control components (i.e., the microvalve that will control the "air pressure"), the Company is devoting resources to develop that technology, in order to be in a better position to exploit the commercial opportunities of IST in a miniaturized environment. The Company has a collaborative arrangement with MCNC to develop a microelectric mechanical device "microvalve" using MEMS (micro electric mechanical systems) technology. In the area of development, the Company is focusing on software and application engineering for IST to support products of its licensees and on development of the "microvalve". Further software developments include principally IST.

      The Company uses its internal resources and subcontractors, as needed, in its research and development activities. For example, the Company has established collaborative research and development relationships with the State University of New York at Stony Brook, MCNC and the New Jersey Institute of Technology, and plans to establish additional relationships with other universities, and government laboratories, as necessary.

Competition

Drew Shoe

      The Company competes in a fragmented medical and comfort niche market segment of the footwear market. Competition includes P.W. Minor, whose products are very similar to those offered by Drew Shoe. Various other companies compete with Drew on the fringe of the medical footwear market, including SAS, a large manufacturer and retailer of comfort oriented footwear for women and men.

IST

      Although there may be similar systems to the Company's IST, the Company believes that its patents and know-how protect its technology from competition.

Suppliers

      Drew Shoe depends on various raw materials and components to manufacture its shoes, many of which are dependent on one supplier. Drew Shoe does not have binding long-term supply contracts with these suppliers. Approximately 15% of Drew Shoe's supplies, primarily leather, are provided by Italian companies. The Company believes that its relationships with its vendors are satisfactory.

Government Regulation

      The Company's present and proposed activities are not generally subject to government regulation in the United States or other countries. The costs and effects of complying with environmental laws by the Company are not material.

Proprietary Information

      The patent process may be a significant protection for the Company's intellectual property. The Company has obtained eight patents and has filed nine additional United States patent applications relating to its IST. One of the patents filed may also be significant since it is for a component which the Company considers critical and needed to miniaturize the application of the IST. Such miniaturization may allow the Company to: a) accelerate the commercialization of many applications, b) enter the potentially large medical footwear market with applications for diabetics, arthritics and the aging population, and c) provide applications to other industries, such as the hand tool industry. The Company also has five U.S. patents in fields other than IST.

Major Customers

Drew Shoe

      During 1996 and 1997 the Veteran's Administration was Drew's largest customer accounting for approximately 11% of revenue each year. No other customer accounted for more than 5% of Drew's revenues in either year. IST The major customer for IST as the Company enters 1998 is Textron. See above.

The "Year 2000" issue

      At Drew Shoe, there are information systems used for general accounting, wholesale operations, retail operations and factory management. In October 1997, Drew Shoe, with the assistance of consultants, began a comprehensive review of its information systems, most of which are in need of upgrade in order to keep pace with the growth strategies of the Company. In connection with such efforts, Drew Shoe made capital expenditure commitments of approximately $50,000 to upgrade certain hardware and expects to make certain additional commitments for hardware, peripheral equipment, software and software upgrades in connection with its comprehensive review of its information systems. These efforts are expected to result in substantial change to the information systems of Drew Shoe over the coming eighteen months. In each effort, the "Year 2000" problem is being addressed as a priority item. Since the scope of proposed changes to the information systems at Drew Shoe is still under review, management is not able to estimate the cost, (which may be material), at this time, of changes to its systems.

      At the Company's corporate office, information systems are principally utilized for general accounting, word processing and analysis. Such system is not generally "Year 2000 Compliant" and the Company expects to upgrade such system during 1998 in order to be "Year 2000 Compliant". The Company does not believe that the cost of compliance with "Year 2000" will be material at its headquarters.

Employees

      As of December 31, 1997, the Company had approximately 275 employees, including approximately 255 persons employed by Drew Shoe, 5 employees devoted to Ergonomic Consulting and technology, 8 employees devoted to HumanCAD, 4 corporate administrative employees and 3 executive officers. Approximately 10 of those employed at December 31, 1997 have been terminated or notified of termination in connection with the sale of the Ergonomic Consulting Division and the substantial reduction in activity of the HumanCAD division. Of the 255 employees at Drew Shoe, approximately 18 are employed part time and approximately 155 are covered by a collective bargaining agreement that expires in May 1998. In addition, the Company has established a collaborative research and development relationship with the State University of New York at Stony Brook and plans to establish additional relationships with other universities, government laboratories, and other sub-contractors.

      The Company has been able to attract and retain skilled employees by offering competitive salaries and benefits. The Company believes that its relationship with its employees is good.

PROPERTY

      Since 1990, the Company has leased office space at 1800 Walt Whitman Road, Melville, New York. The Company's lease expires on March 31, 2000. The current annualized lease rate for this space is approximately $150,000, which is subject to annual increases. The facility, which contains approximately 8,400 square feet, includes biomechanics research laboratories and an ergonomic library as well as offices. The laboratories were used both for testing and for the redesign of products and are largely unused as a result of the sale of the Ergonomic Consulting Services Division. Additionally, library and office space under this lease are presently in excess of the

Company's present needs. The Company has concluded, in May 1998, lease modification which will permit the Company to move into exchange its present space for approximately 4,100 square feet at the same location. The new rental will be approximately $84,000, subject to annual increases and expiring in March of 2001. The Company's HumanCAD division has two development facilities, one in Toronto, Canada and one in Waterloo, Canada. Such facilities contain an aggregate of approximately 3,000 square feet and were utilized for development and executive offices. The Company hopes to sublet such facilities, if possible. Drew Shoe owns a 40,000 square foot facility at 252 Quarry Road, Lancaster, Ohio. This facility serves as Drew Shoe's executive office as well as warehouse and certain manufacturing facilities. Drew Shoe also owns a 60,000 square foot manufacturing facility on Forest Rose Avenue in Lancaster, Ohio that houses its principal manufacturing operations. Drew Shoe leases retail space to house its 15 retail outlets. Such facilities call for aggregate annual rentals of approximately $286,000 per year.

LEGAL PROCEEDINGS

      In January 1998, Ulin & Holland Incorporated ("U & H") filed suit against the Company's Drew Shoe subsidiary in United States District Court for the District of Massachusetts. The suit alleges that U & H was retained in 1992 by Drew Shoe pursuant to which U & H alleges that it is due a fee of not less than $297,000 in connection with the Company's acquisition of Drew Shoe. Drew Shoe disputes this claim and the Company intends to vigorously defend this action.

      There are no other material legal proceedings pending against the Company.

DIVIDENDS

      The Company has paid no cash dividends on its Common Stock since its inception and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

Forward-Looking Statements

     Information set forth in this Prospectus regarding the Company's plans for future operations constitutes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any forward-looking statements should be considered in light of the factors set forth in the "Risk Factors" section of this Prospectus.

                                   MANAGEMENT

Directors and Executive Officers

As of May 14, 1998, the directors and executive officers of BCAM International, Inc. ("the Company") are as follows:

Name                 Class   Age   Position with Company
------               -----   ----  ---------------------
Michael Strauss        I     56    Chairman, President, Chief Executive Officer
                                   and Director
Robert P. Wong         I     56    Vice Chairman, Chief Technology Officer
                                   and Director
Norman B. Wright      II     61    Vice Chairman, President and Chief
                                   Executive
                                   Officer, HumanCAD(R) Systems and Director
Charles G. Schuyler          50    President and Chief Executive Officer of Drew
                                   Shoe Corporation (a subsidiary of the
                                   Company)
Kenneth C. Riscica           44    Vice President - Finance, Chief Financial
                                   Officer, Treasurer and Secretary
Joel L. Gold          II     56    Director
Glenn F. Santmire    III     54    Director
Mark L. Plaumann       I     42    Director
Stephen Savitsky     III     52    Director
Joseph Jacobs         __     __    Director

      The Company's directors have historically been elected by the Company's stockholders at each annual meeting or, in the case of a vacancy, were appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Officers are appointed by and serve at the discretion of the Board of Directors. At the 1997 Annual Meeting of Stockholders, held on February 19, 1998, the stockholders approved a resolution providing for the staggered election of members of the Board of Directors. The Company has elected to group the Directors into three classes, with each class to serve for a three year period. In that manner, the shareholders benefit from continuity and experience of the Directors. The Directors are grouped into Class I, Class II and Class III. In the first year of such classifications, it is necessary to stagger the period of service of the Classes. Thereafter, members of each Class would serve for three years. Therefore, Class I Directors serve for a three year period ending with the annual meeting of shareholders following the year ended December 31, 1999, Class II Directors serve for two years until the annual meeting following the year ended December 31, 1998 and the Class III Directors serve for one year until the next annual meeting of the shareholders.

      Michael Strauss became the Company's President and Chief Operating Officer effective January 2, 1995 and its Chairman of the Board and Chief Executive Officer on February 16, 1995. From 1991 to December 31, 1994, Mr. Strauss was President and Chief Operating Officer of Colorado Prime Corp., a home food service company providing home delivery of high quality, custom designed food programs to retail customers. From 1984 to 1991, he was Chairman and Chief Executive Officer of Capital Credit Corporation, a subsidiary of Union Corporation, a New York Stock Exchange Company. Capital Credit Corporation provides receivables management and consumer debt collection services to corporations in the financial services, telecommunications, health care and related businesses. Prior to his tenure at Union Corporation, Mr. Strauss was employed by American Express Company in various senior management positions including Executive Vice President of the Financial Services Division of Shearson Lehman Brothers, Executive Vice President of Travel Related Services, and President of American Express Canada, Inc. Mr. Strauss has a BBA from the City University of New York and an MBA from the Baruch School-City University of New York.

      Robert P. Wong was appointed Vice Chairman of the Board and Chief Technology Officer in February 1995, after having become a director since February of 1994. From September 1996 through October 15, 1997, Mr. Wong also served as Acting Chief Financial Officer, Acting Secretary and Acting Treasurer. Previously, from February 1994 through February 1995, Mr. Wong worked as a representative for the Prudential Insurance Company, and was a private investor from 1989 to February 1995. Over the previous 27 years, Mr. Wong was founder and president of several technology companies and president of several subsidiaries of Coordinated Apparel, Inc. Mr. Wong has an SB in Electrical Engineering and also an SB in Industrial Management from Massachusetts Institute of Technology.

      Norman B. Wright was appointed President and Chief Executive Officer of the Company's HumanCAD Systems division and Vice-Chairman of the Board of Directors of the Company in April of 1997. Previously, Mr. Wright was President and Chief Executive Officer of Virtek Vision International, Inc., a Canadian-based, multi-national laser-projection machine intelligence and pattern analysis systems designer and manufacturer. Prior to that he has held senior management posts in several companies and has launched and guided a number of public software technology companies through their successful development.

      Charles G. Schuyler was appointed a director in September of 1997 and resigned as a director effective April 1, 1998. Mr. Schuyler is President and Chief Executive Officer of Drew. Drew Shoe was acquired by the Company on September 22, 1997. Mr. Schuyler commenced his employment with Drew Shoe in 1970 and became a 50% principal owner in 1982. Mr. Schuyler is a member of the National Shoe Retailers Association, Pedorthic Footwear Association and Two/Ten Foundation. Mr. Schuyler is a graduate of Ohio University majoring in Economics.

      Kenneth C. Riscica joined the executive officers of the Company as Vice President - Finance, Chief Financial Officer, Treasurer and Secretary effective October 16, 1997. Mr. Riscica, formerly a partner in charge of an emerging companies practice group with Arthur Andersen & Co. LLP (having been a partner from 1987 to 1992 after joining the firm in 1976), more recently served as Chief Executive Officer of Riscica Associates, Inc.,(1993-1997) a financial and management consulting firm and as Chief Financial Officer of Magna-Lab, Inc., a publicly traded medical technology company (1993 to 1997).

      Joel L. Gold was elected a Director in February 1994. Since September 1997, Mr. Gold has served as Vice Chairman of Coleman and Company Securities Inc., and Senior Managing Director of Interbank Capital Group, LLC. From April 1996 to September 1997, Mr. Gold was Executive Vice President of L.T. Lawrence Co., an investment banking firm. From April 1995 to April 1996, Mr. Gold was a managing director and head of investment banking at Fechtor & Detwiler. From 1993 to 1995, Mr. Gold was a managing director at Furman Selz Incorporated, an investment banking firm. Prior to joining Furman Selz, from 1991 to 1993, he was a managing director at Bear Stearns & Co., an investment banking firm. Previously, Mr. Gold was a managing director at Drexel Burnham Lambert for nineteen years. He is currently a member of the Board of Directors of Concord Camera, Sterling Vision, Inc. and Life Medical Sciences, Inc. Mr. Gold has a law degree from New York University and an MBA from Columbia Business School.

      Glenn F. Santmire was appointed a director in October 1995. Since 1995 he has been employed by Unisys Corporation as Group Vice President of the Worldwide Services-Market Sector Group. From 1994 to 1995 he was President of GFS Associates, Inc., a consulting firm which he founded. From 1992 to 1994 Mr. Santmire was a Senior Vice President at Mastercard International and from 1990 to 1992 he was President of Enhanced Telephone Services, Inc., a subsidiary of Citibank. Mr. Santmire possesses both a BA and an MBA degree from New York University as well as a law degree from George Washington University School of Law.

      Mark L. Plaumann was appointed a director in September of 1997. Mr. Plaumann has been a Senior Vice President of Wexford Management from January 1996 to March 1997 and is presently a consultant to that firm, and since March 1995 has been a director and/or Vice President of the general partner of various public partnerships managed by Wexford Management. Mr. Plaumann joined the predecessor entities of Wexford Management in February 1995. Prior to joining Wexford Management, Mr. Plaumann was a Managing Director of Alvarez & Marsal, Inc., a crisis management consulting firm, from 1990 to 1995, and from 1985 to 1990 he was with American Healthcare Management, Inc., an owner and operator of hospitals, where he served in a variety of capacities, most recently as its President. Prior to that he was with Ernst & Young LLP in its auditing and consulting divisions for eleven years. Mr. Plaumann is a director of Wahlco Environmental Systems, Inc., a manufacturer of environmental conditioning systems.

      Stephen Savitsky was appointed a director in October of 1997. Mr. Savitsky is the Founder, Chairman of the Board of Directors and Chief Executive Officer, since 1988, of Staff Builders, Inc., a provider of temporary services to the home healthcare industry in the United States. Mr. Savitsky has a BA in Economics from Yeshiva University and an MBA in Marketing and Finance from Baruch School of Business.

      Joseph Jacobs is the President of Wexford Management LLC (an investment management firm providing services for a series of investment partnerships, including Impleo, LLC, the holder of $5,000,000 face amount of Convertible Notes, several public companies and several private investments).

      All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships between any of the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers. The Company's officers are elected annually by the Board of Directors and serve at the discretion of the Board.

      The Company carries insurance providing indemnification to all of the Company's directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. To date, no sums have been paid to any past or present director or officer of the Company under this or any prior indemnification insurance policy.

      The New York Business Corporation Law permits a corporation, through its certificate of incorporation, to prospectively eliminate or limit the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declarations of dividends, and transactions from which the director personally gained in fact a financial profit or other advantage to anything he was not legally entitled. The Company's Restated Certificate of Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

                           SUMMARY COMPENSATION TABLE

                                                                          Long Term
                                 Annual Compensation                  Compensation Awards
                            ---------------------------    ------------------------------------------
Name and Principal                    Salary       Bonus    Other Annual    Options     All Other
Position                    Year       ($)          ($)    Compensation($)    (#)     Compensation($)
                            ----      ------        ---    ---------------  -------   ---------------
Michael Strauss (1)
    Chairman, President,
    Chief Executive         1997    $ 225,000    $ 100,000    $  9,000    2,000,000        --
    Officer and Chief       1996    $ 200,000           --    $  8,280           --        --
    Operating Officer       1995    $ 200,000           --    $  7,743    1,000,000        --
Robert P. Wong (2)
    Vice Chairman and       1997    $ 127,000    $  25,000    $  6,000      750,000        --
    Chief Technology        1996    $ 102,000           --    $  6,000           --        --
    Officer                 1995    $  87,000           --    $  2,000      492,500        --
Norman Wright (3)
    Vice Chairman and
    Chief Executive         1997    $  93,750    $  25,000    $   7000      750,000        --
    Officer of the          1996           --           --          --           --        --
    HumanCAD division       1995           --           --          --           --        --

(1) Mr. Strauss became employed by the Company as its President and Chief Operating Officer on January 2, 1995 at an annual salary of $200,000. He subsequently became Chairman and Chief Executive Officer on February 16, 1995
(2) Mr. Wong was elected a Director in February, 1994. He became employed by the Company as its Chief Technology Officer, and was appointed Vice Chairman, on February 16, 1995 at an annual salary of $84,000, which was subsequently raised to $102,000. From September, 1996 through October 15, 1997, he also served as Acting Chief Financial Officer, Acting Secretary and Acting Treasurer.

(3) Mr. Wright became Vice Chairman of the Board and President and Chief Executive Officer of HumanCAD Systems Division in April 1997. Pursuant to a consulting agreement effective April 7, 1997, and expiring April 7, 1999, unless renewed, Mr. Wright receives a basic consulting fee at a rate of $125,000 per annum and a performance bonus of at least $25,000 per year for the first two years.

                        Option Grants in Fiscal Year 1997
                                Individual Grants

                                            % of Total Options
                     Number of Securities       Granted to
                      Underlying Options   Employees in Fiscal  Exercise of Base
Name                      Granted (#)          Year 1997(9)       Price ($/SH)     Expiration Date
Michael Strauss         1,000,000 (1)             25%                $0.75          5/07/07
Chairman, President     1,000,000 (2)             25%                $1.52          9/17/07
& Chief Executive
Officer

Robert P. Wong
Vice Chairman,
Chief Technology          500,000                 12%                 $0.75          5/7/07
Officer                   250,000                  6%                 $1.52          9/7/07

Norman L. Wright
Vice Chairman and
Chief Executive
Officer of Human          500,000 (5)             12%                 $0.75          5/7/07
CAD Systems               250,000 (6)              6%                 $1.52          9/7/07

----------

1 Options vested are as follows: 333,333 shares on May 7, 1997; and 333,334 shares on January 1, 1999.

2 Options vested are as follows: 333,333 shares on September 17, 1998; and 333,334 shares on September 17, 2000.

3 Options vested are as follows: 250,000 shares on May 5, 1997; and 250,000 shares on May 5, 1998.

4 Options vested are as follows: 83,333 shares on September 17, 1998; 83,333 shares on September 17, 1999; and 83,333 shares on September 17, 2000.

5 Options vested are as follows: 250,000 shares on May 5, 1997; and 250,000 shares on May 5, 1998.

4 Options vested are as follows: 83,333 shares on September 17, 1998; 83,333 shares on September 17, 1999; and 83,333 shares on September 17, 2000.

Option Exercises and Holdings

      The following table sets forth information concerning the exercise of stock options by the Named Executives during the Company's fiscal year ended December 31, 1997 and the value of any in-the-money unexercised stock options as of December 31, 1997:

    Aggregated Option Exercises in Last Fiscal Year and Current Option Values


                              Aggregated Option         Number of Securities
                              Exercises in 1997        Underlying Unexercised       Value of Unexercised
                                             Value     Options at December 31,     In-the-Money Options at
                         Shares Acquired    Realized           1997(#)              December 31, 1997
Name                      or Exercised (#)    ($)     Exercisable/Unexercisable   Exercisable/Unexercisable
Michael Strauss
Chairman, President &
Chief Executive Officer       ____            ____       1,316,666/1,683,334        203,666/98,833
Robert P. Wong
Vice Chairman , Chief
Technology Officer            ____            ____         889,375/360,625          157,188/4,813
Norman Wright
Vice Chairman and
Chief Executive Officer
of HumanCAD Systems           ____            ____         500,000/250,000          140,000/-0-

Employment Agreements

Michael Strauss

      Mr. Michael Strauss became the President and Chief Operating Officer of the Company effective January 2, 1995 pursuant to an employment agreement dated October 13, 1994 and amended on February 16, 1995. On February 16, 1995 Mr. Strauss became the Chief Executive Officer and Chairman of the Board of Directors. Pursuant to a revised employment agreement effective January 1, 1997, and expiring December 31, 1999, unless renewed, Mr. Strauss receives a base salary at a rate of $225,000 per year. Mr. Strauss shall be entitled to receive a bonus, which amount for the period ending December 31, 1997 shall not exceed $100,000 nor be less than $25,000. The amount of the bonus for the years ending December 31, 1998 and December 31, 1999 shall be agreed to by Mr. Strauss and the Company by December 31, 1997, and be based upon mutually agreed to objectives for Mr. Strauss. Mr. Strauss is also entitled to participate in any pension plans or bonus plans of the Company or of any subsidiary, which ever is more beneficial to him, to be included in the Company's health, disability, life insurance and other benefit plans, and to receive an allowance for the cost of an automobile.

      Mr. Strauss received, in addition to his salary and any bonus, (i) options to purchase at the fair market value January 2, 1995, an aggregate of 300,000 shares of common stock of the Company, scheduled to vest and become exercisable for 100,000 shares on January 2, 1996, for 100,000 shares on January 2, 1997, and for 50,000 shares on January 2, 1998 and 1999, respectively; (ii) options to purchase at the fair market value on February 16, 1995, an aggregate of 200,000 shares of common stock of the Company, scheduled to vest and become exercisable for 50,000 shares on February 16, 1996, 1997, 1998 and 1999 respectively; (iii) options to purchase at the fair market value on May 7, 1997, an aggregate of 1,000,000 shares of common stock of the Company, scheduled to vest and become exercisable 33 1/3% of such shares immediately, 33 1/3% of such shares on January 2, 1998, and 33 1/3% of such shares on January 2, 1999, (iv) options to purchase, at the fair market value on July 3, 1995, an aggregate of 500,000 shares of common stock of the Company, scheduled to vest and become exercisable for 100,000 shares on each of the succeeding four anniversary dates, and (v) options to purchase at the fair market value on September 17, 1997, an aggregate of 1,000,000 shares of common stock of the Company, scheduled to vest and become exercisable 33 1/3% of such shares on September 17,1998, 33 1/3% of such shares on September 17, 1999, and 33 1/3% of such shares on September 17, 2000. All options granted hereunder shall be incentive stock options to the extent they may qualify for such treatment.

Robert P. Wong

      Mr. Robert P. Wong became Vice Chairman of the Board and Chief Technology Officer of the Company effective February 16, 1995. Pursuant to an employment agreement effective January 1, 1997, and expiring December 31, 1998, unless renewed, Mr. Wong receives a base salary at a rate of $127,000 per annum. Mr. Wong shall be entitled to receive a bonus, which amount for the period ending December 31, 1997 shall not exceed $70,000 nor be less than $25,000. The amount of the bonus for the year ending December 31, 1998 shall be agreed to by Mr. Wong and the Company by December 31, 1997, and be based upon mutually agreed to objectives for Mr. Wong. Mr. Wong is also entitled to participate in any pension plans or bonus plans of the Company or of any subsidiary, which ever is more beneficial to him, to be included in the Company's health, disability, life insurance and other benefit plans, and to receive an allowance for the cost of an automobile.

      Mr. Wong received, in addition to his salary and any bonus, (i) option to purchase at the fair market value on July 21, 1994 an aggregate of 7,500 shares of common stock of the Company scheduled to vest and become exercisable on July 21, 1995; (ii) options to purchase at fair market value on February 16, 1995 an aggregate of 200,000 shares of common stock of the Company, scheduled to vest and become exercisable for 10,000 shares on August 16, 1995, for 51,250 shares on February 16, 1996, for 51,250 shares on February 16, 1997, for 43,750 shares on February 16, 1998, and for 43,750 shares on February 16, 1999; (iii) options to purchase at the fair market value on June 22, 1995 an aggregate of 25,000 shares of common stock of the Company, scheduled to vest and be exercisable for 10,000 shares on June 22, 1995, for 7,500 shares on June 22, 1996, and for 7,500 shares on June 22, 1997; (iv) options to purchase at the fair market value on July 3, 1995, an aggregate of 267,500 shares of common stock of the Company, scheduled to vest and be exercisable for 66,875 shares on each of the succeeding anniversaries of the grant, over four years; and (v) options to purchase at the fair market value on May 7, 1997, an aggregate of 500,000 shares of common stock of the Company, scheduled to vest and become exercisable 50% of such shares immediately and 50% of such shares on January 2, 1998. Subsequently, on September 17, 1997, he was granted on option to purchase 250,000 shares of common stock of the Company, scheduled to vest and become exercisable, in equal amounts on the anniversary of the grant, over three years. All options granted hereunder shall be incentive stock options to the extent they may qualify for such treatment.

Norman B. Wright

      Mr. Norman B. Wright became Vice Chairman of the Board and President and Chief Executive Officer of the HumanCAD Systems division in April 1997. Pursuant to a consulting agreement effective April 7, 1997, and expiring April 7, 1999, unless renewed, Mr. Wright receives a basic consulting fee at a rate of $125,000 per annum. Mr. Wright is entitled to receive a performance bonus on an annual basis within 30 days of the end of the Company's fiscal year. The amount of such bonus shall be fixed by the board of directors of the Company acting upon recommendations from Management and its Compensation Committee, provided that the minimum amount of incentive bonus payable to Mr. Wright in respect of each of the first two years of the engagement will be not less than $25,000.00. Mr. Wright is also entitled to receive an allowance for the cost of an automobile, and will be reimbursed for the costs of maintaining a health plan, including a term life insurance policy.

      Mr. Wright received, in addition to his salary and any bonus, options to purchase at the fair market value on May 7, 1997, an aggregate of 500,000 shares of common stock of the Company, scheduled to vest and become exercisable 50% of such shares immediately and 50% of such shares on April 7, 1998. Subsequently, on September 17, 1997, he was granted on option to purchase 250,000 shares of common stock of the Company, scheduled to vest and become exercisable, in equal amounts on the anniversary of the grant, over three years. All options granted hereunder shall be incentive stock options to the extent they may qualify for such treatment

      Notwithstanding the fixed term of the engagement, the Company may terminate the engagement of Mr. Wright at any time for cause including but not limited to any material breach of the provisions of the agreement by Mr. Wright.

Limitation of Liability of Directors; Indemnification of Directors and Officers; Directors and Officers Insurance

      Sections 721 through 725 of the New York Business Corporation Law provide that New York corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in such actions, suits or proceedings. Article Seventh of the Company's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company generally in accordance with New York law.

      Section 721 of the New York Business Corporation Law permits a corporation to enter into agreements with its directors and officers providing for indemnification for actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors or officers, against expenses incurred in such actions, suits or proceedings, provided, however, that no such indemnification may be provided if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Pursuant to such authority, the Company has entered into an agreement with each of its current directors indemnifying them to the maximum extent permitted by Section 721. The agreement provides for the indemnification of these individuals against any and all civil or criminal actions or proceedings brought as a result of such individual being a director or officer of the Company and any judgments and amounts paid in settlement costs and expenses, including reasonable attorneys fees. No indemnification may be made, however, if a judgment or final adjudication establishes that the individual committed acts in bad faith or with deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained financial profit or other advantage to which he was not legally entitled. Such indemnification shall be made only by the Board acting with a quorum consisting of directors who are not parties to the action in question, or by independent legal counsel, or by the stockholders and in all cases only after a finding that the applicable standard of conduct has been met.

      Under Section 722(a), the corporation may indemnify any director or officer in any action (other than an action by or in the right of the corporation) brought against him by reason of the fact that he, his testator or intestate was a director or officer of the corporation, or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation. Indemnification may be given for judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer is shown to have acted in good faith, in furtherance of a purpose believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, to have had no reason to believe such conduct was unlawful.

Section 722(c) of the New York Business Corporation Law provides for permissive indemnification by the corporation of directors and officers, sued by or in the right of the corporation, against reasonable expenses including attorney's fees unless the director or officer is found to have breached his duty to the corporation under Section 717 or Section 715(h) of the Business Corporation Law, respectively. Amounts paid under this section may not include amounts paid in settlement of a threatened or pending action and expenses incurred in defense of a threatened action or settlement of a pending action without court approval.

      Indemnification may be by court order under Section 724 or by approval of the corporation in the manner set forth in the statute. Under Section 723(a), success on the merits or otherwise entitles the director or officer to indemnification under Section 722. If not wholly successful, indemnification shall be made by the corporation only if a quorum of the board, not including parties to the action, finds that the standards of Section 722 have been met. If a quorum cannot be obtained, approval may be by the board upon (i) the opinion of independent legal counsel or (ii) a determination by the stockholders that the standards of conduct have been met by the director or officer. Expenses may be paid in advance if authorized by one of the methods discussed above. Under
Section 724, if the corporation fails to provide indemnification, the director or officer may apply to the court and may receive indemnification to the extent authorized under Section 722. Expenses may also be advanced if the court finds the defendant director or officer to have raised genuine issues of fact or law. Expenses advanced must be repaid to the corporation if (i) the director or officer has not met the applicable standard which entitles him to indemnification or (ii) if he has been paid in excess of the amount to which he is entitled. Indemnification may not be made if it is inconsistent with the corporation's certificate, by-laws, board resolutions or agreements or a condition imposed by the court in approving a settlement.

      The New York Business Corporation Law permits a corporation through its certificate of incorporation to prospectively eliminate or limit the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which the director personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company's Restated Certificate of Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

       The Company maintains directors and officers liability insurance.

Stock Option Plans

      The Board of Directors and the Shareholders of the Company approved and adopted the 1995 Stock Option Plan(the "1995 Plan"). Pursuant to the 1995 Plan, the Company is permitted to issue ISOs and NQOs to employees, directors or consultants of the Company (ISOs and NQOs are hereinafter collectively referred to as "Options"). ISOs under the 1995 Plan are intended to qualify for the tax treatment accorded under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). NQOs are intended to be Options which do not qualify for the tax treatment accorded under Section 422 of the Code. The purpose of the 1995 Plan is to assist the Company in attracting and retaining the services of competent employees, directors and consultants. The 1995 Plan replaces all prior option plans and no further options will be granted under the prior option plans.

      Under the Code, generally, there will be no tax consequences from the grant or exercise of an ISO under the 1995 Plan. An employee holding (i) an ISO at least two years from the date of grant and (ii) the Common Stock issued on exercise for at least one year after the exercise, will have long term capital gain or loss income tax treatment for the gain or loss recognized on the sale of the Common Stock. The difference between the fair market value of the Common Stock at the time the ISO is exercised and the exercise price will be an "item of adjustment" under Code Section 56(b)(3) for purposes of the Alternative Minimum Tax under Code Section 55. If an employee disposes of the Common Stock without meeting these holding period requirements, the employee will realize ordinary income equal to the difference between the lesser of the fair market value of the Common Stock on the date of exercise and the exercise price or the amount realized over the adjusted basis and capital gain treatment for any excess realized, and the Company will be entitled to a corresponding income tax deduction, in an amount equal to the ordinary income realized by the employee. When an employee is entitled to capital gain treatment on the sale of the Common Stock, there is no taxable event to the Company. The employee also must remain a Company employee from the time the ISO was granted until three (3) months before the date of actual exercise, except that disabled employee or a deceased employee's representative may exercise an ISO twelve (12) months after termination of employment.

      Under the Code, generally, there will be no tax consequences from the grant of a NQO under the 1995 Plan. An employee, director or consultant holding a NQO shall be deemed to receive compensation upon exercise of the NQO in an amount equal to the excess, if any, of the fair market value of the Common Stock issued on exercise over the exercise price. The employee, director or consultant will realize ordinary income, and the Company will be entitled to a corresponding income tax deduction, in an amount equal to such excess. Such income constitutes "wages" subject to the withholding requirements of the Code. The basis of the Common Stock acquired pursuant to the NQO will be increased by the amount of taxable income attributable to the exercise. All gain or loss on the sale of the Common Stock will be capital gain or loss.

      The foregoing is based upon the current Federal tax laws and regulations and is not a complete description of the tax aspects of the 1995 Plan. In addition, each optionee may be subject to state and local taxes.

      All employees, directors and consultants of the Company, any subsidiary or any parent of the Company are eligible to participate in the 1995 Plan. Currently, three officers, three non-officer directors, and all other employees are eligible to participate. The Board of Directors anticipates that the number of eligible employees, directors and consultants may increase with the growth of the Company.

      The 1995 Plan is administered by the Board of Directors of the Company, which to the extent it shall determine may delegate its powers with respect to the administration of the 1995 Plan to a committee (the "Committee") consisting of not less than three members, who shall be directors of the Company. To the extent permitted under the express provisions of the 1995 Plan, the Board of Directors shall have authority to determine which employees, directors or consultants are eligible to receive Options, the number of shares covered by each grant of an Option, and otherwise to interpret and administer the 1995 Plan. The Board of Directors may at any time terminate the 1995 Plan and may, under certain circumstances, amend the 1995 Plan, provided that no amendment may materially increase the maximum number of shares subject to the 1995 Plan, materially increase the maximum benefits accruing under the 1995 Plan, materially modify the requirements for eligibility, make any change requiring shareholder approval under the Code or the 1934 Act, or change the terms of an outstanding Option without the consent of the optionee.

      Under the 1995 Plan, ISOs to purchase shares of the Company's Common Stock shall not be granted with an exercise price less than 100 percent of the fair market value of the Common Stock on the date the ISO is granted; provided, however, than an employee that owns more than ten (10%) percent of the voting power of all classes of the Company's Common Stock shall not be granted an ISO with an exercise price of less than 110% percent of the fair market value of the Common Stock on the date of the grant. The option price per share with respect to each NQO granted under the 1995 Plan shall be determined by the Board of Directors. The employee, director or consultant shall pay for the Common Stock acquired on exercise of Options under the 1995 Plan by delivering a check payable to the order of the Company, or cash, a promissory note, or shares of Common Stock having a fair market value on the date of delivery equal to aggregate exercise price for such number of Option shares and any income tax withholding due. In no event shall the optionee have any right or status as a shareholder prior to the issuance of the Option shares.

      Options under the 1995 Plan shall have a term of not more than ten (10) years; provided, however, that in no event shall any ISO granted to a person then owning more than ten (10%) percent of the voting power of all classes of the Company's Common Stock be exercisable more than five (5) years after the date the Option is granted. Except for provisions requiring acceleration of vesting, no Option shall vest or be first exercisable prior to six months from the date of grant. Any Option granted to an employee under the 1995 Plan shall terminate three (3) months after termination of employment, except as may be extended by the Board. Any Option granted to a consultant or non-employee director shall terminate twelve (12) months after he ceases to be a consultant or non-employee director, except as may be extended by the Board. Any Option granted under the 1995 Plan shall terminate (i) on the earlier of the expiration of the Option or twelve (12) months after the date on which the optionee ceases to be an employee, a non-employee director, or a consultant if such termination results from the optionee's permanent and total disability; and (ii) on the earlier of the expiration of the Option or twelve (12) months after the optionee's death, if the optionee was an employee, non-employee director or consultant at death, during which period the optionee's executors or administrators may exercise any Option not exercised by the optionee during his lifetime. If the optionee's death occurs within three (3) months after termination as an employee, a non-employee director or a consultant, the Option may be exercised until the earlier of twelve (12) months following the date of the optionee's death or the expiration of the Option. The aggregate fair market value, determined at the time the ISO is granted, of the Common Stock with respect to which ISOs are exercisable for the first time by an employee in any calendar year under the 1995 Plan may not exceed $100,000. Subject to the foregoing and to the specific limitations set out in the 1995 Plan, any Option granted pursuant to the 1995 Plan shall contain provisions established by the Board of Directors setting forth the manner of exercise of such Option.

      Pursuant to the terms of the 1995 Plan, the number of shares covered by an Option and the Option price per share (as well as the maximum number of shares as to which Options may be granted to any one individual) are subject to adjustment for stock dividends, stock splits, mergers, consolidations, and other similar events. Otherwise, the maximum number of shares that can be issued under the 1995 Plan is 2,000,000.

      In the event of a change of control, all Options become fully vested. Change of control is deemed to occur when (i) any group becomes the owner of at least 20% of the total voting power of all classes of capital stock of the Company entitled to vote in an election, (ii) the current directors shall cease to constitute a majority of the board, (iii) the shareholders approve a certain plan of liquidation or merger or consolidation of the Company where the Company's current shareholders do not hold at least a majority of common stock of the surviving corporation or the Board of Directors immediately prior to the merger or consolidation would not constitute a majority of the Board of Directors of the surviving corporation, or the shareholders approve an agreement providing for the sale or other disposition of substantially all of the Company's assets.

      Unless sooner terminated in accordance with its terms, the 1995 Plan will expire on the date ten (10) years after the date of its adoption by the Board of Directors and no Option may be granted after that date.

      In 1989, the directors of the Company adopted and the stockholders of the Company approved the adoption of the 1989 Stock Option Plan(the "1989 Plan"). In 1992, the Board of Directors adopted and the stockholders approved the adoption of an amendment to the Plan to (a) increase the total number of shares with respect to which options may be granted by 500,000 to 1,565,957, (b) permit the granting of NQOs at a price per share less than the fair market value of the Company's Common Stock on the date of grant, (c) permit options to be exercised up to two years after termination of employment under certain circumstances, and (d) make certain other changes necessary to bring the 1989 Plan into compliance with Rule 16b-3 under Section 16 of the 1934 Act ("Rule 16b-3"). The purpose of the 1989 Plan was to enable the Company to attract and encourage key employees, including officers and consultants, to contribute to the success of the Company by granting such employees ISOs and/or NQOs and by granting NQOs to such consultants. The 1989 Plan provides for the granting of options to purchase shares of the Company's Common Stock at a price per share not less than the fair market value on the date of grant, provided that NQOs may be granted at less than the fair market value of the Common Stock on the date of grant. No option may be outstanding for more than ten years after its grant.

      The 1989 Plan has been administered by the Board of Directors or a committee of not less than two or more directors appointed by the Board of Directors (the "Committee"). Members of the Board who are not employees of the Company are not eligible to participate in the 1989 Plan. The Board (or the Committee) had determined, among other things, the recipients of grants, whether a grant consisted of ISOs or NQOs or a combination thereof, and the number of shares to be subject to such options.

      Upon exercise of an option, the holder must make payment of the full exercise price. Such payment may be made in cash or check or, if authorized by the Board of Directors, by promissory note or in shares of the Company's Common Stock, or in a combination of the above. Generally, options may be exercised while the recipient is an employee of the Company and within 3 months after termination of employment. In the event of a termination of employment due to the death or permanent disability of an employee, options may be exercised up to twelve months following the date of termination (but in no event after the scheduled expiration date of the option).

      The 1989 Plan was replaced by the 1995 Plan.

      Pursuant to the 1995 Plan, the Board of Directors has granted options to acquire an aggregate of 1,760,500 shares of Common Stock of the Company (net of cancellations). The Board of Directors intends such options to be ISOs to the extent such is allowable under the Code. Any such options granted as ISOs which exceed such limitation shall be characterized as NQOs. The Board of Directors has also granted NQOs to acquire an aggregate of 165,000 shares of Common Stock (net of cancellations) pursuant to the 1995 Plan to various officers and directors and consultants.

      Pursuant to the 1989 Plan, the Board of Directors granted ISOs to acquire 32,000 shares of Common Stock of the Company (net of cancellations). In addition, the Board of Directors granted NQOs to acquire an aggregate of 400,000 shares of Common Stock of the Company (net of cancellations) to a consultant. The Board of Directors had also granted NQOs to acquire an aggregate of 100,000 shares of Common Stock (net of cancellations) pursuant to the Non-Statutory Plan to various officers and directors.

      All outstanding options are exercisable at prices ranging from $0.922 to $3.219 per share. The exercise prices of all outstanding options were determined by the Board to be not less than the fair market value of the Common Stock as of the date of grant. The options all expire not more than ten years after the date of grant and by their terms become void if any of the recipients violate any restrictive covenant or confidentiality agreement executed by them with respect to the Company.

Director Compensation

      Employee-directors receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. Non-employee directors elected or appointed to the Board of Directors are paid an annual directors' fee of $5,000 plus $500 for each Board meeting attended and are reimbursed for expenses incurred in attending meetings. During the Company's fiscal year ended December 31, 1997, stock options were issued to the following non-employee directors.

      Options to purchase 50,000 shares of Common Stock were issued to Joel L. Gold. Including these options, Mr. Gold has been granted options to purchase an aggregate of 107,500 shares of Common Stock at prices ranging from $.75 to $1.68 per share.

      Options to purchase 50,000 shares of Common Stock were issued to Glenn F. Santmire. Subsequent to fiscal year-end, options to purchase an additional 35,000 shares at an exercise price of $1.25 were issued to Mr. Santmire. Including these options, Mr. Santmire has been granted options to purchase an aggregate of 85,000 shares of Common Stock at prices ranging from $.75 to $1.5156 per share.

      Options to purchase 50,000 shares of Common Stock were issued to Sandra Meyer, at an exercise price of $.7813 per share.

      Options to purchase 750,000 shares of Common Stock, 690,125 of which are subject to shareholder approval of the amendment to the 1995 Stock Option Plan described herein, were issued to Norman B. Wright, at prices ranging from $.75 to $1.5157 per share.

                             PRINCIPAL STOCKHOLDERS

 SECURITY OWNERSHIP OF COMMON STOCK AND WARRANTS SPECIFIC TO THIS REGISTRATION

      The following table sets forth information regarding the common shares and warrants (and common shares underlying the warrants) that will be registered under this registration statement.

                                                                    Common                      Common
                                                      Common      Shares in       Total         shares
                                                      Shares        escrow        Common         under
Name of purchaser/holder           Amount paid(b)    issued(a)      (a)(b)       Shares(a)     warrants
------------------------           --------------    ---------      ------       ---------     --------
Balmore Funds S.A.                   $  850,000       631,189       210,395       841,584       106,250
Austost Anstalt Schaan               $  750,000       556,931       185,643       742,574        93,750
Beeston Investments Ltd.             $  200,000       148,515        49,505       198,020        25,000
Manor Investments                    $  100,000        74,258        24,752        99,010        12,500
Ellis Enterprises                    $   50,000        37,129        12,376        49,505         6,250
East Lane Corporation, Ltd.          $   50,000        37,129        12,376        49,505         6,250
                                     ----------     ---------       -------     ---------       -------
       Totals                        $2,000,000     1,485,151       495,047     1,980,198       250,000

Charles G. Schuyler (c)                       -       375,000             -       375,000             -
                                     ------------------------------------------------------------------

       Totals                        $2,000,000     1,860,151       495,047     2,355,198       250,000

(a) Prior to "repricing", if any, as discussed below and in footnote (a) of the Prospectus cover page.
(b) See below regarding proceeds and shares held in escrow pending the filing of a registration statement.
(c)   Shares not subject to "repricing" or escrow requirements.

Of the amount raised by the Company, $500,000 and 495,145 shares are held in escrow pending the Company's filing of a registration statement covering the shares and shares underlying the warrants prior to June 13, 1998. The Company has agreed to register such shares and has agreed to penalties of 3% per month should the registration statement not be declared effective within 130 days.

The number of shares issuable to these investors will be "repriced" in increments of invested proceeds pursuant to a schedule. The increments are initially four $300,000 increments and then four $200,000 increments on eight occasions. The repricing increments commence with the effectiveness of a registration statement covering the shares, then one increment 60 days later and the remaining six increments in 30 day intervals thereafter. On such dates, the investor would receive the additional number of shares, if any, that result from the difference between the number of shares actually issued and the number of shares which would have been issued at 77% of the average closing bid price, as defined, for the five trading days immediately preceeding but not including, the "repricing" date. Each "repricing' calculation is made independent of the other "repricing" calculations.

The operation of the "repricing" provision could result in significantly greater number of shares being issued than the amounts listed in the above table.

The investors have agreed not to sell any shares before at least 120 days after the closing. The Company is exposed to penalties for failure to have a registration statement declared effective covering such shares within 130 days. The Company has agreed not to issue certain financings for 270 days after issuance of all shares under the "repricing" provisions without the consent of the investors and has agreed to a right of first refusal as defined in the agreements.

The $2,000,000 issuance of common stock and warrants will trigger the anti-dilution provisions of the 10%/13% Convertible Notes and the Company's currently outstanding Class B and Class E warrants. Anti-dilution computations have not yet been completed.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of December 22, 1997 based on information obtained from the records of the Company with respect to the beneficial ownership of shares of Common Stock of the Company by (i) each person known by the Company to be owners of more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee and certain executive officers, and (iii) all officers and directors as a group.

                                 Common Stock
                                 ------------

                                        Amount and Nature      Percentage of
                                         of Beneficial         Common Stock
Name and Address of Beneficial Owner      Ownership(1)            Owned
------------------------------------    -----------------      -------------

R. Weil & Associates (2)                  1,234,500 (6)            6.5%
Kirr, Marbach & Company LLC (2)           2,054,500 (7)           10.9%
Kirr Marbach Group (2)                    2,252,500 (8)           11.9%
Austost Anstalt Schaau (3)                2,025,000 (9)           10.8%
UFH Endowment Ltd. (3)                    2,025,000 (9)           10.8%
Impleo, LLC (4)                           2,000,000 (10)          11.2%
Wexford Management, LLC (4)               2,000,000 (11)          11.2%
Wexford Special Situations 1997, LP (4)   1,250,600 (12)           7.0%
Michael Strauss (5)                       1,266,666 (13)           7.1%
Balmore Funds, S.A.                              -                   -
Robert P. Wong (5)                          528,750 (14)           3.1%
Norman B. Wright (5)                        250,000 (15)           1.5%
Boston Investments                               -                   -
Joel L. Gold( 5)                            107,500 (16)             *
Sandra Meyer (5)                                -0- (17)             *
Glenn F. Santmire (5)                        25,000 (18)             *
Charles Schuyler (5)                        375,000                2.2%
Mark Plaumann (5)                               -0-                  *
Stephen Savitsky (5)                            -0-                  *
All officers and directors as a
group (9 persons)                         2,552,916               11.5%

1) The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
2)    Address is 621 Washington Street, Columbus, IN 47201.
3) Address is c/o L.H. Financial Services, 160 Central Park South, New York, NY 10019.
4)    Address is 411 West Putnam Avenue, Greenwich, CT 06830.
5) Address is c/o BCAM International, Inc., 1800 Walt Whitman Road, Melville, New York 11747
6) Includes 320,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 62,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
7) Kirr Marbach & Company LLC, a registered investment advisor and the managing general partner of the three Limited Partnerships (621 Partners, Appleton Associates and R. Weil & Associates), has sole voting and dispositive discretion with respect to securities held by the Limited Partnerships, which include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 122,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
8) Kirr Marbach & Co., LLC (as a general partner of the Limited Partnerships), David M. Kirr, Terry B. Marbach and Gregg T. Summerville may be deemed to constitute a group within the meaning of Regulation 13D-G. Beneficial ownership by this group include in the aggregate 700,000 shares issuable upon exercise of Non-Redeemable Class AA Warrants being registered herein and 320,000 shares issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
9) Includes 2,000,000 shares of Common Stock issuable upon the conversion of 50 shares of BCA Services, Inc. Preferred Stock being registered herein and 25,000 shares issuable upon exercise of Non-Redeemable Class BB Warrants being registered herein.

10) Impleo, LLC was organized for the purpose of investing in the Registrant. The members of Impleo are Wexford Spectrum Investors, LLC, Wexford Special Situations 1997, LP and Wexford Special Situations 1997 Institutional, LP. Impleo has sole voting and dispositive discretion with respect to securities held by these entities, which include, in the aggregate, 2,000,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
11) Wexford Management LLC, the manager of Impleo, LLC and Wexford Spectrum Investors, LLC and the investment manager of Wexford Special Situations 1997, LP and Wexford Special Situations 1997 Institutional, LP, has sole voting and dispositive discretion with respect to securities held by these entities, which include, in the aggregate, 2,000,000 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
12) Include 1,250,600 shares of Common Stock issuable upon exercise of Non-Redeemable Class DD Warrants not being registered herein.
13) Includes options to purchase 679,833 shares of Common Stock exercisable within 60 days of the date hereof, plus options to purchase 586,833 shares of Common Stock which will be exercisable within 60 days. Does not include options to purchase 439,917 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 1,293,417 shares of Common Stock not exercisable within 60 days.
14) Includes options to purchase 308,688 shares of Common Stock exercisable within 60 days of the date hereof, plus options to purchase 220,062 shares of Common Stock which will be exercisable within 60 days. Does not include options to purchase 251,187 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 470,063 shares of Common Stock not exercisable within 60 days.
15) Includes options to purchase 29,938 shares of Common Stock exercisable within 60 days of the date hereof, plus options to purchase 220,062 shares of Common Stock which will be exercisable within 60 days. Does not include options to purchase 29,937 shares of Common Stock not exercisable within 60 days of the date hereof, and options to purchase 470,063 shares of Common Stock not exercisable within 60 days of the date hereof.
16) Includes options to purchase 57,500 shares of Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof.
17) Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof.
18) Includes options to purchase 25,000 shares of Common Stock exercisable within 60 days of the date hereof. Does not include options to purchase 50,000 shares of Common Stock not exercisable within 60 days of the date hereof.

*     Less than 1.0%

----------

                            DESCRIPTION OF SECURITIES

Common Stock

      In June 1995, the Company authorized an increase in its authorized Common Stock from 20,000,000 shares, $.01 par value per share, to 40,000,000 shares, $.01 par value per share, of which 17,231,088 shares of Common Stock are issued and outstanding as of December 23, 1997. In February 1998, at the Annual Meeting of Shareholders, the shareholders' approved an increase in the number of authorized share of Common Stock from 40,000,000 to 65,000,000. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available theretofore and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." Each stockholder is entitled to one vote per share of Common Stock held by him. Under the Company's Restated Certificate of Incorporation the Common Stock is not subject to redemption. See "Certain Transactions-Redemption." Upon liquidation, dissolution or winding up of the Company and following provision for the liquidation preference of all outstanding preferred stock, the assets legally available for distribution to the holders of Common Stock are distributable ratably among the holders of the outstanding Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock issuable upon exercise of the Warrants will upon issuance, be fully paid and non-assessable. In September 1989, the Company authorized and adopted a Restated Certificate of Incorporation which provided that the Company's Common Stock is not entitled to any preemptive rights. The Company has received from each of its Pre-IPO Stockholders waivers of any preemptive rights such stockholders may have been entitled to with respect to prior issuances of securities by the Company.

Warrants, Options and Convertible Securities

      Common shares reserved for future issuance as of December 31, 1997, adjusted in the case of the 1998 stock option plan for the February 1998 increase to the shares available under such plan, are approximately as follows:

Units sold in public offering in 1990:
Class B warrants, subject to antidilution (see below) ...........      1,292,000
Class E warrants, subject to antidilution (see below) ...........        737,000
Unit Options, expired in 1997 ...................................              0
Conversion feature of 10/13% Convertible Notes, subject
    to antidilution and "pay in kind" provisions ($0.80, 2002
    see Note 6) .................................................      7,500,000
Conversion feature of BCA Preferred stock, stated at amount
    actually converted in full prior to March 31, 1998, (see
    below) ......................................................      1,067,000
Third party options (see table below) ...........................      1,050,000
1,050,000 1989 Stock Option Plan (see below) ....................        432,000
1989 Nonstatutory Plan (see below) ..............................         25,000
1995 Stock Option Plan (as amended in 1998, see below) ..........      8,000,000
Warrants issued in private placements:
     Class C warrants, expired during 1997 ......................              0
     Class D warrants, expired during 1997 ......................              0
     Class AA warrants ($0.65, 2002, see above) .................      1,075,000
     Class BB warrants ($0.72, 2002, see above) .................        100,000
     Class CC warrants ($1.03, 2002, see above) .................         10,000
     Class DD warrants ($1.75, 2002, see above) .................      2,400,000
     Class EE warrants ($0.80, 2002 see below) ..................        500,000
                                                                      ----------
                                                                      24,188,000
                                                                      ----------

Redeemable Class B and  Redeemable Class E Warrants.

      The Redeemable Class B have been issued pursuant to a warrant agreement, dated January 17, 1990 (as amended, the "Warrant Agreement"), among the Company, the Underwriter and North American Transfer Co., as assignee from American Stock Transfer & Trust Company, warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The Class E Warrants were issued in connection with a "Discounted Warrant Plan" offered to holders of the Class A Warrants (all of which have been exercised or expired) and Class B Warrants issued in connection with the public offering in 1990. On December 20, 1996, the Company extended the expiration date of the Company's Redeemable Class B Warrants and Redeemable Class E Warrants to January 17, 1998 and amended the exercise price of the Redeemable Class B Warrants to $1.14/share. The Class B and Class E Warrants are presently exercisable, were due to expire in January 1998, have been extended to October 17, 1998 and are subject to anti-dilution provisions. As a result of the financings completed in 1997, the anti-dilution provisions of the warrants were triggered and resulted in the following revisions to the warrant price and the number of shares subject to warrant:

                     Exercise price   Number of shares    Exercise price     Number of shares
                      per warrant       per warrant          per share      subject to warrant
                     --------------   ----------------    --------------    ------------------
Class B Warrants:
      Previous           $ 1.50              1.2              $ 1.25               969,191
      Current            $ 1.14              1.6              $  .71             1,292,254

Class E Warrants:
      Previous           $ 1.25              1.1              $ 1.14               540,747
      Current            $ 0.95              1.5              $  .63               737,382

      The 1998 private placement discussed in the following paragraphs may trigger the operation of antidilution provisions of the Class B and Class E warrants.

      As provided initially in the Warrant Agreement, each Redeemable Class B Warrant entitled the holder thereof to purchase one share of Common Stock at exercise prices, ranging from $3.33 to $4.67 per share, subject to adjustment, at any time commencing upon issuance of the Redeemable Class B Warrants until the close of business on the expiration date (originally January 17, 1998 and now October 17, 1998), unless previously redeemed. The Redeemable Class B Warrants are subject to redemption by the Company at any time on not less than 30 days' prior written notice, at $.03 per Warrant, if (i) the average closing bid price of the Common Stock exceeds the applicable average closing bid price for any period of 30 consecutive business days ending within 15 days prior to the date of the notice of redemption and (ii) the Company has in effect a current prospectus covering the Common Stock issuable upon exercise of the Redeemable Class B Warrants.

      The exercise price of the Redeemable Class B and E Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon the exercise of those Warrants are subject to adjustment in certain circumstances, including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock or sale of Common Stock at less than the market price of the Common Stock, provided that no adjustment shall be made unless and until the adjustment, or the aggregate of successive adjustments, would exceed $.25 per share. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable those Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of those Warrants.

      After giving effect to the foregoing provisions, the exercise prices and number of shares for the Redeemable Class E and Redeemable Class B Warrants, have been adjusted to the prices and share conversions set forth in the table above.

      The Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

      The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the respective expiration date (or earlier redemption date) of such Warrants at the offices of the Warrant Agent, with the form of "Election to Purchase" on the reverse side of the Warrant certificate duly completed and executed, accompanied by payment of the full exercise price (by certified check payable to the order of the Warrant Agent) for the number of Warrants being exercised.

      The terms of the Redeemable Class E Warrants are identical to those of the Redeemable Class B Warrants, excluding the adjusted exercise prices set forth above and the adjusted conversion ratio.

Non-Redeemable Class AA Warrants

      1,075,000 Non-redeemable Class AA Warrants were issued in 1997 in connection with a private placement offering for $1,075,000. 1,075,000 shares of the Company's Common Stock are issuable upon the exercise of the 1,075,000 Warrants at an exercise price of $.65 per share. The Non-Redeemable Class AA Warrants are exercisable until March 31, 2002. One Warrant is convertible into one share of the Company's Common Stock. As of the date of this filing, warrants to purchase 100,000 shares have been exercised and warrants to purchase 975,000 shares of Common Stock are issuable upon exercise of the Warrants.

      The terms of the Non-Redeemable Class AA Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above and the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class AA Warrant entitles the registered holder thereof to purchase one share of Common Stock at $.65 per share, subject to adjustment, at any time prior to its expiration on March 31, 2002.

Non-Redeemable Class BB Warrants

      100,000 Non-redeemable Class BB Warrants were issued between the commencement of a private placement in July 22, 1997 and its conclusion in September 1997 to two investors in the private placement (25,000 each) and to the placement agent (50,000).

      The terms of the Non-Redeemable Class BB Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above and the conversion ratio, and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class BB Warrant entitles the registered holder thereof to purchase one share of Common Stock at $0.72 per share, subject to adjustment, at any time prior to its expiration on July 22, 2002.

Non-Redeemable Class CC Warrants

      The Company completed an offering of $200,000 on September 17, 1997, which, in part, resulted in the issuance of 10,000 Non-Redeemable Class CC Warrants to purchase 10,000 shares of Common Stock exercisable at $1.0264 per share. One Warrant is convertible into one share of the Company's Common Stock. The Non-Redeemable Class CC Warrants are exercisable until September 17, 2002.

      The terms of the Non-Redeemable Class CC Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class CC Warrant entitles the registered holder thereof to purchase one share of Common Stock at $1.0264 per share, subject to adjustment, at any time prior to its expiration on September 17, 2002.

Non-Redeemable Class DD and Non-Redeemable Class EE Warrants

      On September 19, 1997, the Company issued, as amended in April 1998, 2,000,000 Non-Redeemable Class DD Warrants to purchase 2,000,000 shares of Common Stock at $1.75 per share, in connection with the issuance of the 10%/13% Convertible Subordinated Notes as part of the financing for the Drew Shoe acquisition, and 500,000 Non-Redeemable Class EE Warrants to purchase 500,000 shares of Common Stock at $0.80 per share

      The terms of the Non-Redeemable Class DD Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class DD Warrant entitles the registered holder thereof to purchase one share of Common Stock at $1.75 per share, subject to adjustment, at any time prior to its expiration on September 19, 2002.

      The terms of the Non-Redeemable Class EE Warrants are identical to those of the Redeemable Class B Warrants, excluding the exercise prices set forth above, the conversion ratio and certain more extensive dilution provisions contained in the Redeemable Class B Warrants, provided that, pursuant to the terms of the private placement offering, each Non-Redeemable Class EE Warrant entitles the registered holder thereof to purchase one share of Common Stock at $.80 per share, subject to adjustment, at any time prior to its expiration on September 19, 2000.

Acquisition Preferred Stock

      The Company is authorized to issue 750,000 shares of its Acquisition Preferred Stock, $.01 par value, none of which are presently issued and outstanding. The Acquisition Preferred Stock is only permitted to be issued as consideration pursuant to (i) a statutory merger or consolidation as to which the Company is the surviving entity, (ii) the acquisition by the Company of substantially all the assets or business of another entity or (iii) the acquisition by the Company of 50% or more of the voting securities of another entity. The Acquisition Preferred Stock is issuable from time to time in one or more series. The Board of Directors is authorized to fix, before issuance, (i) the voting powers, if any, and (ii) the designations, preferences and any other rights, qualifications, limitations and restrictions applicable to each series of Acquisition Preferred Stock, including, without limitation, dividend rates and conditions, dividend preferences, conversion and redemption rights and liquidation preferences. The Board of Directors may without approval of the holders of the Common Stock issue the Acquisition Preferred Stock with voting and conversion rights which may adversely affect the rights, including voting rights, of the holders of the Common Stock.

8% Preferred Stock

      The Company is authorized to issue 15,000 shares of its 8% Preferred Stock, $10.00 par value, none of which are issued and outstanding. Holders of 8% Preferred Stock do not have any voting rights.

      Holders of shares of 8% Preferred Stock are entitled to cumulative cash dividends at an annual rate of $.80 per share, payable quarterly, as and when declared by the Board of Directors, before any dividend may be paid or declared on the Common Stock. The Company may at any time, and within five years after issuance must, redeem the 8% Preferred Stock, at $10.00 per share, together with accrued and unpaid dividends, if any. In the event of the liquidation or winding up of the Company, holders of the 8% Preferred Stock will be entitled to receive $10.00 per share, together with all accrued and unpaid dividends, before any amounts may be paid in respect of the Company's Common Stock.

Preferred Stock

      The Company is authorized to issue 2,000,000 shares of Preferred Stock from time to time in one or more series and to fix before issuance with respect to each series: (a) the designation and the number of shares to constitute each series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, if any, (e) whether the shares will be subject to the operation of a sinking or retirement fund, if any, (f) whether the shares are to be convertible or exchangeable into other securities of the Company or its subsidiaries, and the rates thereof, if any, (g) any limitations on the payment of dividends on the Common Stock while any such series is outstanding, if any, (h) the voting power, if any, in addition to the voting rights provided by law, of the shares, which voting powers may be general or special, and (i) such other provisions as shall not be inconsistent with the Certificate of Incorporation. All the shares of any one series of the Preferred Stock shall be identical in all respects.

      The Board of Directors may without approval of the holders of the Common Stock issue the Acquisition Preferred Stock with voting and conversion rights which may adversely affect the rights, including voting rights, of the holders of the Common Stock.

Preferred Stock of BCA Services

      On July 22, 1997 BCA Services, Inc. ("BCA"), previously a wholly-owned subsidiary of the Company, commenced an Offering (the "Offering") and sold 100 shares of BCA's Convertible Preferred Stock (the "Preferred Stock") for a total consideration of $1.0 million in a private offering to accredited investors.

      The Preferred Stock was convertible into shares of the Company's Common Stock ("Common Stock") at a price equal to 70% of the average closing bid price of the Common Stock over a three day trading period ending on the day preceding the conversion date (the "Variable Conversion Price"). The Conversion Price could not be greater than 100% of the Variable Conversion Price on the first closing date (the "Fixed Conversion Price"). The Fixed Conversion price was $0.6563. In July and September 1997, the Company sold 100 shares ($1,000,000) of Convertible Preferred stock to Austost Anstalt Schaan ($500,000) and UFH Endowment LTD. ($500,000). Between November 1997 and March 1998, all of the Convertible Preferred stock issued was converted into common stock of the Company at an average price of approximately $0.65 per share.

      In addition, purchasers of the Convertible Preferred stock received Non-Redeemable Class BB Warrants to purchase an aggregate 50,000 shares of Common Stock, exercisable at $0.7219. The warrants have a term of five years and the Common Stock underlying the warrants contains registration rights.

      On September 18, 1997, BCA closed a separate offering of its Preferred Stock plus warrants for $200,000 on similar terms and conditions as the Offering (excluding the existing fixed conversion feature and certain fees). As a result of this offering, 20 shares of Preferred Stock (convertible into the Company's Common Stock at a maximum price of $0.9331 per share) were issued, along with Non-Redeemable Class CC Warrants to purchase up to 10,000 shares of Common Stock (at $1.0264 per share). The purchasers of the securities were Arcadia Mutual Fund, which purchased 15 shares of Preferred Stock and warrants to purchase 7,500 shares of the Company's Common Stock, and David Morgenstern, who purchased 5 shares of Preferred Stock and warrants to purchase 2,500 shares of the Company's Common Stock. All of the Convertible Preferred Stock issued in this offering was converted to Common Stock of the Company at an average price of approximately $0.79 per share prior to December 31, 1997. The Registrant claims exemption from registration of this placement by virtue of Section 4(2) of the Securities Act of 1933.

      In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued which requires accounting for securities issued which are convertible into common stock at a value which is "beneficial" at the date of issuance (such as the preferred stock described above and the 10%/13% Convertible Notes and Warrants described below). This accounting results in significant charges to operations in connection with these financings as further described in Notes 6 and 7 to the Consolidated Financial Statements.

10%/13% Redeemable Convertible Notes and Warrants

      In order to fund the acquisition of Drew Shoe and provide working capital to the Company, On September 19, 1997, the Company issued subordinated convertible notes to eight investors in the aggregate face amount (after reflecting interest "paid in kind" on March 19, 1998 of $390,000) of $6,390,000 (the "Convertible Notes"). The Convertible Notes are due, as amended in April 1998 (see "Debt restructuring" below), on April 16, 1999 unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The conversion feature is subject to antidilution in certain circumstances including the issuance of Common Stock and warrants in 1998. (See "Recent Events" and Note 7 to Consolidated Financial Statements). The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its Convertible Notes in which case the annual interest rate becomes 13% with semi-annual compounding.

      In addition, the Company issued to the noteholders Non-Redeemable Class DD Warrants to purchase, as amended in April 1998, 2,000,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002.

      The market value of the Company's common stock on the Nasdaq SmallCap market on the date of the transaction was approximately $1.52.

      Effective April 14, 1998 the Company and the holders of the 10%/13% Convertible Notes and related warrants entered into a First Amendment (and related Stock Pledge Agreement and Security Agreement) of the September 1997 Note Purchase Agreement in order to restructure the obligation. The key elements of the restructuring are as follows: (1) waiving of the Company's violations of the financial covenants at December 31, 1997 (as well as certain other breaches of the agreement), (2) eliminating the financial covenants through April 16, 1999, (3) securing the obligation with a pledge of all of the assets of the Company (excluding the assets of Drew Shoe which are already pledged to a bank), including the stock of the Company's subsidiaries, (4) accelerating the maturity date for the obligation from September 19, 2002 to April 16, 1999, (5) cancellation of Class DD warrants to purchase 400,000 shares of common stock of the Company, (6) issuance to the holders of a total of 10% of the common shares of the Company's subsidiaries Drew Shoe Corporation and BCAM Technologies, Inc. The Company expects to take a significant charge to operations in the second quarter of 1998 in connection with the finalization of the restructuring of the debt.

      See "Non-Redeemable Class DD and Non-Redeemable Class EE Warrants" regarding the terms of the warrants to purchase, as amended, 2,000,000 shares of common stock issued in connection with the Convertible Notes. See Risk Factors, "Secured debt coming due in 1999", and "Charges to Operations Related to Recent Financings."

Transfer Agent and Warrant Agent

      North American Transfer Co., Freeport, New York is the Company's transfer and warrant agent.

Business Combination Provisions

      New York law regulates "business combinations," a term covering a broad range of transactions, between "resident domestic corporations" (as defined, which term would include the Company) and an interested stockholder, which is defined as any person beneficially owning, directly or indirectly, 20% or more of the outstanding voting stock of the resident domestic corporation or any affiliate or associate of such owner. However, if the interested stockholder has owned at least 5% of such outstanding voting stock at all times from October 31, 1985 to the date at which he or it first attains 20% ownership (the "Stock Acquisition Date"), the proposed business combination is exempt from this statute. Under the statute, a resident domestic corporation may not engage in any business combination with any interested stockholder unless (a) if the business combination is to occur within five years of the date the stockholder acquired 20% or more ownership, either the business combination or the stock acquisition must have been previously approved by the board of directors, or (b) the business combination is approved by a majority of outstanding voting shares (not including those shares owned by the interested stockholder), which approval may not be effectively given until approximately five years after the interested stockholder's Stock Acquisition Date, or (c) the consideration paid to the non-interested stockholders must meet certain stringent conditions imposed by the statute. The restrictions imposed by the statute will not apply to a corporation which amends its by-laws by the affirmative vote of a majority of its outstanding voting stock (not including those shares held by the interested stockholders) to "elect out" of the statute; provided that such amendment will not be effective for 18 months after such vote and will not apply to any business combination where the Stock Acquisition Date is on or prior to the date of the amendment.

      At this time, the Company will not seek to "elect out" of the statute and, therefore, the restrictions imposed by the statute will apply to the Company. The Company does not presently anticipate participating in any business combination or similar transaction covered by the "business combination" statute in the foreseeable future and is not actively considering or discussing any such transaction.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Upon issuance of all shares of Common Stock registered hereby, the Company will have 20,805,242 shares of Common Stock outstanding. Additionally, the Company will have options warrants and convertible securities that could result in the issuance of an additional over 24,000,000 shares of common stock.

                              PLAN OF DISTRIBUTION

      The securities registered hereby and described in this prospectus may be sold by the owner from time to time through dealers or brokers in transactions on NASDAQ Over-The-Counter market (Small Cap) at prices then prevailing, or directly to one or more purchasers in negotiated transactions at negotiated prices, or in a combination thereof. The Company is not aware of any agreements or arrangements on the part of any person concerning the sale of any of the securities registered hereby. The Company, at the request of any person intending to sell any of the securities registered hereby, will deliver copies of this prospectus, at no cost or charge, to such persons.

                                  LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon for the Company by Ruskin, Moscou, Evans & Faltischek, P.C., Mineola, New York.

                                     EXPERTS

      The consolidated financial statements of BCAM International, Inc. at December 31, 1997 and for each of the two years in the period then ended and the statements of operations and cash flows for the period from January 1, 1997 to September 22, 1997 of Drew Shoe Corporation ( The Predecessor), appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      The statements of operations and cash flows of Drew Shoe Corporation for the year ended December 31, 1996 have been audited by J.H. Cohn LLP, independent public accountants, as set forth in their report thereon, which is included elsewhere herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          Index to Financial Statements

BCAM International, Inc. and subsidiaries (the "Company"):

     Report of Independent Auditors ......................................    17

     Consolidated balance sheet--December 31, 1997 .......................    18
     Consolidated statements of operations--Years

     ended December 31, 1997 and 1996 ....................................    19
     Consolidated statements of common shareholders'

     equity--Years ended December 31, 1997 and 1996 ......................    20
     Consolidated statements of cash flows--

     Years ended December 31, 1997 and 1996 ..............................    21

     Notes to consolidated financial statements .......................... 22-37

Drew Shoe Corporation (the "Predecessor"):

     Report of Independent Auditors-- For the period
     from January 1, 1997 to September 22, 1997 ..........................    38

     Report of Independent Auditors--
     For the year ended December 31, 1996 ................................    39

     Statements of Operations--For the period from
     January 1, 1997 to September 22, 1997 and
     for the year ended December 31, 1996 ................................    40

     Statements of Cash Flows--For the period from
     January 1, 1997 to September 22, 1997 and
     for the year ended December 31, 1996 ................................    41

     Notes to Financial Statements ....................................... 42-45

Unaudited Pro-forma Information - Presenting

     the Company and the Predecessor:

     Introduction to Unaudited Pro-forma Financial Information............

     Consolidated Pro-Forma Statement of Operations (unaudited)...........

                         Report of Independent Auditors

To the Shareholders and Board of Directors
BCAM International, Inc.

      We have audited the accompanying consolidated balance sheet of BCAM International, Inc., as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BCAM International, Inc. at December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                    /s/ Ernst & Young LLP
Melville, New York
April 20, 1998

                    BCAM International, Inc. and subsidiaries
                           Consolidated Balance Sheet
                                December 31, 1997

Assets
------
Current assets:
     Cash and cash equivalents                                                    $  1,594,000
     Accounts receivable, less allowance for doubtful accounts of
         $120,000                                                                    1,584,000
     Inventory                                                                       6,278,000
     Prepaid expenses and other current assets                                         205,000
         Current assets of discontinued operations, principally receivables            253,000
                                                                                  ------------
Total current assets                                                                 9,914,000
Property, plant and equipment, at cost:
     Land and buildings                                                                826,000
     Equipment, furniture and fixtures                                               2,924,000
     Leasehold improvements                                                             51,000
                                                                                     3,801,000
         Less accumulated depreciation and amortization                               (832,000)
                                                                                  ------------
                                                                                     2,969,000
Deferred finance costs, net                                                            786,000
Other assets                                                                           508,000
                                                                                  ------------
Total assets                                                                      $ 14,177,000
                                                                                  ============
Current liabilities:
     Current portion of long-term debt                                            $    463,000
     Accounts payable                                                                  962,000
     Accrued expenses and other current liabilities                                  1,637,000
     Current liabilities of discontinued operations, principally trade payables        136,000
                                                                                  ------------
Total current liabilities                                                            3,198,000
Long-term debt and convertible notes, net of current maturities
     and unamortized debt discount                                                   7,972,000
Other non-current liabilities                                                          295,000
Minority interest                                                                      618,000
Commitments and contingencies
Shareholders' equity:
     Acquisition preferred stock, 750,000 authorized shares, none issued                    --
     Preferred Stock, 2,000,000 authorized, none issued                                     --
     Common stock, par value $.01 per share -- 65,000,000 shares authorized,
           18,171,641 shares issued and 17,408,459 shares outstanding                  182,000
     Paid-in surplus                                                                26,338,000
     Unamortized charge for beneficial debt conversion                              (4,290,000)
     Deficit                                                                       (19,237,000)
     Less 763,182 treasury shares                                                     (899,000)
                                                                                  ------------
Total shareholders' equity                                                           2,094,000
                                                                                  ------------
Total liabilities and shareholders' equity                                        $ 14,177,000
                                                                                  ============

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
                      Consolidated Statements of Operations

                                                                Year ended December 31,
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
Revenues
      Sales                                                   $  3,932,000    $         --
      License revenue                                               27,000          29,000
                                                              ------------    ------------
         Total                                                   3,959,000          29,000

Cost of revenues                                                 2,330,000         (56,000)
                                                              ------------    ------------
      Gross profit                                               1,629,000          85,000

Selling, general and administrative                              2,991,000       1,408,000
Research and development                                           322,000              --
                                                              ------------    ------------
      Loss from operations                                      (1,684,000)     (1,323,000)
                                                              ------------    ------------
Other Income (Expense)
      Interest and financing costs                                (613,000)             --
      Charge for beneficial debt conversion                     (1,635,000)             --
      Interest income                                               60,000          54,000
                                                              ------------    ------------
         Total                                                  (2,188,000)         54,000

      Minority interests charge for beneficial subsidiaries
                    preferred stock conversion                    (788,000)             --
                                                              ------------    ------------
Loss from continuing operations                                 (4,660,000)     (1,269,000)
Discontinued operations, including estimated loss on
      disposal of approximately $50,000 in 1997                 (1,376,000)       (245,000)
                                                              ------------    ------------
Net loss                                                      $ (6,036,000)   $ (1,514,000)
                                                              ============    ============

Net Loss per share:
      Continuing operations                                   $      (0.29)   $      (0.08)
      Discontinued operations                                 $      (0.09)   $      (0.02)
                                                              ------------    ------------
      Net loss per share                                      $      (0.38)   $      (0.10)
                                                              ============    ============
      Weighted average shares outstanding                       16,071,000      14,868,000
                                                              ============    ============

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
             Consolidated Statements of Common Shareholders' Equity

                                            Common Stock $.01 par value                      Unamortized Charge
                                            --------------------------                  ---------------------------
                                                                                          Beneficial
                                                                              Paid-in           Debt
                                                  Shares        Amount        Surplus     Conversion        Deficit       Subtotal
                                            ------------  ------------   ------------   ------------   ------------   ------------
Balance at January 1, 1996                    15,620,415  $    156,000   $ 15,034,000             --   $(11,687,000)  $  3,503,000
Exercise of common stock warrants                 22,500            --         21,000             --             --         21,000
Registration and issuance costs                       --            --        (96,000)            --             --        (96,000)
Net loss                                              --            --             --             --     (1,514,000)    (1,514,000)
                                            ------------  ------------   ------------   ------------   ------------   ------------
Balance at December 31, 1996                  15,642,915       156,000     14,959,000             --    (13,201,000)     1,914,000
Shares issued in January 1997 Placement        1,075,000        11,000      1,064,000             --             --      1,075,000
Issuance costs of January 1997 Placement              --            --        (46,000)            --             --        (46,000)
Beneficial conversion feature of
subsidiary preferred stock                            --            --        788,000             --             --        788,000
10 % / 13 % Convertible Notes:
Est. fair value of detachable warrants                --            --      1,872,000             --             --      1,872,000
Est. fair value of beneficial conversion                                    5,925,000   $ (5,925,000)
Shares issued in acquisition of Drew Shoe        375,000         4,000        446,000             --             --        450,000
Shares issued and options granted in
connection with Drew Shoe acquisition
financing                                        347,500         3,000        967,000             --             --        970,000
Acquisition financing costs                           --            --       (275,000)            --             --       (275,000)
Amortization of beneficial debt conversion            --            --             --      1,635,000             --      1,635,000
Consultant stock options                              --            --        175,000             --             --        175,000
Conversion of subsidiary preferred               706,226         8,000        435,000             --             --        443,000
Exercise of options                               25,000            --         28,000             --             --         28,000
Net loss                                              --            --             --             --     (6,036,000)    (6,036,000)
                                            ------------  ------------   ------------   ------------   ------------   ------------

Balance at December 31, 1997                  18,171,641  $    182,000   $ 26,338,000     (4,290,000)  $(19,237,000)  $  2,993,000
                                            ============  ============   ============   ============   ============   ============

                                              Shares held
                                              in Treasury          Total
                                             ------------   ------------
Balance at January 1, 1996                   $   (899,000)  $  2,604,000
Exercise of common stock warrants                      --         21,000
Registration and issuance costs                        --        (96,000)
Net loss                                               --     (1,514,000)
                                             ------------   ------------
Balance at December 31, 1996                     (899,000)     1,015,000
Shares issued in January 1997 Placement                --      1,075,000
Issuance costs of January 1997 Placement               --        (46,000)
Beneficial conversion feature of
subsidiary preferred stock                             --        788,000
10 % / 13 % Convertible Notes:
Est. fair value of detachable warrants                 --      1,872,000
Est. fair value of beneficial conversion
Shares issued in acquisition of Drew Shoe              --        450,000
Shares issued and options granted in
connection with Drew Shoe acquisition
financing                                              --        970,000
Acquisition financing costs                            --       (275,000)
Amortization of beneficial debt conversion             --      1,635,000
Consultant stock options                               --        175,000
Conversion of subsidiary preferred                     --        443,000
Exercise of options                                    --         28,000
Net loss                                               --     (6,036,000)
                                             ------------   ------------

Balance at December 31, 1997                 $   (899,000)  $  2,094,000
                                             ============   ============

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
                      Consolidated Statements of Cash Flows

                                                                       Year ended December 31,
                                                                       -----------------------
                                                                          1997          1996
                                                                          ----          ----
Operating activities
Net loss                                                              $(6,036,000)  $(1,514,000)
Adjustments to reconcile net loss to net
 cash used in operating activities:
   Depreciation and amortization                                          212,000       190,000
   Amortization of unamortized charge for beneficial debt conversion    1,635,000
   Amortization of deferred finance costs and debt discount               151,000
   Non-cash minority interest charge                                      788,000
   Charge for compensatory consultant stock options                       175,000
   Changes in operating assets and liabilities:
   Accounts receivable                                                    337,000       186,000
   Inventory                                                              (99,000)
   Current assets of discontinued operations                              (56,000)
   Accounts payable, accrued expenses and other current liabilities       248,000      (239,000)
   All other operating assets and liabilities                            (120,000)      (18,000)
                                                                      -----------   -----------
Net cash used in operating activities                                  (2,765,000)   (1,395,000)
                                                                      -----------   -----------
Investing activities
Cash paid for purchase of shares of Drew Shoe                          (3,882,000)
Cash paid for costs to acquire Drew Shoe                                 (476,000)      (33,000)
Purchases of property, plant and equipment                               (151,000)       (6,000)
Investment in software technology                                                      (151,000)
Proceeds from sale of held-to-maturity securities                                     1,507,000
                                                                      -----------   -----------
Net cash provided by (used in) investing activities                    (4,509,000)    1,317,000
                                                                      -----------   -----------
Financing activities
Proceeds from sale of common stock and warrants                         1,075,000
Proceeds from sale of convertible preferred stock of subsidiary         1,200,000
Proceeds from sale of 10%/13% Convertible Notes and Warrants            6,000,000
Proceeds, net, from new bank financing arrangement at Drew Shoe         1,135,000
Payment of existing debentures due to former Drew Shoe shareholders      (845,000)
Proceeds from note payable and drawdown on line of credit                 754,000       400,000
Repayment of note payable                                                (450,000)     (400,000)
Net proceeds from exercise of stock options                                28,000        21,000
Cash paid for deferred finance, stock issuance
  and registration  costs                                                (555,000)     (119,000)
                                                                      -----------   -----------
Net cash provided by (used in) financing activities                     8,342,000       (98,000)
                                                                      -----------   -----------
Increase (Decrease) in cash and cash equivalents                        1,068,000      (176,000)
Cash and cash equivalents at beginning of year                            526,000       702,000

                                                                      -----------   -----------
Cash and cash equivalents at end of year                              $ 1,594,000   $   526,000
                                                                      ===========   ===========

Supplemental disclosure:
   Cash interest paid                                                 $   110,000           -0-
                                                                      ===========   ===========

See accompanying notes.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

1. Description of Business and Principles of Consolidation

      BCAM International, Inc. and subsidiaries (the "Company") has been primarily a software technology and consulting company, specializing in providing ergonomic solutions (human factors engineering) to individuals, major corporations and government. On September 22, 1997, the Company acquired Drew Shoe Corporation ("Drew Shoe"), a designer, marketer, manufacturer and distributor of medical footwear. Drew Shoe had revenues for its year ended December 31, 1996 of approximately $14.6 million and has been in business for approximately 125 years.

      The Company's revenues have historically been derived primarily from ergonomic consulting services. In December 1997 the Board of Directors of the Company decided to sell the operations of the ergonomic consulting services business due to the inability of that business to generate operating profits for the Company. In February 1998, the Board of Directors of the Company decided to discontinue the operations of the HumanCAD Systems division as a result of the lack of available financing to further the necessary business development activities of that division on a basis that would enhance shareholder value.

      Since the acquisition of Drew Shoe, the Company's revenues in the near term are expected to be derived principally from the medical footwear business. The Company's strategic focus is on building its presence in the medical footwear and related industries and on broadening and strengthening the development and commercialization of the Company's proprietary technologies, principally Intelligent Surface Technology ("IST") and its proprietary "microvalve".

      Because of the significance of Drew Shoe's operations to the ongoing operations of the Company, Drew Shoe is considered a "predecessor" of the Company.

      The consolidated financial statements include the accounts of BCAM International, Inc. and its subsidiaries, principally Drew Shoe (medical footwear), since September 22, 1997, BCAM Technologies, Inc. (principally IST and related technologies), BCA Services, Inc. (principally human ergonomics consulting which has been discontinued), and HumanCAD Systems, Inc. (principally software development and marketing which has been discontinued).

      The Company requires additional capital to fund its activities in 1998 and made a private placement of its equity securities in April 1998 in order to satisfy this need (see note 7). In April 1998, the Company and the holders of its 10%/13% Convertible Notes agreed to a restructuring of the obligation which accelerates repayment to April 1999, among other matters discussed in Note 6.

2. Summary of Significant Accounting Policies

Cash Equivalents, Financial Instruments and Concentration of Credit Risk

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed Federally insured limits. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas, and generally short payment terms. In addition, the Company routinely assesses the financial strength of its customers.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ from those estimates.

Revenue

      Revenue from wholesale medical footwear sales is recognized at the time products are shipped. Revenue

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

from retail medical footwear sales through Company-owned retail operations is recognized at the point of sale. License revenues are recorded when earned under the related license agreement.

Inventory

      Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property, Plant and Equipment

      Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Other Assets

      The costs of acquiring or processing (principally professional and government fees) patents, trademarks and other intellectual properties are capitalized at cost. This amount is being amortized using the straight-line method over the estimated useful lives of the underlying assets of approximately 5 years.

Research and Development

Research and development costs are charged to operations in the period incurred.

Income Taxes

      The Company accounts for income taxes using Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." At December 31, 1997, the Company has net operating loss carryforwards of approximately $15,937,000 for income tax purposes, expiring through 2012.

      At December 31, 1997 and 1996, deferred tax assets approximating $5,886,000 and $4,672,000, respectively, arising from the future potential availability of net operating loss carryforwards have been offset in full by valuation allowances in accordance with FASB Statement No. 109.

      The utilization of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards. Additionally, based on ownership changes which occurred in 1997 and in prior years, it is expected that the annual utilization of the otherwise available net operating loss carryforwards will be limited by the provisions of Sections 382 and 383 of the Internal Revenue Code, as amended. As such the Company may be restricted as to the utilization of its net operating loss. The Company believes that significant issuances of additional stock could trigger an additional change and a new limitation.

Net Loss Per Share

      In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Net loss per share has been computed on the basis of the weighted average number of common shares outstanding. Common stock equivalents have been excluded because their effect is antidilutive. There was no effect to the Company's financial statements of adopting SFAS 128.

Stock-Based Compensation

      In 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." In accordance with the standard, the Company elected to continue to account for its stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations (APB 25). Under APB 25, because the exercise price of the Company's stock options granted equals the market price of the underlying stock on the date of the grant, no compensation expense is required to be recognized except in the case of options issued which are subject to shareholder approval (see Note 7)

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      Reclassification

      Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

3. Inventories

      Inventories consisted of the following at December 31, 1997:

            Raw materials          $  760,000
            Work in process           976,000
            Finished goods          4,542,000
                                   ----------
            Total                  $6,278,000
                                   ==========

      Inventories at September 22, 1997 (date of acquisition of Drew Shoe) were approximately $6,175,000.

4. Property and equipment

      Property and equipment consists of the following at December 31, 1997 and were depreciated and amortized utilizing the estimated useful lives indicated below:

                                         Range of
                                         Estimated     December
                                        Useful Lives   31, 1997
                                        ------------  -----------
      Land                                            $   100,000
      Buildings and improvements         10-35 years      726,000
      Equipment, furniture and fixtures   5-10 years    2,924,000
      Leasehold improvements               2-5 years       51,000
                                                      -----------
      Total                                             3,801,000
      Less accumulated depreciation                       832,000
                                                      -----------
      Total                                           $ 2,969,000
                                                      -----------

      Approximately $2,839,000, net of accumulated depreciation and amortization, of the total property and equipment was acquired in September 1997 as part of the acquisition of Drew Shoe.

5. Acquisition of Drew Shoe

      Effective September 22, 1997, the Company acquired all of the outstanding Common Stock of Drew Shoe for approximately $4.7 million plus the assumption of liabilities. The purchase price was paid by delivery to the shareholders of Drew Shoe of an aggregate of $3,882,000 in cash, promissory notes in the aggregate principal amount of $400,000 (See Note 6) and by delivery of an aggregate of 375,000 unregistered shares of the Company's Common Stock (valued at approximately $1.20 per share to reflect a discount for lack of registration). The promissory notes bear interest at 8% per annum, are due on September 19, 1999, and are payable in twenty-four (24) equal monthly installments aggregating $8,333.34 (plus interest) with final payments due in the twenty-fifth (25th) month aggregating $200,000.

      See Note 6 for a description of the securities issued in order to finance the acquisition of Drew Shoe.

      Simultaneously with the acquisition, Drew Shoe entered into a credit facility with a commercial bank (guaranteed by the Company) which is further described in Note 6.

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. In addition, Drew Shoe operates 15 retail shoe specialty stores. The Company has accounted for

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

its acquisition of Drew Shoe under the purchase method of accounting. Under such method, the purchase price paid plus costs of the acquisition are allocated to the assets and liabilities of the acquired company based on the estimated fair value of assets and liabilities acquired. The remaining amount, if any, is allocated to goodwill. The results of operations of the acquired company are consolidated with the Company's operations beginning on the date of purchase. At December 31, 1997, a preliminary estimate of the fair value of assets and liabilities has been made based upon certain appraisals and other data that is preliminary and subject to change. Based upon such preliminary evaluation at December 31, 1997, approximately $21,000 of goodwill has been recorded in connection with the acquisition of Drew Shoe.

      The following summary shows the unaudited pro-forma results of operations for the years ended December 31, 1997 and 1996 assuming that the Company had purchased Drew Shoe as of the beginning of each period shown. This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges that are discussed in Notes 6 and 7) and the amortization of fair value adjustments (principally for increased depreciation). The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses available to offset anticipated profits from Drew Shoe. This summary may not be indicative of what the actual results of operations would have been had the purchase occurred at the beginning of each period shown.

                                                       1997            1996
                                                   ------------    ------------
Revenues                                           $ 15,083,000    $ 14,638,000
                                                   ============    ============

Loss from operations                               $ (1,321,000)   $ (1,123,000)
                                                   ============    ============
Loss from Continuing Operations (excluding
   non-recurring charges in 1997)                  $ (2,905,000)   $ (2,506,000)
                                                   ============    ============
Net loss (excluding non-recurring charges in
   1997)                                           $ (4,280,000)   $ (2,751,000)
                                                   ============    ============
Net loss per share (excluding non recurring
   charges in 1997)                                $      (0.26)   $      (0.19)
                                                   ============    ============

6. Long Term Debt and Convertible Notes

      Secured bank debt - Simultaneously with the acquisition of Drew Shoe, the Company through its wholly-owned subsidiary, Drew Shoe, entered into a credit facility with a commercial bank consisting of: (i) a revolving line of credit up to $4,500,000 (which is based upon agreed upon percentages of accounts receivable and inventory) and (ii) a term loan of $1,000,000. As of the date of the Drew Shoe acquisition, the Company believes there was approximately $4,500,000 available under this credit facility (approximately $3,750,000 of which was drawn down to pay certain existing liabilities of Drew Shoe, including an existing liability to that bank of approximately $2,655,000, debentures payable to former shareholders of approximately $845,000, and to transfer $250,000 to the Company). The revolving line of credit matures on September 30, 1999, and calls for current payments of interest at a rate of prime plus 1.5% (10% at December 31,1997). The term loan portion of the credit facility (in the principal amount of $1,000,000) also bears an interest rate of prime plus 1.5% (10% at December 31, 1997) and is payable in monthly installments through September 30, 2000 with a payment due at that time of $583,000. Both the revolving line of credit and term loan may be used for general working capital purposes and are guaranteed by the Company. The credit facility with this bank requires Drew Shoe to maintain compliance with certain financial covenants, principally net worth, and contains restrictions on the transfer of cash to the Company.

      Costs incurred in connection with the bank term loan and revolving credit totaling approximately $75,000, are included in Deferred finance cost and are being amortized to Interest and financing cost using the effective interest method over a two year period.

      10%/13% Convertible Notes and Warrants - In order to fund the acquisition of Drew Shoe and provide working capital to the Company, on September 19, 1997, the Company issued subordinated convertible notes (the

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

"Convertible Notes"), and Non-Redeemable Class DD Warrants, in the aggregate amount of $6,000,000. The Convertible Notes are due, as amended, on April 16, 1999 unless at any time after September 19, 1998 they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. Such conversion feature is subject to antidilution provision in certain circumstances including the issuance of Common Stock and warrants in 1998 discussed below. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of additional Convertible Notes in which case the annual interest rate becomes 13% with semi-annual compounding. The Convertible Notes require the Company to maintain compliance with certain financial covenants including maintenance of minimum levels of interest coverage and net worth (as defined). At December 31, 1997, the Company was in violation of such covenants. On April 14, 1998, the noteholders and the Company entered into the First Amendment of the Note Purchase Agreement (together with a Stock Pledge Agreement and Security Agreement) in order to restructure the agreement. The key elements of the restructuring are as follows: (1) waiving of the Company's violations of the financial covenants at December 31, 1997 (as well as certain other breaches of the agreement) (2) eliminating the financial covenants through April 16, 1999,
(3) securing the obligation with a pledge of all of the assets of the Company (excluding the assets of Drew Shoe which are already pledged to a bank), including the stock of the Company's subsidiaries, (4) accelerating the maturity date for the obligation from September 19, 2002 to April 16, 1999, (5) cancellation of Class DD warrants to purchase 400,000 shares of common stock of the Company, (6) issuance to the holders a total of 10% of the common shares of the Company's subsidiaries Drew Shoe Corporation and BCAM Technologies, Inc. As a result of the restructuring, the Company has a significant capital requirement to repay this obligation ($6,000,000) in approximately one year or face default and on the security. It is the Company's intention to refinance or otherwise restructure this obligation. The Company expects to take a significant charge to operations in 1998 in connection with the finalization of the restructuring of the debt.

      The Non-Redeemable Class DD Warrants entitle the holders to purchase, as amended, 2,000,000 shares of common stock at $1.75 per share at any time prior to September 19, 2002. The Company has, under generally accepted accounting principles, recorded approximately $1,872,000 of the $6,000,000 received from the sale of the Convertible Notes and Warrants as the estimated value (based upon a "Black Scholes" calculation) of the detachable warrants issued in connection with the Convertible Notes resulting in a discount to the value assigned to the Convertible Notes. Such amount is being amortized over the five-year term of the Convertible Notes.

      The private placement of convertible notes and warrants to one investor group (aggregating $5,000,000 of the total $6,000,000) was made with the assistance of an investment banker who charged a cash fee of 6% ($300,000) plus 187,500 unregistered shares of common stock (valued at $1.20 per share to reflect a discount for lack of registration), and Class EE warrants to purchase 500,000 shares of common stock at an exercise price of $0.80 per share, of the Company. The cash fee, shares of stock and the estimated fair value of the warrants aggregate approximately $1,025,000. This amount has been apportioned between Deferred financing costs, and acquisition costs of Drew Shoe. The portion allocated to Deferred financing costs (approximately $775,000), together with legal and other costs of the transaction are being amortized over the five year term of the Convertible Notes. There were no investment banking fees associated with the remaining $1,000,000 of proceeds.

      The market value of the Company's common stock on the Nasdaq SmallCap market on the date of the transaction was approximately $1.50.

      In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued. Statement D-60 requires certain new accounting for securities issued which are convertible into common stock at a value which is "beneficial" at the date of issuance (such as the Convertible Notes described above and the Convertible Preferred Stock of BCA Services, Inc., a subsidiary of the Company, described in Note 7). This accounting requires that the beneficial value be charged to operations (based upon the traded market price, without discount, compared to the conversion price) in the case of a convertible note or to retained earnings as a dividend in the case of a preferred stock, over a period reflecting the shortest period in which the investor has to exercise and under the most favorable terms to the investor. As such, the Company has charged approximately $5,925,000 (representing the value of the beneficial debt conversion feature of the Convertible Notes measured at the date of issuance) to Unamortized Charge for Beneficial Debt Conversion in the shareholders' equity section of its Consolidated

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

Balance Sheet. Such amount is being charged to Interest and financing costs in the Consolidated Statements of Operations at the rate of approximately $1,481,000 per quarter until September 19, 1998. See, however, the discussion of the restructuring of this financing above. This charge to operations is considered a non-recurring charge in the preparation of the summary pro-forma data contained in Note 5. This charge is in addition to amortization of Deferred financing costs and the debt discount related to the Convertible Notes (approximately $1,872,000), over the five-year term of the Convertible Notes.

      At December 31, 1997, long term debt consists of the following:

    10%/13% Convertible Notes, face amount
    $6,000,000, net of approximately $1,767,000 of
    unamortized debt discount with interest payable
    on March 19 and September 19, due April 16,
    1999 unless earlier converted                                     $4,233,000

    Revolving credit arrangement with a bank, payable
    on September 30, 1999, bearing interest at prime plus 1.5%         2,618,000

    Term Loan agreement with a bank, bearing
    interest at prime plus 1.5% payable in monthly
    principal installments of $11,905 plus interest
    through September 30, 2000 when
    the final payment of $583,000 is due.                                976,000

    Notes payable to sellers of Drew Shoe (including
    $187,500 payable to the ongoing President of
    Drew Shoe), bearing interest at 8%, with monthly
    payments of principal aggregating $8,333 plus
    interest and balloon payments aggregating $200,000
    on September 19, 1999                                                375,000

    Amount payable to parties related to former
    owners and an officer of Drew Shoe due December
    31, 1998, bearing interest at prime                                  214,000

    Other, net                                                            19,000

                                                                      ----------
    Total long term debt                                               8,435,000
    less: current portion                                                463,000
                                                                      ----------
                                                                      $7,972,000
                                                                      ==========

      Principal payment requirements on the above obligations, adjusted for the debt restructure described above is approximately as follows subsequent to December 31, 1997:

                                      Years ended            Amount
                                      -----------          -----------
                                         1998              $   463,000
                                         1999                9,049,000
                                         2000                  690,000
                                                           -----------
                                                            10,202,000
                                                           -----------
            Less unamortized debt discount                  (1,767,000)
                                                           -----------
            Total Long-term Debt at December 31, 1997      $ 8,435,000
                                                           ===========

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

7. Shareholders' Equity

      1997 Sale of Convertible Preferred Stock of Subsidiary - On July 22, 1997, September 8 and September 18, 1997, BCA Services, Inc. ("BCA"), previously wholly-owned by the Company, sold 120 shares of BCA's Convertible Preferred Stock (the "Preferred Stock") for an aggregate consideration of $1,200,000 in two private offerings to accredited investors.

      The Preferred Stock is convertible into shares of the Company's common stock at a price equal to a fixed discount (30%) of the average closing bid price of the common stock over a period of time ending on the day preceding the conversion date and subject to a ceiling price.

      In addition, for 100 of the shares of Preferred Stock sold, the Company issued Non-Redeemable Class BB Warrants to purchase 50,000 shares of common stock at $0.72 per share. For 20 shares of Preferred Stock sold, the Company issued Non-Redeemable Class CC Warrants to purchase 10,000 shares of common stock at $1.03 per share. The Class BB and CC Warrants have a term of five years and the underlying common stock has been registered by the Company.

      The two private placements of BCA Preferred Stock were made with the assistance of a placement agent. The placement agent charged a commission of 8% in fees and 2% in expenses, plus warrants to purchase 50,000 shares of common stock of the Company at approximately $0.72 per share for five years, for the first offering ($1,000,000). The placement agent charged 6% in fees and no warrants for the second offering ($200,000).

      At December 31, 1997, $500,000 of the Preferred Stock had been converted into 706,226 common shares of the Company at a weighted average conversion price of approximately $0.71. Subsequent to December 31, 1997, the remaining $700,000 of the Preferred Stock has been converted into 1,066,585 shares of common stock at $0.66 per share resulting in the transfer of $618,000 of minority interest at December 31, 1997 into shareholders equity.

      See Note 6 for a discussion of certain accounting treatment called for by Emerging Issues Task Force Statement D-60. Because the Preferred Stock issued is that of a subsidiary, but is convertible into shares of the Company, the Company has recorded the Preferred Stock of the subsidiary as "Minority interest" in the consolidated financial statements until its conversion into common stock of the Company. The "beneficial" conversion feature, therefore, has been charged to Minority interests (approximately $788,000) in the accompanying Consolidated Statement of Operations. Such amount is considered a non-recurring charge in preparation of the summary pro forma data in Note 5.

      1997 Sale of common stock and warrants of the Company - In January 1997, the Company commenced an offering and ultimately sold 1,075,000 equity units (each consisting of one share of the Company's common stock and one non-redeemable Class AA warrant) for $1,075,000. The Class AA warrants, as amended, entitle the holder to purchase one share of the Company's Common Stock at $0.65 per share until March 31, 2002.

      Authorized shares/Shares reserved for future issuance - At the annual meeting of shareholders on February 19, 1998 (including an adjournment to March 16, 1998), the shareholders of the Corporation approved an increase in the authorized shares of common stock from 40,000,000 shares to 65,000,000 shares. Additionally, the shareholders approved the adoption of changes to the bylaws of the Corporation to, among other matters, permit the Board of Directors to issue up to 2,000,000 shares of Preferred Stock of the Company on terms to be set by the Board of Directors.

      The Company is also authorized to issue up to 750,000 shares of its acquisition preferred stock, $.01 par value, none of which are presently issued and outstanding. The acquisition preferred stock is permitted to be issued pursuant to (i) a statutory merger or consolidation in which the Company is the surviving entity, (ii) the acquisition by the Company of substantially all the assets or business of another entity or (iii) the acquisition by the Company of 50% or more of the voting securities of another entity. The Board of Directors is authorized to fix, before issuance, the voting powers, designations, preferences and other rights, qualifications, limitations and restrictions applicable to each series of acquisition preferred stock.

      Common shares reserved for future issuance as of December 31, 1997, adjusted in the case of the

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

1998 stock option plan for the February 1998 increase to the shares available under such plan, are approximately as follows:

Units sold in public offering in 1990:
Class B warrants, subject to antidilution (see below) ..............   1,292,000
Class E warrants, subject to antidilution (see below) ..............     737,000
Unit Options, expired in 1997 ......................................           0
Conversion feature of 10%/13% Convertible Notes, subject
  to antidilution and "pay in kind" provisions ($0.80, 2002
  see Note 6) ......................................................   7,500,000
Conversion feature of BCA Preferred stock, stated at amount actually converted in full prior to March 31, 1998, (see
  above) ...........................................................   1,067,000
Third party options (see table below) ..............................   1,050,000
1,050,000 1989 Stock Option Plan (see below) .......................     432,000
1989 Nonstatutory Plan (see below) .................................      25,000
1995 Stock Option Plan (as amended in 1998, see below) .............   8,000,000
Warrants issued in private placements:
     Class C warrants, expired during 1997 .........................           0
     Class D warrants, expired during 1997 .........................           0
     Class AA warrants ($0.65, 2002, see above) ....................   1,075,000
     Class BB warrants ($0.72, 2002, see above) ....................     100,000
     Class CC warrants ($1.03, 2002, see above) ....................      10,000
     Class DD warrants ($1.75, 2002, see above) ....................   2,400,000
     Class EE warrants ($0.80, 2002 see Note 6) ....................     500,000
                                                                      ----------
                                                                      24,188,000
                                                                      ----------

      Class B and Class E Warrants - The Company's Class B warrants were issued in connection with a 1990 public offering of securities of the Company. The Class E Warrants were issued in connection with a "Discounted Warrant Plan" offered to holders of the Class A Warrants (all of which have been exercised or expired) and Class B Warrants issued in connection with the public offering in 1990. The Class B and Class E Warrants are presently exercisable, were due to expire in January 1998, have been extended to October 17, 1998 and are subject to anti-dilution provisions. As a result of the financings completed in 1997, the anti-dilution provisions of the warrants were triggered and resulting in the following revisions to the warrant price and the number of shares subject to warrant:

                     Exercise price   Number of shares    Exercise price     Number of shares
                      per warrant       per warrant          per share      subject to warrant
                     --------------   ----------------    --------------    ------------------
Class B Warrants:
      Previous           $ 1.50              1.2              $ 1.25               969,191
      Current            $ 1.14              1.6              $  .71             1,292,254

Class E Warrants:
      Previous           $ 1.25              1.1              $ 1.14               540,747
      Current            $ 0.95              1.5              $  .63               737,382

      The 1998 private placement discussed in the following paragraphs may trigger the operation of antidilution provisions of the Class B and Class E warrants and will trigger the operation of the antidilution provisions of the 10%/13% Convertible Notes discussed in Note 6.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      1998 Private placement of common shares and warrants - Beginning on April 14, 1998, the Company commenced a private offering of its common stock and warrants. The offering contemplates aggregate proceeds of $2,000,000 for the purchase of 1,980,198 shares of common stock of the Company and warrants to purchase 250,000 shares of common stock at $2.05 for three years by seven accredited investors. Through April 16, 1998 the Company issued 1,881,188 shares of common stock, together with warrants to purchase 237,500 common shares at $2.05 per share for three years, to private investors in exchange for $1,900,000, less $475,000 held in escrow pending the Company's filing of a registration statement covering the shares and shares underlying the warrants prior to June 13, 1998. The Company has agreed to register such shares and has agreed to penalties of 3% per month should the registration statement not be declared effective within 130 days.

      The number of shares issuable to these investors will be "repriced" pursuant to a schedule initially in four $300,000 increments and then in four $200,000 increments on eight occasions commencing with the effectiveness of a registration statement covering the shares and again 60 days later and then in 30 day intervals. On such dates, the investor would receive the additional number of shares, if any, that result from the difference between the number of shares actually issued and the number of shares which would have been issued using a 23% discount to the market price, as defined, at that time. The operation of this provision could result in significantly greater number of shares being issued. The investors have agreed not to sell any shares before at least 120 days after the closing. The Company is exposed to significant penalties for failure to have a registration statement declared effective covering such shares within 130 days, has agreed not to issue certain financings and has agreed to pay a placement agent a 6.5% fee in connection with the transaction.

      Stock Options

      In June 1995, the shareholders of the Company approved the adoption of the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan supercedes and closes all prior option plans and provides for the granting of incentive stock options ("ISOs") and/or nonqualified stock options to employees, directors or consultants of the Company to purchase an aggregate of 2,000,000 shares of the Company's common stock. The option price per share for ISOs granted under the 1995 Plan shall not be less than the fair market value of the Company's common stock on the date of grant. Options vest and are exercisable over various periods up to ten years from the date of grant. No option may be granted under the 1995 Plan after June 2005. At December 31, 1996, there were 219,500 shares available for granting of future options.

      In 1997, the Company issued option grants under the 1995 Plan to purchase an aggregate of 3,984,000 shares of Common Stock of the Company, approximately 3,764,500 of which were subject to approval by shareholders of an amendment to the Company's 1995 Plan. The amendment, approved at the 1997 Annual Meeting of Shareholders in February 1998, increases the number of shares under the 1995 Plan from 2,000,000 to 8,000,000 shares.

      In 1989, the shareholders of the Company approved the adoption of a 1989 Stock Option Plan (the "1989 Plan"). The 1989 Plan provided for the granting of incentive stock options and/or nonqualified stock options to key employees and consultants to purchase shares of the Company's common stock at a price per share not less than the fair market value on the date of grant. In 1992, the Plan was amended to: (a) increase the number of shares to 1,565,957, (b) permit the granting of nonqualified stock options at a price per share less than the fair market value of the Company's common stock on the date of grant and (c) permit options to be exercised up to two years after termination of employment under certain circumstances. Options vest and are exercisable over various periods up to six years from the date of grant.

      In 1989, the Company also adopted a Nonstatutory Stock Option Plan (the "1989 Nonstatutory Plan") for directors. Under the 1989 Nonstatutory Plan, the Company could grant options for the purchase of an aggregate of 355,000 shares of common stock at not less than fair market value at the date of grant. Pursuant to the terms of the 1995 Plan, no options may be granted under the 1989 Plan or the 1989 Nonstatutory Plan subsequent to June 22, 1995.

      Option activity during each of the two years ended December 31, 1997 for the 1989 Plan and the 1989 Nonstatutory Plan is summarized as follows:

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

                                 1989 Nonstatutory Plan                        1989 Plan
                                   Shares Under Option                    Shares Under Option
                              -----------------------------------------------------------------------
                                                                               Weighted
                                                 Number                         Average       Number
                               Option price        of      Option price per     Exercise        of
                                 per share       Shares         share            Price        Shares
                              -----------------------------------------------------------------------
Balance at January 1, 1996                       100,000                                      452,000
Exercised                                             --            $0.92                      (2,500)
Cancelled/expired                                     --   $0.92 to $3.13        $2.18        (17,500)
                                                                                              -------
Balance at December 31,1996                      100,000                         $1.94        432,000
Exercised                          $1.13         (25,000)                                          --
Cancelled/expired              $1.10 to $1.13    (50,000)                                          --
                                                 -------                                      -------
Balance at December 31,1997                       25,000                         $1.94        432,000
                                                 =======                                      =======

Option activity during each of the two years ended December 31, 1997 for the 1995 Plan is summarized as follows:

                                                 1995 Plan
                                             Shares Under Option
                                 ----------------------------------------------
                                                      Weighted        Number
                                 Option price per      Average          of
                                      share         Exercise Price    shares
                                 ----------------------------------------------

Balance at January 1, 1996                               $1.04       1,932,500
Granted                           $0.95 to $1.20         $1.09         193,000
Cancelled/expired                          $0.92         $1.09        (350,000)
Exercised                                  $0.92         $0.92         (20,000)
                                                                     ---------
Balance at December 31, 1996                             $1.04       1,755,500
Granted                           $0.75 to $1.52         $1.09       3,984,000
Cancelled/expired                 $0.92 to $1.68         $1.17         (55,000)
                                                                     ---------
Balance at December 31,1997                                          5,684,500
                                                                     =========

      Of the options issued in 1997, options to purchase approximately 3,684,500 shares were issued subject to approval of the Company's shareholders. Such approval was received in February 1998. Generally accepted accounting principles require that a charge to compensation expense be made if the market value of the stock on the date of shareholder approval exceeds the market value on the date of grant. The closing bid price of the Company's common stock on the date of the shareholder vote was approximately $1.41. Options to purchase approximately 1.8 million shares were granted at prices that, although fair market value at the time of grant, were lower than $1.41. As a result, the Company will record a charge to compensation expense of approximately $1,200,000 in the first quarter of 1998.

      Primarily as a result of the acquisition activity of the Company, 550,000 fully vested nonstatutory stock options were granted to eight investment bankers and other vendors who, as third parties, are outside of the 1995 Plan, as amended. The options are exercisable for from two to ten years, 375,000 shares at a price of $0.75 per share and 175,000 shares at a price of $1.52 per share.

      During 1996, the Company granted 100,000 fully vested nonstatutory stock options at fair market value to a third

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

party, which are exercisable for a period of ten years at a price of $1.17 per share. In addition, during 1995, the Company granted 300,000 fully vested nonstatutory stock options at fair market value to a third party, which are exercisable for a period of eighteen months at a price of $1.05 per share, and 5,000 nonstatutory stock options at fair market value to a third party, which were cancelled in 1996. Further, in 1994 the Company granted 100,000 nonstatutory stock options at fair market value to a third party, which vest ratably over two years and are exercisable for a period of five years at a price of $1.69 per share. At December 31, 1997, 1,050,000 of these options are outstanding.

      The following table summarizes information about the options to third parties (1,050,000) and warrants not reflected as granted as part of any option plan.

                               Options/warrants
                                 Outstanding
-----------------------------------------------------------------------------
                                       Weighted Average
   Range of     Number Outstanding at      Remaining      Weighted Average
Exercise Price    December 31, 1997    Contractual Life    Exercise Price
-----------------------------------------------------------------------------
$0.65 to $1.00        2,787,382            3.2 years           $0.77
$1.01 to $1.75        4,377,254            3.4 years           $1.50
=============================================================================
$0.65 to $1.75        7,164,636            3.3 years           $1.22
=============================================================================

      The Company recorded a charge to selling, general and administrative costs of approximately $175,000 for the year ended December 31, 1997 related to the estimated fair value of the options granted to consultants.

      Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, "Accounting for Stock-Based compensation" which requires that the information be determined as if the Company has accounted for its stock options granted subsequent to December 31, 1994 under the fair value method of that statement. The fair value for these options was estimated at the date of the grant using a Black-Scholes option pricing model. The Company's pro forma information follows:

                                               December 31,        December 31,
                                                   1997                1996
                                              -------------       -------------
Pro forma net loss:
      Continuing operations                   $  (4,995,000)      $  (1,617,000)
      Discontinued operations                    (1,376,000)           (245,000)
                                              -------------       -------------
      Total                                   $  (6,371,000)      $  (1,862,000)
                                              =============       =============
Pro forma net loss per share:
      Basic
      Continuing operations                   $        (.31)      $        (.11)
      Discontinued operations                 $        (.09)      $        (.02)
                                              -------------       -------------
                                              $        (.40)      $        (.13)
                                              -------------       -------------
Assuming dilution
      Continuing operations                   $        (.32)      $        (.11)
      Discontinued operations                 $        (.09)      $        (.02)
                                              -------------       -------------
                                              $        (.41)      $        (.13)
                                              =============       =============

      The fair value of these options at the date of the grant was estimated with the following weighted average assumptions for 1997 and 1996: risk free interest rates ranging from 6.25% to 6.36%, no dividend yield, volatility factor of the expected market price of the Company's common stock ranging from 49% to 76%, and a weighted average expected life of the options ranging from six to ten years. Because Statement 123 is applicable only to options granted subsequent to December 31, 1994 and employee stock options granted vest over a period from one to four years, its pro forma effect will not be fully reflected in pro forma net loss.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      The following table summarizes information about stock options, including those to third parties, outstanding at December 31, 1997:

                               Options Outstanding                   Options Exercisable
                 -----------------------------------------------  -------------------------
                     Number        Weighted Average    Weighted       Number      Weighted
                 Outstanding at       Remaining        Average    Outstanding at  Average
   Range of        December 31,      Contractual       Exercise    December 31,   Exercise
Exercise Price        1997              Life            Price         1997         Price
-------------------------------------------------------------------------------------------
 $0.75-$1.00        2,950,500         8.1 years         $0.78       1,465,083      $0.78
 $1.01-$2.00        4,033,000         7.5 years         $1.33       1,614,750      $1.21
 $2.01-$3.22          208,000         1.3 years         $2.65         207,000      $2.65
-------------------------------------------------------------------------------------------
 $0.75-$3.22        7,191,500         7.5 years         $1.14       3,286,833      $1.11
===========================================================================================

      The weighted average fair value of all stock options granted in 1997 was $.63 per share.

8. Discontinued Operations

      Ergonomic Consulting Services Division - In December 1997, the Board of Directors of the Company approved a plan to sell the operations of its Ergonomic Consulting Services Division ("ECSD"). ECSD has not generated operating profits and is no longer considered a core asset in light of the Company's current strategy. The plan of disposition involved finding a strategic buyer who would take over the Company's contractual commitments (some of which are long-term) to consulting division customers and liquidating the remaining assets through collection (with respect to receivables) or sale or disposal (with respect to furniture and equipment). On February 9, 1998, the Company closed on the sale of the revenue contract rights and transfer of the obligations for certain related personnel of the ECSD to a third party. Terms of the sale call for the payment of a portion of future revenues of the contracts sold as well as a portion of certain follow-on work, or referrals for work provided by the Company. At December 31, 1997, assets of the ECSD were approximately, 155,000, consisting principally of billed and unbilled receivables, and liabilities were approximately $76,000 consisting principally of trade payables. The operations of the ECSD from January 1, 1998 through disposal on February 9, 1998 did not generate a loss due to the high utilization of personnel on contracts during that time. Approximately $50,000 has been accrued in the December 31, 1997 financial statements as a loss on disposal representing management's estimate of the write-off of furniture and equipment and accrual of certain lease costs. There was no material severance paid in connection with the discontinuance of the ECSD. Revenues, gross margin and net loss for ECSD are approximately the following for the years ended December 31, 1997 and 1996:

                                                    1997                 1996
                                                 ---------            ---------
Revenues                                         $ 467,000            $ 576,000
Gross Margin                                     $ 183,000            $ 247,000
Net Loss                                         $(356,000)           $(245,000)

      HumanCAD Systems Operations - During late February 1998, as a result of specific events at the time, the Board of Directors of the Company approved a plan to seek alternative value for the HumanCAD Systems operations ("HCAD") by
(i) initially reducing the activity and (ii) seeking a strategic or management buyer for the operation.

      In December 1997, the Company had reached agreement with a funding source to provide approximately $2.5 million for development and marketing of the Company's existing and planned HCAD ergonomic modeling software products. In January 1998, the Company commenced executing the business plan contemplated by the financing but in late February 1998, the funding source advised the Company that they were no longer willing to go forward with the planned financing. The Company is seeking a strategic or possible management buyer for a majority of HCAD.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      The measurement date for the discontinuance is February 1998, at which time losses from January 1, 1998 through February 1998 will be recorded and a provision for discontinued operations (principally severance and non-cancellable lease costs) will be made. Such amount is expected to exceed $500,000. The Company has reflected the 1997 operations of HCAD as a discontinued operation in the December 31, 1997 financial statements. At December 31, 1997, assets of the HCAD were approximately $98,000 consisting principally of customer receivables, certain computer and communications equipment, furniture, and inventory. Liabilities were approximately $60,000 consisting principally of trade payables and payroll. Revenues, gross margin and net loss for HCAD are approximately the following for the year ended December 31, 1997 (HCAD did not operate in 1996):

                                               1997
                                            -----------
              Revenues                      $   135,000
              Gross Margin                  $   125,000
              Net Loss                      $(1,000,000)

9. Commitments and contingencies

      Leases - The Company leases its office space for a term extending through March 31, 2000. In August, 1996, this lease was modified to reflect a reduction in leased space. Additionally, the Company has entered into various operating leases for equipment. Future minimum payments under noncancellable operating leases for years December 31 are as follows:

              1998                          $ 541,000
              1999                            406,000
              2000                            256,000
              2001                             77,000
              Thereafter                       88,000

      Rent expense in 1997 and 1996, under all operating leases, was approximately $550,000 and $179,000, respectively.

      Collective bargaining agreement - Approximately 155 of Drew Shoe's approximately 255 employees are covered by a collective bargaining agreement with a union. The contract covering such employees is due to expire in May 1998.

      Litigation - In January 1998, a third party filed suit against the Company's Drew Shoe subsidiary alleging that it is due a fee of not less than $297,000 in connection with the Company's acquisition of Drew Shoe. Drew Shoe disputes this claim and the Company intends to vigorously defend this action. There are no other material legal proceedings pending against the Company.

10. Pension

      The Company has two noncontributory, defined benefit pension plans covering substantially all employees. Benefits under the plan covering nonunion employees are based on average monthly compensation and years of service. Benefits under the plan covering union employees are based on years of service. The Company's policy is to make contributions to the plans sufficient to meet minimum funding requirements. Effective September 3, 1997, the Company's non-union plan was frozen and no future benefits will accrue to participants in the plan. The net pension liability at December 31, 1997 reflects the result of these plan changes.

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

      A summary of the components of net periodic pension cost for the period from September 22, 1997 to December 31, 1997 is as follows:

              Service cost                 $    9,000
              Interest                         33,000
              Actual return on plan assets    (14,000)
              Amortization and deferral        (4,000)
                                           ----------
              Net pension cost             $   24,000
                                           ==========

      The following table sets forth the funded status and amounts recognized in the Consolidated Balance Sheet as of December 31, 1997:

      Actuarial present value of benefit obligation:
            Vested benefit                                $1,525,000
            Nonvested benefits                                70,000
                                                          ----------
      Accumulated and projected benefit obligation         1,595,000
      Plan assets at fair market value                     1,056,000
                                                          ----------
      Accumulated benefit obligations in excess of
            plan assets                                      539,000
      Accrued pension cost                                $  539,000

Significant assumptions used in the accounting for the defined benefit plans were as follows:

      Discount rate                                  7.00%
      Expected long-term rate of return on assets    8.25%

      The plans assets are invested in an annuity investment fund, certificates of deposit, insurance contracts and interest bearing cash accounts.

11. Other

      Other assets- Other noncurrent assets principally include patent costs of approximately $147,000 (net of related amortization of approximately $61,000), and cash surrender value of life insurance (approximately $88,000). Goodwill (preliminary) in connection with the Drew acquisition is included in other assets and totals approximately $21,000.

      Other non-current liabilities- Other non-current liabilities consist principally of accrued pension cost and certain non-current obligations under contracts and commitments in connection with the acquisition of Drew Shoe.

      Costs of financings not completed- In the third quarter of 1997, the Company was able to secure more favorable acquisition financing and credit facility for its acquisition of Drew Shoe than it had originally expected. As a result, the Company elected not to complete a proposed acquisition financing and a proposed credit facility. Costs associated with such uncompleted financings of approximately $130,000 were charged to Interest and financing costs in the year ended December 31, 1997.

      Charges to fourth quarter operations - Significant charges to operations in the fourth quarter of 1997 include: (i) approximately $175,000 for the estimated value of options granted to consultants in May and September 1997,
(ii) accrual of contractual management bonuses for three executives of approximately $75,000 (including $25,000 related to discontinued operations),
(iii) write off of approximately $75,000 of capitalized software costs no longer considered realizable (included in discontinued operations) and (iv) costs of approximately

                    BCAM International, Inc. and subsidiaries
                   Notes to Consolidated Financial Statements
                                December 31, 1997

$235,000 related to a collaborative research effort (microvalve) and certain software development costs.

      Advertising expense - Advertising expense for Drew Shoe were approximately $125,000 for the period of inclusion of Drew Shoe in the Company's financial statements for 1997. Such costs are expensed as incurred.

      Significant customer - One customer accounts for approximately 11% of the Company's revenues for the year ended December 31, 1997. This information is not meaningful for the year ended December 31, 1996 due to the level of revenue and the discontinued operations.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder
Drew Shoe Corporation

      We have audited the accompanying statements of operations and cash flows of DREW SHOE CORPORATION for the period from January 1, 1997 to September 22, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Drew Shoe Corporation for the period from January 1, 1997 to September 22, 1997, in conformity with generally accepted accounting principles.


                                                           /s/ ERNST & YOUNG LLP

Melville, New York
March 15, 1998

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholder
Drew Shoe Corporation

      We have audited the accompanying statements of operations and cash flows of DREW SHOE CORPORATION for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Drew Shoe Corporation for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                               /s/ J.H. COHN LLP

Roseland, New Jersey
September 26, 1997

                              DREW SHOE CORPORATION
                  STATEMENTS OF OPERATIONS FOR THE PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996

                                      January 1, 1997 through      Year Ended
                                         September 22, 1997    December 31, 1996
                                      -----------------------  -----------------
Net sales                                   $ 11,124,000         $ 14,609,000
Cost of goods sold                             6,657,000            9,147,000
                                            ------------         ------------
Gross profit                                   4,467,000            5,462,000
                                            ------------         ------------
Operating expenses:
   Selling                                     2,690,000            3,477,000
   General and administrative                  1,358,000            1,700,000
                                            ------------         ------------
Totals                                         4,048,000            5,177,000
                                            ------------         ------------

Operating income                                 419,000              285,000
                                            ------------         ------------
Interest expense                                (261,000)            (338,000)
Interest and other income                         33,000               79,000
                                            ------------         ------------

Net income                                  $    191,000         $     26,000
                                            ============         ============

See Notes to Financial Statements.

                              DREW SHOE CORPORATION
                  STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM
                   JANUARY 1, 1997 THROUGH SEPTEMBER 22, 1997
                      AND THE YEAR ENDED DECEMBER 31, 1996

                                                   January 1, 1997 through      Year Ended
                                                     September 22, 1997     December 31, 1996
                                                   -----------------------  -----------------
Operating activities:
     Net income                                           $ 191,000            $  26,000
     Adjustments:
     Depreciation and amortization                          188,000              248,000
     Changes in operating assets and liabilities:
       Accounts receivable                                 (512,000)             433,000
       Inventories                                          316,000             (712,000)
       Prepaid expenses and other                          (236,000)              25,000
       Accounts payable                                     235,000               26,000
       Accrued expenses                                    (104,000)             120,000
                                                          ---------            ---------
      Net cash provided by operating activities              78,000              166,000
                                                          ---------            ---------
 Investing activities:
     Purchases of property and equipment                   (118,000)            (266,000)
     (Increase) decrease in cash value of life
      insurance and other                                   (19,000)              59,000
                                                          ---------            ---------
      Net cash used by investing activities (137,000)      (207,000)
                                                          ---------            ---------
 Financing activities:
     Net proceeds under revolving note agreement            852,000              218,000
     Proceeds from long-term debt                                --               24,000
     Principal payments on long-term debt (628,000)        (146,000)
     Distributions to shareholders                          (60,000)             (56,000)
                                                          ---------            ---------
      Net cash provided by financing activities             164,000               40,000
                                                          ---------            ---------
Net increase (decrease) in cash                             105,000               (1,000)
Cash, beginning of period                                    27,000               28,000
                                                          ---------            ---------
Cash, end of period                                       $ 132,000            $  27,000
                                                          =========            =========
Supplemental disclosure of cash flow data:
Interest paid                                             $ 259,000            $ 329,000
                                                          =========            =========
 Supplemental disclosure of noncash investing
     and financing information:
     Change in additional pension liability:
     Increase (decrease) in intangible pension asset      $ 106,000            $(237,000)
     Increase in stockholders' equity                       (51,000)            (180,000)
                                                          ---------            ---------
            Totals                                        $  55,000            $(417,000)
                                                          =========            =========

See Notes to Financial Statements.

Note 1 - Business and summary of accounting policies:

Business:

      Drew Shoe Corporation (the "Company") designs, manufactures, imports, markets and distributes women's and men's shoes for sale to independent retailers and through Company-owned retail operations throughout the United States

Basis of accounting/Use of estimates:

      The accompanying financial statements are prepared on the historical basis of accounting of the Company prior to its acquisition, on September 22, 1997, by BCAM International, Inc. ("BCAM"). Results of operations and cash flows on the historical basis of accounting may not be indicative of future results of operations. This is because, among other factors, the additional depreciation, amortization or other charges which may result from the revaluation of the assets and liabilities of the Company in connection with the acquisition. Further, the recording of other acquisition adjustments, as well as future events and conditions, may affect comparisons.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Financial instruments and off-balance-sheet risk:

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company maintains its cash in bank deposit accounts that, at times, may exceed Federally insured limits. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, their dispersion across different geographic areas, and generally short payment terms. In addition, the Company routinely assesses the financial strength of its customers.

Inventories:

      Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market.

Property and equipment:

      Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.

Goodwill:

      Goodwill, included in other assets, is amortized on a straight-line basis over periods ranging from five to twenty years.

Revenue recognition:

      Revenue from wholesale product sales is recognized at the time products are shipped. Revenue from retail product sales through Company-owned retail operations is recognized at the point of sale.

Income taxes:

      The Company has elected to be treated as an "S" Corporation under the applicable sections of the Internal Revenue Code. Under these sections, corporate income or loss, in general, is allocated to the stockholders for inclusion in their personal income tax returns. Accordingly, there is no provision for Federal income taxes in the accompanying financial statements. The Company has also elected to be treated as an "S" Corporation in the states in which it files corporate income tax returns. Accordingly, no provision for state income taxes has been provided in the accompanying financial statements.

Advertising:

      The Company expenses the cost of advertising as incurred. Advertising costs charged to operations were approximately $321,000 and $364,000 for the period from January 1, 1997 through September 22, 1997 and for the year ended December 31, 1996, respectively.

Note 2 - Inventories:

      Inventories used in the computation of cost of goods sold were approximately $6,378,000 and $6,694,000 at September 22, 1997 and December 31, 1996, respectively.

Note 3 - Property and equipment:

      Property and equipment consists of the following at September 22, 1997 and December 31, 1996, respectively, and were amortized utilizing the estimated useful lives indicated below:

                                   Range of
                                   Estimated         September         December
                                  Useful Lives        22, 1997         31, 1996
                                  ------------       ----------       ----------
Land                                                 $  100,000       $  100,000
Building and improvements         10-35 years           857,000          865,325
Machinery and equipment            5-13 years         2,742,000        2,614,715
                                                     ----------       ----------
Total                                                 3,699,000        3,580,040
Less accumulated depreciation                         2,397,000        2,229,895
                                                     ----------       ----------
Total                                                $1,302,000       $1,350,145
                                                     ==========       ==========

Note 4 - Notes payable - and long term debt:

      Charges for interest included in the accompanying Statements of Operations and Cash Flows are based principally upon the following historical borrowings of the Company:

                                                                   Approximate
                                                                Weighted Average
                                                                   Borrowings
                                                                ----------------
                                                                  To September
                                                                     22, 1997
                                                                ----------------
Revolving credit (prime) and Bankers Acceptance
        ($500,000 at 7.25%) facility with a Bank                   $2,164,000
Mortgage Note payable with interest at prime plus .25                 375,000
Notes payable to related party with interest at prime                 214,000
Debentures payable to related parties with interest
   at 10%                                                             845,000
All other                                                              25,000
                                                                   ----------
                      Total                                        $3,623,000
                                                                   ==========

      The Revolving Credit and Banker Acceptance facility, Mortgage Notes and Debentures were repaid on September 22, 1997 in connection with the acquisition by BCAM. Interest charged to the Statement of Operations for related parties approximated $108,000 and $119,000 in the period ended September 22, 1997 and the year ended December 31, 1996.

      Principal payment requirements on the above obligations, as adjusted for the refinancing discussed in Note 9, in each of the five years subsequent to December 31, 1997 are as follows:

                           Year Ending
                           December 31,        Amount
                          --------------    ------------
                              1998           $  148,000
                              1999            2,980,000
                              2000              694,000
                              2001                2,000
                              2002                2,000

Note 5 - Pension plans:

      The Company has two noncontributory, defined benefit pension plans covering substantially all employees. Benefits under the plan covering nonunion employees are based on average monthly compensation and years of service. Benefits under the plan covering union employees are based on years of service. The Company's policy is to make contributions to the plans sufficient to meet minimum funding requirements. Effective September 3, 1997, the Company's non-union plan was frozen and no future benefits will accrue to participants in the plan. The net pension liability at December 31, 1997 reflects the result of these plan changes with no material curtailment gain or loss.

      A summary of the components of net periodic pension cost for the period from January 1, 1997 to September 22, 1997 and for the year ended December 31, 1996 is as follows:

                                                      1997               1996
                                                   ---------          ---------
Service cost                                       $  28,000          $ 136,000

Interest                                             100,000            144,000
Actual return on plan assets                         (40,000)           (46,000)
Amortization and deferral                            (13,000)           (13,000)
                                                   ---------          ---------
Net pension cost                                   $  75,000          $ 221,000
                                                   =========          =========

      Significant assumptions used in the accounting for the defined benefit plans were as follows:

          Discount rate                                   7.00%
          Expected long-term rate of return on assets     8.25%

      Effective September 3, 1997, the accrual of future benefits under the nonunion defined benefit pension plan was suspended. The effect of the curtailment of the nonunion plan on the Company's financial statements at December 31, 1996 cannot currently be determined.

Note 6 - Commitments and other matters:

      Lease commitments:

            The Company leases retail space and certain machinery and equipment under operating leases that expire through 2003. Related rent expense amounted to approximately $269,000 and $369,000 for the period from January 1, 1997 through September 22, 1997 and for the year ended December 31, 1996, respectively.

            Future minimum rental payments required under the noncancelable operating leases in years subsequent to December 31, 1997 are as follows:

                        Year Ending
                        December 31,          Amount
                       --------------        --------
                           1998              $390,000
                           1999               251,000
                           2000               100,000
                           2001                38,000
                           2002                28,000

      Collective bargaining agreement:

            At September 22, 1997, approximately 60% of the Company's workforce is represented under a collective bargaining agreement which expires May 31, 1998.

      Concentrations:

            The Company relies to a large extent on medical footwear for sales. Approximately 60% of the Company's sales are women's shoes. One customer accounts for more than approximately 11% of the Company's sales.

Note 7 - Provision for income taxes:

      A reconciliation of income taxes based on pre-tax income and the Federal statutory rate to the Company's effective rate for the period from January 1, 1997 through September 22, 1997 and the year ended December 31, 1996 follows:

                                                       Period ended   Year ended
                                                         September     December
                                                         22, 1997      31, 1996
                                                       ------------   ----------
Federal statutory income tax rate                          34.0%          34.0%
Increase (decrease) resulting from:
   State income taxes, net of Federal
   tax benefit                                              7.8            7.0
   "S" Corporation income not subject
   to Federal or state tax                                (48.6)         (42.7)
   Other                                                    6.8            1.7
                                                       ------------   ----------
Effective rate                                               --%            --%
                                                       ============   ==========

Note 8 - Unaudited proforma income tax information:

      Unaudited proforma income tax information as if the Company had been a "C" Corporation subject to Federal and state income taxes follows:

                                                    Period ended     Year ended
                                                     September        December
                                                     22, 1997         31, 1996
                                                     ---------        ---------
Income before income taxes                           $ 191,000        $  26,000
Pro forma provision for income taxes                   (73,000)         (10,000)
                                                     ---------        ---------
Pro forma net income                                 $ 118,000        $  16,000
                                                     =========        =========

Note 9 - Subsequent events:

      Effective September 22, 1997, the Company's stockholders sold all of the outstanding common stock of the Company to BCAM International, Inc. ("BCAM"), a publicly-held software technology and consulting company, for cash and other consideration.

      On September 22, 1997, the Company entered into a new $4,500,000 revolving credit facility and a $1,000,000 term loan with the Bank. Under the terms of the revolving credit facility, the Company may borrow a maximum of 80% of eligible accounts receivable, as defined, and 35% of eligible inventory, as defined. Such borrowings bear interest at the prime rate plus 1.5%, payable monthly. Principal payments are not required under the revolving credit facility until expiration on September 30, 1999. Borrowings under the revolving credit facility and the term loan are secured by substantially all of the Company's assets and guaranteed by BCAM.

      The agreement contains various restrictive covenants including net worth requirements, limitations on dividends and distributions, limitations on transactions with affiliates, as defined, and the maintenance of a debt service coverage ratio.

                       INTRODUCTION TO UNAUDITED PRO-FORMA
                              FINANCIAL INFORMATION

      On September 22, 1997 the Company acquired Drew Shoe for approximately $4.7 million plus the assumption of liabilities. The purchase price was paid by delivery to the two shareholders of Drew Shoe of an aggregate of $3,882,000 in cash, promissory notes in the aggregate principal amount of $400,000 and by delivery of an aggregate of 375,000 unregistered shares of the Company's Common Stock to one seller (valued at approximately $1.20 per share to reflect a discount for lack of registration). The promissory notes bear an interest rate of 8% per annum, are due on September 19, 1999, and are payable in twenty-four
(24) equal monthly installments aggregating $8,333.34 (plus interest) with final payments due in the twenty-fifth (25th) month aggregating $200,000.

      Drew Shoe is a designer, manufacturer, marketer and distributor of medical footwear headquartered in Lancaster, Ohio. In addition Drew Shoe operates retail shoe specialty stores. The Company has accounted for its acquisition of Drew Shoe under the purchase method of accounting. Under such method, the purchase price paid plus costs of the acquisition are allocated to the assets and liabilities of the acquired company based on the estimated fair value of assets and liabilities acquired. The remaining amount, if any, is allocated to goodwill. At December 31, 1997, a preliminary estimate of the fair value of assets and liabilities has been made based upon data which is preliminary and subject to change. Based upon such preliminary evaluation at December 31, 1997, there is not a material amount of goodwill to be recorded in the acquisition of Drew Shoe.

In order to fund the acquisition of Drew Shoe and provide working capital to the Company, on September 19, 1997, the Company issued 10%/13% Subordinated Convertible Notes in the aggregate face amount of $6,000,000 (the "Convertible Notes"). The Convertible Notes are due, as amended in April 1998, on April 16, 1999, unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its convertible notes in which case the annual interest rate becomes 13% with semi-annual compounding. In March 1998, the Company made an "in kind" interest payment of $390,000. The pro-forma financial information has been prepared assuming the payment of cash interest of 10%.

      In addition, the Company issued to the noteholders Non-Redeemable Warrants to purchase, as amended in April 16, 1998, 2,000,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002. The Company has allocated approximately $1,872,000 of the $6,000,000 received from the sale of the Convertible Notes and Warrants as the estimated value of the detachable warrants. Such amount is being amortized over the five-year term of the Convertible Notes in the accompanying pro-forma financial information.

      Simultaneously with the acquisition, Drew Shoe entered into a secured credit facility with a commercial bank (guaranteed by the Company) which is further described in Note 6 to the Consolidated Financial Statements of the Company at December 31, 1997. Approximately $3.7 million is outstanding under this agreement at the date of acquisition.

      The pro-forma financial data set forth below shows the unaudited pro-forma results of operations assuming that the Company had purchased Drew Shoe as of January 1, 1997. This information is derived from the audited financial statements of the Company (consolidated) for the year ended December 31, 1997 and of Drew Shoe for the period from January 1, 1997 to September 22, 1997 (date of acquisition by the Company) (all, appearing elsewhere in this Prospectus). This information gives effect to the increased interest and financing costs (excluding certain material non-recurring charges which are discussed in Notes 6 and 7 of the Notes to Consolidated Financial Statements and the amortization of preliminary fair value adjustments principally for increased depreciation. The Company has not included a provision for income taxes because it believes that it will have sufficiently available net operating losses to offset anticipated profits from Drew Shoe.

                            BCAM International, Inc.
      Condensed Consolidated Pro-Forma Statement of Operations (Unaudited)
                      For the year ending December 31, 1997

                                           Year Ended
                                           December 31,     January 1, 1997 to
                                              1997          September 22, 1997
                                              BCAM                 DREW         Pro-Forma Adjustments         Pro-Forma
                                              ----                 ----         ---------------------         ---------
                                                                                  dr.             cr.
Revenues                                   $ 3,959,000          $11,124,000    $              $              $15,083,000
Cost of Sales                                2,330,000            6,657,000      27,000 h                      9,014,000
                                           -----------             --------    --------        ---------     -----------
Gross Profit                                 1,629,000            4,467,000      27,000                        6,069,000

                                                                                  1,000 g                      7,040,000
Selling, general and admin                   2,991,000            4,048,000      28,000 h                         28,000
                                               322,000                    -                                      322,000
Research and development
                                           -----------             --------    --------        ---------     -----------
Income (loss) from operations               (1,684,000)             419,000      56,000                       (1,321,000)
Other income (expense):
     Interest and other income                  60,000               33,000                                       93,000
     Charge for beneficial conversion       (1,635,000)                                        1,635,000 j
     Interest and financing cost              (613,000)            (261,000)    275,000 a        130,000 k    (1,019,000)
                                                                                120,000 b                       (120,000)
                                                                                 24,000 c                        (24,000)
                                                                                437,500 d                       (437,500)
                                                                                 21,000 e                        (21,000)
                                                                                 55,000 f                        (55,000)
                                           -----------             --------    --------        ---------     -----------
Total other (expense)                       (2,188,000)            (228,000)    932,500        1,765,000      (1,583,500)
Minority Interests                            (788,000)                                          788,000 l
                                           -----------             --------    --------        ---------     -----------
Income (loss) from continuing
operations                                  (4,660,000)             191,000     988,500        2,553,000      (2,904,500)
Discontinued operations                     (1,376,000)                                                       (1,376,000)
Provision for taxes (note 3)
Net income (loss) (excluding
non-recurring charges)                     $(6,036,000)            $191,000    $988,500        2,553,000     $(4,280,500)
                                           ===========             ========    ========       ==========     ===========
Weighted average shares                                                                                       16,598,000 (i)

Net loss per share-continuing
operations (excluding non-recurring
charges                                                                                                           ($0.18)
Net loss per share-discontinued
operations (excluding non-recurring
charges                                                                                                           ($0.08)

Net loss per share (excluding
non-recurring charges)                                                                                            ($0.26)

Pro-forma adjustments:

(a) To amortize deferred financing costs for the value of detachable warrants issued in connection with convertible notes as follows: $1.872 million divided by 5 year term of notes = $375,000 ($275,000 for 8.75 months).
(b) To amortize deferred financing costs for the convertible notes over 5 years; $825,000 divided by 5 = $165,000 ($120,000 for 8.75 months).
(c) To amortize the estimated BankOne financing costs - $100,000 divided by 3 = $33,000 ($24,000 for 8.75 months).
(d) To reflect interest expense on convertible notes - $6,000 times 10% = $600,000 ($437,500 for 8.75 months).
(e) To reflect interest cost for 8% Notes payable to former Drew Shoe shareholders (approximately $30,000) ($21,000 for 8.75 months).
(f) To reflect incremental increase in interest rate and borrowings under BankOne Agreement

      (approx. $75,000/year - $50,000 for 8.75 months).
(g)   To amortize goodwill over 20 years (21,000/20=$1,000)
(h) To reflect the estimated incremental increase in fixed asset depreciation of approximately $75,000 ($53,000 for 8.75 months).
(i) Weighted average shares outstanding (16,071,000) + investment banker and consultant shares (187,500 + 160,000) plus shares to seller (375,000) times 8.75 months-totals 16,598,000.
(j) To eliminate non-recurring charge for beneficial conversion feature of convertible notes. (k) To eliminate non-recurring financing charges for financing not completed. (l) To eliminate non-recurring charge for beneficial subsidiaries preferred stock conversion.

General Notes:

Note 1. The Company has identified certain cost savings and is evaluating other cost savings measures for implementation at Drew Shoe. The Company has not reflected any such cost savings in this pro-forma information because the specific identification of savings, net of new investments, is not yet finalized.

Note 2. The Company has excluded from this pro forma information non-recurring charges related to the issuance of the acquisition financing and the preferred stock issued by a subsidiary (See Notes 6 and 7 to Consolidated Financial Statements).

   Such charges include:

      a.    Non-recurring charge to Minority Interests for
            beneficial subsidiaries preferred stock
            conversion recorded in 1997.                          $788,000

      b.    Non recurring charge to interest and financing
            costs as a result of beneficial debt conversion
            feature of convertible notes to be amortized
            over 12 months ending September 19, 1998,
            approximately.                                      $5,925,000

      c.    Non recurring charge to write off costs
            associated with proposed financings                   $130,000
            which the Company decided not to complete.

Note 3. The Company has not included a pro forma income tax provision because it will consolidate Drew Shoe for tax purposes and utilize existing net operating losses of the Company against any anticipated profits of Drew Shoe. While such net operating losses are subject to limitations as to their usage, the Company believes that it will have sufficient available net operating losses to offset the anticipated profits of Drew Shoe in the near term. Also, based on the existing results of operations and additional cash interest on a recurring basis, the consolidated company is likely to be generating additional pretax losses in the near term.

                           PART II
           INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers. Sections 721 through 725 of the New York Business Corporation Law provide that New York corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in such actions, suits or proceedings. Article Seventh of the Company's Restated Certificate of Incorporation provides for indemnification of directors and officers of the Company generally in accordance with New York law.

      Section 721 of the New York Business Corporation Law permits a corporation to enter into agreements with its directors and officers providing for indemnification for actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors or officers, against expenses incurred in such actions, suits or proceedings, provided, however, that no such indemnification may be provided if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Pursuant to such authority, the Company has entered into an agreement with each of its current directors indemnifying them to the maximum extent permitted by Section 721. The agreement provides for the indemnification of these individuals against any and all civil or criminal actions or proceedings brought as a result of such individual being a director or officer of the Company and any judgments and amounts paid in settlement costs and expenses, including reasonable attorneys fees. No indemnification may be made, however, if a judgment or final adjudication establishes that the individual committed acts in bad faith or with deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained financial profit or other advantage to which he was not legally entitled. Such indemnification shall be made only by the Board acting with a quorum consisting of directors who are not parties to the action in question, or by independent legal counsel, or by the stockholders and in all cases only after a finding that the applicable standard of conduct has been met.

      Under Section 722(a), the corporation may indemnify any director or officer in any action (other than an action by or in the right of the corporation) brought against him by reason of the fact that he, his testator or intestate was a director or officer of the corporation, or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the corporation. Indemnification may be given for judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer is shown to have acted in good faith, in furtherance of a purpose believed to be in the best interests of the corporation, and, in the case of a criminal action or proceeding, to have had no reason to believe such conduct was unlawful.

Section 722(c) of the New York Business Corporation Law provides for permissive indemnification by the corporation of directors and officers, sued by or in the right of the corporation, against reasonable expenses including attorney's fees unless the director or officer is found to have breached his duty to the corporation under Section 717 or Section 715(h) of the Business Corporation Law, respectively. Amounts paid under this section may not include amounts paid in settlement of a threatened or pending action and expenses incurred in defense of a threatened action or settlement of a pending action without court approval.

      Indemnification may be by court order under Section 724 or by approval of the corporation in the manner set forth in the statute. Under Section 723(a), success on the merits or otherwise entitles the director or officer to indemnification under Section 722. If not wholly successful, indemnification shall be made by the corporation only if a quorum of the board, not including parties to the action, finds that the standards of Section 722 have been met. If a quorum cannot be obtained, approval may be by the board upon (i) the opinion of independent legal counsel or (ii) a determination by the stockholders that the standards of conduct have been met by the director or officer. Expenses may be paid in advance if authorized by one of the methods discussed above. Under
Section 724, if the corporation fails to provide indemnification, the director or officer may apply to the court and may receive indemnification to the extent authorized under Section 722. Expenses may also be advanced if the court finds the defendant director or officer to have raised genuine issues of fact or law. Expenses advanced must be repaid to the corporation if (i) the director or officer has not met the applicable standard which entitles him to indemnification or (ii) if he has been paid in excess of the amount to which he is entitled. Indemnification may not be made if it is inconsistent with the corporation's certificate, by-laws, board resolutions or agreements or a condition imposed by the court in approving a settlement.

      The New York Business Corporation Law permits a corporation through its certificate of incorporation to prospectively eliminate or limit the personal liability of its directors to the corporation or its stockholders for damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include acts or omissions in bad faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends, and transactions from which the director personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company's Restated Certificate of Incorporation exonerates its directors from personal liability to the extent permitted by this statutory provision.

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with this offering are as follows:

Accounting fees and expenses ............................................  $,000

Legal fees and expenses .................................................  $,000

Printing and Miscellaneous expenses .....................................  $,000
                                                                           -----

TOTAL ...................................................................  $,000
                                                                           =====

Item 26. Recent Sales of Unregistered Securities

      (i) Sale of common stock and warrants ($1,075,000) - Between January 15 and March 28, 1997, in consideration for $1,075,000, the Company sold to accredited investors an aggregate of 1,075,000 shares of Common Stock at $1.00 per share, and 1,075,000 Non-Redeemable Class AA Warrants to purchase an additional 1,075,000 shares of Common Stock at an exercise price of $.65 per share exercisable through March 31, 2002.

      The purchasers of the securities are set forth in the following table:

                                                              Common
                                          Common shares    shares under
  Name of purchaser       Amount paid        issuable        warrants
-----------------------  ---------------  ---------------  --------------
621 Partners              $  260,000          260,000         260,000
Appleton Associates          120,000          120,000         120,000
R. Weil & Associates         320,000          320,000         320,000
Karen Weil                   100,000          100,000         100,000
David Latter                  25,000           25,000          25,000
Howard Weingrow               50,000           50,000          50,000
Peter Orr                     50,000           50,000          50,000
Joseph Offenberger            25,000           25,000          25,000
David Schultz                 25,000           25,000          25,000
Howard Seiberman              50,000           50,000          50,000
Joe Schueller                 50,000           50,000          50,000
                          ----------        ---------       ---------
                          $1,075,000        1,075,000       1,075,000
                          ----------        ---------       ---------

      Kirr Marbach & Company, LLC ("Kirr Marbach") is a general partner of 621 Partners, Appleton Associates and R. Weil & Associates which in the aggregate are entitled to receive, or to direct the receipt of, dividends from, and the proceeds from sale of, all of the shares beneficially owned by Kirr Marbach.

      The Registrant claims exemption from registration of this placement by virtue of Section 4(2) of the Securities Act of 1933.

      (ii) Convertible Preferred stock of BCA Services, Inc. ("BCA"), a subsidiary of the Registrant ($1,200,000) - On July 22, 1997 BCA Services, Inc. ("BCA"), previously a wholly-owned subsidiary of the Company, commenced an Offering (the "Offering") to sell up to 150 shares of BCA's Convertible Preferred Stock (the "Preferred Stock") for a total consideration of $1.5 million in a private offering to accredited investors.

      The Preferred Stock was convertible into shares of the Company's Common Stock ("Common Stock") at a price equal to 70% of the average closing bid price of the Common Stock over a three day trading period ending on the day preceding the conversion date (the "Variable Conversion Price"). The Conversion Price could not be greater than 100% of the Variable Conversion Price on the first closing date (the "Fixed Conversion Price"). The Fixed Conversion price was $0.6563. In July and September 1997, the Company sold 100 shares ($1,000,000) of Convertible Preferred stock to Austost Anstalt Schaan ($500,000) and UFH Endowment LTD. ($500,000). Between November 1997 and March 1998, all of the Convertible Preferred stock issued was converted into common stock of the Company.

      In addition, purchasers of the Convertible Preferred stock received Non-Redeemable Class BB Warrants to purchase 50,000 shares of Common Stock, exercisable at $0.7219. The warrants have a term of five years and the Common Stock underlying the warrants contains registration rights.

      On September 18, 1997, BCA closed a separate offering of its Preferred Stock plus warrants for $200,000 on similar terms and conditions as the Offering (excluding the existing fixed conversion feature and certain fees). As a result of this offering, 20 shares of Preferred Stock (convertible into the Company's Common Stock at a maximum price of $0.9331 per share) were issued, along with Non-Redeemable Class CC Warrants to purchase up to 10,000 shares of Common Stock (at $1.0264 per share). The purchasers of the securities were Arcadia Mutual Fund, which purchased 15 shares of Preferred Stock and warrants to purchase 7,500 shares of the Company's Common Stock, and David Morgenstern, who purchased 5 shares of Preferred Stock and warrants to purchase 2,500 shares of the Company's Common Stock. All of the Convertible Preferred Stock issued in this offering was converted to Common Stock of the Company at an average price of approximately $0.79 per share prior to December 31, 1997. The Registrant claims exemption from registration of this placement by virtue of Section 4(2) of the Securities Act of 1933.

      The two private placements of BCA preferred stock were made with the assistance of a placement agent, Corporate Capital Management, who charged a commission of 8% in fees and 2% in expenses plus warrants to purchase up to 50,000 shares of Common Stock of the Registrant at approximately $0.66 per share, for five years for the first offering and 6% in fees and no warrants for the second offering.

      In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued which requires accounting for securities issued which are convertible into common stock at a value which is "beneficial" at the date of issuance (such as the preferred stock described above and the 10%/13% Convertible Notes and Warrants described below). This accounting results in significant charges to operations in connection with these financings as further described in Notes 6 and 7 to the Consolidated Financial Statements.

      (iii) 10%/13% Convertible Notes and Warrants ($6,000,000) - In order to fund the acquisition of Drew Shoe and provide working capital to the Company. On September 19, 1997, the Company issued subordinated convertible notes to eight investors in the aggregate amount of $6,000,000 (the "Convertible Notes"). The Convertible Notes are due, as amended in April 1998 (see "Debt restructuring" below), on April 16, 1999 unless at any time after September 19, 1998, they are converted, at $.80 per share, into 7,500,000 shares of Common Stock of the Company. The conversion feature is subject to antidilution in certain circumstances including the issuance of Common Stock and warrants in 1998 discussed below. The Convertible Notes bear an interest rate of 10%, payable semi-annually, but the Company, at its discretion, may pay interest in the form of its Convertible Notes in which case the annual interest rate becomes 13% with semi-annual compounding. The Convertible Notes require the Company to maintain compliance with certain financial covenants including maintenance of minimum levels of interest coverage and net worth (as defined).

      In addition, the Company issued to the noteholders Non-Redeemable Class DD Warrants to purchase as amended in April 1998, 2,000,000 shares of common stock, exercisable at $1.75 per share at any time prior to September 19, 2002.

      The market value of the Company's common stock on the Nasdaq SmallCap market on the date of the transaction was approximately $1.50.
The purchasers of the securities are set forth in the following table:

                                            Common shares      Common shares
 Name of purchaser       Amount paid          issuable         under warrants
--------------------    --------------      --------------     --------------

Impleo, LLC              $5,000,000           6,250,000          1,666,667
621 Partners                150,000             187,500             50,000
R. Weil & Associates        155,000             193,750             51,667
David M. Kirr               165,000             206,250             55,000
Terry B. Marbach            165,000             206,250             55,000
Gregg T. Summerville        165,000             206,250             55,000
Ralph Weil                  100,000             125,000             33,333
Joseph Schueller            100,000             125,000             33,333
                         ----------           ---------          ---------
                         $6,000,000           7,500,000          2,000,000
                         ==========           =========          =========

      Kirr Marbach & Company, LLC, a registered investment advisor, is the managing general partner of 621 Partners, Appleton Associates and R. Weil & Associates, and together with Messrs Kirr, Marbach and Summerville may be deemed to constitute a group within the meaning of Regulation 13D-G.

      The private placement of convertible notes and warrants to Impleo, LLC was made with the assistance of an investment banker, Josephberg Grosz and Company, who charged a cash fee of 6% ($300,000) of proceeds plus 187,500 shares of common stock, and warrants to purchase 500,000 shares of common stock, at $0.80 per share, of the Registrant. The remaining $1,000,000 of proceeds was not subject to a commission.

      The Registrant claims exemption from registration of this placement by virtue of Section 4(2) of the Securities Act of 1933. In response to positions recently taken by the Securities and Exchange Commission, Emerging Issues Task Force Statement D-60 has been issued which requires accounting for securities issued which are convertible into common stock at a value which is "beneficial" at the date of issuance (such as the preferred stock and the 10%/13% Convertible Notes and Warrants described above). This accounting results in significant charges to operations in connection with these financings as further described in Notes 6 and 7 to Consolidated Financial Statements. The Company also has, under generally accepted accounting principles, recorded approximately $1,872,000 as the estimated value of the detachable warrants issued in connection with the Convertible Notes. Reference is made to Note 6 of the Consolidated

Financial Statements of the Company.

      (iv) Debt Restructuring - Effective April 14, 1998 the Company and the holders of the 10%/13% Convertible Notes and related warrants entered into a First Amendment (and related Stock Pledge Agreement and Security Agreement) of the September 1997 Note Purchase Agreement in order to restructure the obligation. The key elements of the restructuring are as follows: (1) waiving of the Company's violations of the financial covenants at December 31, 1997 (as well as certain other breaches of the agreement), (2) eliminating the financial covenants through April 16, 1999, (3) securing the obligation with a pledge of all of the assets of the Company (excluding the assets of Drew Shoe which are already pledged to a bank), including the stock of the Company's subsidiaries,
(4) accelerating the maturity date for the obligation from September 19, 2002 to April 16, 1999, (5) cancellation of Class DD warrants to purchase 400,000 shares of common stock of the Company, (6) issuance to the holders of a total of 10% of the common shares of the Company's subsidiaries Drew Shoe Corporation and BCAM Technologies, Inc. The Company expects to take a significant charge to operations in 1998 in connection with the finalization of the restructuring of the debt.

      (v) Sale of Common Stock and Warrants (April 1998) - - On April 14, 1998 the Company commenced an offering of $2,000,000 of its common stock and warrants in a private placement to accredited investors. Such offering was completed on April 22, 1998.

      The offering raised aggregate proceeds of $2,000,000 for the purchase of 1,980,198 shares of common stock of the Company and warrants to purchase 250,000 shares of common stock at $2.05 for three years by seven accredited investors as follows:

                                                                    Common                      Common
                                                     Common        Shares in      Total         shares
                                                     Shares         escrow        Common        under
    Name of purchaser             Amount paid(b)    issued (a)      (a)(b)       Shares (a)    warrants
    -----------------             --------------    ----------      ------       ---------     --------
Balmore Funds S.A.                   $ 850,000        631,189       210,395       841,584       106,250
Austost Anstalt Schaan               $ 750,000        556,931       185,643       742,574        93,750
Beeston Investments Ltd.             $ 200,000        148,515        49,505       198,020        25,000
Manor Investments                    $ 100,000         74,258        24,752        99,010        12,500
Ellis Enterprises                    $  50,000         37,129        12,376        49,505         6,250
East Lane Corporation, Ltd.          $  50,000         37,129        12,376        49,505         6,250
                                    ----------      ---------       -------     ---------       -------
       Totals                       $2,000,000      1,485,151       495,047     1,980,198       250,000
                                    ==========      =========       =======     =========       =======

(a)   Prior to "repricing", if any, as discussed below.
(b) See below regarding proceeds and shares held in escrow pending the filing of a registration statement.

----------

Of the amount raised by the Company, $500,000 and 495,145 shares are held in escrow pending the Company's filing of a registration statement covering the shares and shares underlying the warrants prior to June 13, 1998. The Company has agreed to register such shares and has agreed to penalties of 3% per month should the registration statement not be declared effective within 130 days.

The number of shares issuable to these investors will be "repriced" in increments of invested proceeds pursuant to a schedule. The increments are initially four $300,000 increments and then four $200,000 increments on eight occasions. The repricing increments commence with the effectiveness of a registration statement covering the shares, then one increment 60 days later and the remaining six increments in 30 day intervals thereafter. On such dates, the investor would receive the additional number of shares, if any, that result from the difference between the number of shares actually issued and the number of shares which would have been issued at 77% of the average closing bid price, as defined, for the five trading days immediately preceeding but not including, the "repricing" date. Each "repricing' calculation is made independent of the other "repricing" calculations.

The operation of the "repricing" provision could result in significantly greater number of shares being issued than the amounts listed in the above table.

The investors have agreed not to sell any shares before at least 120 days after the closing. The Company is exposed to penalties for failure to have a registration statement declared effective covering such shares within 130 days. The Company has agreed not to issue certain financings for 270 days after issuance of all shares under the "repricing" provisions without the consent of the investors and has agreed to a right of first refusal as defined in the agreements.

The Company has paid a placement agent a 6.5% fee in connection with the transaction.

The $2,000,000 issuance of common stock and warrants will trigger the anti-dilution provisions of the 10%/13% Convertible Notes and the Company's currently outstanding Class B and Class E warrants. Anti-dilution computations have not yet been completed.

The Registrant claims exemption from registration of this placement by virtue of
Section 4(2) of the Securities Act of 1933.

Item 27.  Exhibits

3.1         Restated Certificate of Incorporation(1)
3.2         Restated and Amended By-Laws(1)
3.3         Amendment to Certificate of Incorporation(12)
3.4         Amendment to Certificate of Incorporation of BCA Services, Inc.(19)
4.1         Underwriter's Unit Purchase Option(4)
4.2         Finder's Unit Purchase Option(4)
4.3         Warrant Agreement(4)
4.4         Form of Senior Secured Convertible Promissory Note(5)
4.5         Form of Class C Common Stock Purchase Warrant(5)
4.6         Form of Class D Common Stock Purchase Warrant(5)
4.7         Revised Form of Amendment No. 1 to Warrant Agreement(7)
4.8         Revised Form of Class E Common Stock Purchase Warrant(7)
5.1         Opinion of Rivkin, Radler & Kremer (14)
5.2         Opinion of Ruskin, Moscou, Evans & Faltischek P.C. (20)
10.1        Stock Redemption Agreement(1)
10.2        1989 Stock Option Plan(1)
10.3        Employment Agreement with Dr. Clifford M. Gross(1)
10.4        Employment Agreement with Arthur Fein (1)
10.5        Bridge Warrant(1)
10.6        Bridge Note and Related Loan Agreement(1)
10.7        Consulting Agreement with Lear Siegler Seating Corporation(1)
10.8        Extension Agreement to Redemption Agreement (Exhibit 10.1)
10.9        Consulting Agreement dated August 1, 1988 with NRC Resources Group,
            Inc.(1)
10.10       General Release of NRC Resources Group, Inc.(1)
10.11 Mortgage Note and Related Loan Agreement and Mortgage and Security Agreement(1)
10.12       Second Extension Agreement to Redemption Agreement(4)
10.13       Merger and Acquisition Agreement with D.H. Blair & Co., Inc.(4)
10.14       1989 Nonstatutory Stock Option Plan(2)
10.15       Consulting Agreement with D.H. Blair & Co., Inc.(4)
10.16       Consulting Agreement with Steelcase, Inc.(2)
10.17       License and Manufacturing Agreement with MicroComputer Accessories,
            Inc.(4)
10.18       Employment Agreement with Cynthia Roth(4)
10.19       Employment Agreement with Kenneth Goodman(4)
10.20       Form of Employment Agreement with Ava Stern(4)
10.21       Form of Employment Agreement with William Sirois(4)
10.22       Lease Of Premises at 1800 Walt Whitman Road, Melville, New York(4)
10.23 Consulting Agreement dated as of February 1, 1990 with NRC Resources Group, Inc.(4)
10.24       Underwriting Agreement (for IPO) with D.H. Blair & Co., Inc.(4)
10.25 Securities Purchase Agreement dated June 25, 1991 among the Company, the Purchasers and D.H. Blair & Co., Inc.(5)
10.26 Security Agreement dated as of June 25, 1991 between the Company and D.H. Blair & Co., Inc., as Purchasers' Representative(5)
10.29 Employment Agreement dated as of June 20, 1991 between David A. Deutsch and the Company(5)
10.30       Letter of Understanding between Kenneth A. Goodman and the
            Company(5)
10.31 Employment Agreement dated as of August 1, 1991 between Joel Sher and the Company(5)
10.32       Amendment to 1989 Stock Option Plan(5)
10.33       Distributor Agreement with Techexport, Inc.(3)
10.34 Partnership Agreement dated December 28, 1992 for Ergonomics Solutions Group (ESG)(8)

10.35       License Agreement dated December 28, 1992, between the Company and
            ESG(8)
10.36 Development and Licensing Agreement dated March 5, 1993 between the Company and McCord Winn Textron Inc.(8)
10.37 Agreement dated August 22, 1992 between the Company and PT Industries Pesawat Terbang Nusantra (IPTN)(8)
10.38       Further Amendments to 1989 Stock Option Plan(8)
10.39 Amendment to Development and Licensing Agreement dated October 27, 1993 between the Company and McCord Winn Textron(9)
10.40       Investors Consulting Agreement with Strategic Growth International
            Inc.(9)
10.41 Agreement dated December 22, 1993 between the Company and PT Industries Pesawat Terbang Nusantra (IPTN)(9)
10.42 Agreement dated September 29, 1993 between the Company, McCord Winn Textron, Inc. and Lear Seating Company(9)
10.43 Development and Licensing Agreement dated January 4, 1994 between the Company and Reebok International Ltd.(9)
10.44 License Agreement dated September 28, 1994 between the Company and Lumex, Inc.(10)
10.45 Employment Agreement dated October 13, 1994 between Michael Strauss and the Company(10)
10.46 Letter Agreement dated February 15, 1996, between the Company and McCord Winn Textron, Inc. to extend the Development and License Agreement dated March 5, 1993(13)
10.47 Amendment to Employment Agreement between Michael Strauss and the Company(12)
10.48       1995 Stock Option Plan(12)
10.49 Amendment letter of agreement dated August 15, 1996 between the Company and McCord Winn Textron, Inc.(15)
10.50 Letter of agreement terminating the September 28, 1994, Development and License Agreement between the Company and Lumex, Inc.(15)
10.51 Letter of Agreement with Josephberg & Grosz to provide the Company investment banking services(15)
10.52 Stock Purchase Agreement between the Company and the owners of Drew Shoe Corporation(15)
10.53       Private Placement Memorandum dated January 15, 1997(16)
10.54       Registration Rights Agreement dated July 15, 1997(16)
10.55 Consulting agreement with Strategic Growth International dated October 4, 1996(16)
10.56       Consulting agreement with R.J. Falkner & Co.(16)
10.57       Consulting agreement with Deltasite Communications Corp(16)
10.58       Consulting agreement with Imin Kao(16)
10.59 Letters of agreement with Charles Schuyler and Frank Shyjka dated July 23, 1997 extending the deadline for the closing of the Drew Shoe Acquisition as outlined in the Purchase Agreement dated March 20, 1997 from March 28, 1997 to September 15, 1997(17)
10.60       First Addendum to Stock Purchase Agreement (17)
10.61 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Charles Schuyler (18)
10.62 Non-Negotiable and Non-Assignable Promissory Note dated as of September 19, 1997 by BCAM International, Inc. in favor of Frank Shyjka (18)
10.63       Form of 10%/13% Convertible Subordinated Note (18)
10.64       Form of Warrant Agreement (18)
10.65       Form of Registration Agreement (18)
10.66       Form of Subordination Agreement (18)
10.67 Loan and Security Agreement dated as of September 19, 1997 between Bank One, National Association and Drew Shoe Corporation. (18)
10.68 Guarantee agreement by BCAM International, Inc. of obligation of Drew Shoe Corporation to Bank One, National Association. (18)
10.69       Form of Revolving Note Agreement with Bank One, National Association
            (18)
10.70       Term Loan Agreement with Bank One, National Association (18)
10.71 Employment Agreement dated September 19, 1997 between Charles Schuyler and the Company (19)
10.72 Employment Agreement dated September 19, 1997 between Frank Shyjka and the Company (19)
10.73 Employment Agreement dated September 19, 1997 between Larry R. Martin and the Company (19)
10.74 Form of Subscription Agreement between the Company and investors in the April 1998 private placement of common stock and warrants.

10.75 Form of Common Stock Purchase Warrant between the Company and the investors in the April 1998 private placement of common stock and warrants.
10.76 Escrow Agreement between the Company, the several investors and Grushko and Mittman (as escrow agent) in connection with the April 1998 private placement of common stock and warrants.
10.77 First Amendment, dated as of April 14, 1998, to Note Purchase Agreement dated September 19, 1997 between the Company and Impleo, LLC.
10.78 First Amendment, dated as of April 14, 1998 to Note Purchase Agreement dated September 19, 1997 between the Company and the members of the Kirr Marbach group.
10.79 Security Agreement dated as of April 14, 1998 between Wexford Management, LLC, as agent for the noteholders, and the Company.
10.80 Stock Pledge Agreement dated as of April 14, 1998 between Wexford Management, LLC, as agent for the noteholders, and the Company.
21.00       Subsidiaries of the Company(11)
24.1        Consent of Rivkin, Radler & Kremer - included in Exhibit 5.1(14)
24.2        Consent of Ernst & Young LLP(14)
24.3        Consent of Ernst & Young LLP(20)
24.4        Consent of J.H. Cohn LLP(20)
25.1        Power of Attorney executed by Robert P. Wong(14)
25.2        Power of Attorney executed by Julian H. Cherubini(14)
25.3        Power of Attorney executed by Lawrence N. Cohen(14)
25.4        Power of Attorney executed by Joel L. Gold(14)
25.5        Power of Attorney executed by Glenn F. Santmire(14)

----------

(1) Filed as an Exhibit to Registrant's Registration Statement on Form S-18 (file no. 33-31282) and incorporated herein by reference thereto.
(2) Filed as an Exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (file no. 0-18109) and incorporated herein by reference thereto.
(3) Filed as part of Item 14 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (file no. 0-18109) and incorporated herein by reference thereto.
(4) Filed as an Exhibit to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(5) Filed as an Exhibit to Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(6) Filed as an Exhibit To Post-Effective Amendment No. 2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(7) Filed as an Exhibit to Post-Effective Amendment No. 3 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(8) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992 (file no. 0-18109) and incorporated herein by reference thereto.
(9) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993 (file no. 0-18109) and incorporated by reference thereto.
(10) Filed as an Exhibit to Registrant's Form 10-QSB/A filed December 5, 1994 amending the Form 10-QSB for the quarterly period ended September 30, 1994 (file no. 0-18109) and incorporated by reference thereto.
(11) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 (file no. 0-18109) and incorporated by reference thereto.
(12) Filed as an Exhibit to Registrant's Form 10-QSB for the quarterly period ended June 30, 1995 (file no. 0-18109) and incorporated by reference thereto.
(13) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (file no. 0-18109) and incorporated by reference thereto.
(14) Filed as an Exhibit to Post-Effective Amendment No. 7 on Form SB-2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(15) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (file no. 0-18109) and incorporated by reference thereto.
(16) Filed as an Exhibit to Registrant's Post-Effective Amendment No. 13 on Form SB-2 to Registrant's Registration Statement filed on September 4, 1997 and incorporated herein by reference thereto
(17) Filed as an Exhibit to Registrant's Current Report on Form 8-K filed on September 30, 1997 (file no. 0-18109) and incorporated herein by reference thereto
(18) Filed as an Exhibit to Form 8-K/A filed by the Registrant on October 29, 1997 and incorporated herein by reference thereto.
(19) Filed as an Exhibit to Registrant's Registration Statement on Form S-3/A filed on October 31, 1997 and incorporated herein by reference thereto.
(20)        Filed herewith.

Item 28. Undertakings. Undertakings Required by Regulation S-B, Item 512 (a):

      The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a) (3) of the 1933 Act;

                  (ii) to reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the registration statement; and

                  (iii) to include any additional or changed material information on the plan of distribution.

            (2) That, for determining liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

            (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

      Undertaking Required by Regulation S-B, Item 512 (e):

      Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on behalf of the undersigned in the County of Suffolk, State of New York, on the 13th day of May, 1998.

                                  BCAM INTERNATIONAL, INC.


                                  By: /s/ Michael Strauss
                                      --------------------------------------
                                      Michael Strauss
                                      Chairman of the Board, President
                                      and Chief Executive Officer

            In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of Michael Strauss and Kenneth C, Riscica with full power of substitution to execute in the name of such person and to file any Amendment or Post-Effective Amendment to this Registration Statement making such changes in this Registration Statement as the Registrant deems appropriate and appoints each of Michael Strauss and Kenneth C. Riscica with full power of substitution, attorney-in-fact to sign and to file any amendment and Post-Effective Amendment to this Registration Statement.

     Signature                            Title                         Date
     ---------                            -----                         ----

                        Principal Executive Officer:
/s/ Michael Strauss     Chairman  of the Board,  President, Chief
----------------------  Executive Officer and Director              May 13, 1998
    Michael Strauss


                        Principal Financial and Accounting Officer:
/s/ Kenneth C. Riscica Vice President - Finance, Chief Financial ---------------------- Officer, Treasurer and Secretary
    Kenneth C. Riscica  (since October 15, 1997)                    May 13, 1998


                        Additional Directors:
/s/ Robert P. Wong      Vice Chairman of the Board, Chief
----------------------  Technology Officer
    Robert P. Wong      (Acting Chief Financial Officer, Acting
                        Secretary, Acting Treasurer until October
                        15, 1997)                                   May 13, 1998


                        Director, Vice Chairman of the Board, and
/s/ Norman B. Wright    President and CEO of the HumanCAD(R)
----------------------  division                                    May 13, 1998
    Norman B. Wright


/s/ Joel L. Gold        Director                                    May 13, 1998
----------------------
    Joel L. Gold


/s/ Mark Plaumann       Director                                    May 13, 1998
----------------------
    Mark Plaumann


/s/ Glenn F. Santmire   Director                                    May 13, 1998
----------------------
    Glenn F. Santmire


/s/ Stephen Savitsky    Director                                    May 13, 1998
----------------------
    Stephen Savitsky


/s/ Joseph Jacobs       Director                                    May 13, 1998
----------------------
    Joseph Jacobs

EXHIBIT INDEX

3.1         Restated Certificate of Incorporation(1)
3.2         Restated and Amended By-Laws(1)
3.3         Amendment to Certificate of Incorporation(12)
3.4         Amendment to Certificate of Incorporation of BCA Services, Inc.(19)
4.1         Underwriter's Unit Purchase Option(4)
4.2         Finder's Unit Purchase Option(4)
4.3         Warrant Agreement(4)
4.4         Form of Senior Secured Convertible Promissory Note(5)
4.5         Form of Class C Common Stock Purchase Warrant(5)
4.6         Form of Class D Common Stock Purchase Warrant(5)
4.7         Revised Form of Amendment No. 1 to Warrant Agreement(7)
4.8         Revised Form of Class E Common Stock Purchase Warrant(7)
5.1         Opinion of Rivkin, Radler & Kremer (14)
5.2         Opinion of Ruskin, Moscou, Evans & Faltischek P.C. (20)
10.1        Stock Redemption Agreement(1)
10.2        1989 Stock Option Plan(1)
10.3        Employment Agreement with Dr. Clifford M. Gross(1)
10.4        Employment Agreement with Arthur Fein (1)
10.5        Bridge Warrant(1)
10.6        Bridge Note and Related Loan Agreement(1)
10.7        Consulting Agreement with Lear Siegler Seating Corporation(1)
10.8        Extension Agreement to Redemption Agreement (Exhibit 10.1)
10.9        Consulting Agreement dated August 1, 1988 with NRC Resources Group,
            Inc.(1)
10.10       General Release of NRC Resources Group, Inc.(1)
10.11 Mortgage Note and Related Loan Agreement and Mortgage and Security Agreement(1)
10.12       Second Extension Agreement to Redemption Agreement(4)
10.13       Merger and Acquisition Agreement with D.H. Blair & Co., Inc.(4)
10.14       1989 Nonstatutory Stock Option Plan(2)
10.15       Consulting Agreement with D.H. Blair & Co., Inc.(4)
10.16       Consulting Agreement with Steelcase, Inc.(2)
10.17       License and Manufacturing Agreement with MicroComputer Accessories,
            Inc.(4)
10.18       Employment Agreement with Cynthia Roth(4)
10.19       Employment Agreement with Kenneth Goodman(4)
10.20       Form of Employment Agreement with Ava Stern(4)
10.21       Form of Employment Agreement with William Sirois(4)
10.22       Lease Of Premises at 1800 Walt Whitman Road, Melville, New York(4)
10.23 Consulting Agreement dated as of February 1, 1990 with NRC Resources Group, Inc.(4)
10.24       Underwriting Agreement (for IPO) with D.H. Blair & Co., Inc.(4)
10.25 Securities Purchase Agreement dated June 25, 1991 among the Company, the Purchasers and D.H. Blair & Co., Inc.(5)
10.26 Security Agreement dated as of June 25, 1991 between the Company and D.H. Blair & Co., Inc., as Purchasers' Representative(5)
10.29 Employment Agreement dated as of June 20, 1991 between David A. Deutsch and the Company(5)
10.30       Letter of Understanding between Kenneth A. Goodman and the
            Company(5)
10.31 Employment Agreement dated as of August 1, 1991 between Joel Sher and the Company(5)
10.32       Amendment to 1989 Stock Option Plan(5)
10.33       Distributor Agreement with Techexport, Inc.(3)
10.34 Partnership Agreement dated December 28, 1992 for Ergonomics Solutions Group (ESG)(8)

10.35       License Agreement dated December 28, 1992, between the Company and
            ESG(8)
10.36       Development and Licensing Agreement dated March 5, 1993 between the
            Company and McCord Winn Textron Inc.(8)
10.37       Agreement dated August 22, 1992 between the Company and PT
            Industries Pesawat Terbang Nusantra (IPTN)(8)
10.38       Further Amendments to 1989 Stock Option Plan(8)
10.39       Amendment to Development and Licensing Agreement dated October 27,
            1993 between the Company and McCord Winn Textron(9)
10.40       Investors Consulting Agreement with Strategic Growth International
            Inc.(9)
10.41       Agreement dated December 22, 1993 between the Company and PT
            Industries Pesawat Terbang Nusantra (IPTN)(9)
10.42       Agreement dated September 29, 1993 between the Company, McCord Winn
            Textron, Inc. and Lear Seating Company(9)
10.43       Development and Licensing Agreement dated January 4, 1994 between the Company and Reebok International Ltd.(9)
10.44       License Agreement dated September 28, 1994 between the Company and
            Lumex, Inc.(10)
10.45       Employment Agreement dated October 13, 1994 between Michael Strauss and the Company(10)
10.46       Letter Agreement dated February 15, 1996, between the Company and
            McCord Winn Textron, Inc. to extend the Development and License
            Agreement dated March 5, 1993(13)
10.47       Amendment to Employment Agreement between Michael Strauss and the
            Company(12)
10.48       1995 Stock Option Plan(12)
10.49       Amendment letter of agreement dated August 15, 1996 between the
            Company and McCord Winn Textron, Inc.(15)
10.50       Letter of agreement terminating the September 28, 1994, Development and License Agreement between the Company and Lumex, Inc.(15)
10.51       Letter of Agreement with Josephberg & Grosz to provide the Company investment banking services(15)
10.52       Stock Purchase Agreement between the Company and the owners of Drew
            Shoe Corporation(15)
10.53       Private Placement Memorandum dated January 15, 1997(16)
10.54       Registration Rights Agreement dated July 15, 1997(16)
10.55       Consulting agreement with Strategic Growth International dated
            October 4, 1996(16)
10.56       Consulting agreement with R.J. Falkner & Co.(16)
10.57       Consulting agreement with Deltasite Communications Corp(16)
10.58       Consulting agreement with Imin Kao(16)
10.59       Letters of agreement with Charles Schuyler and Frank Shyjka dated
            July 23, 1997 extending the deadline for the closing of the Drew
            Shoe Acquisition as outlined in the Purchase Agreement dated March
            20, 1997 from
March       28, 1997 to September 15, 1997(17)
10.60       First Addendum to Stock Purchase Agreement (17)
10.61       Non-Negotiable and Non-Assignable Promissory Note dated as of
            September 19, 1997 by BCAM International, Inc. in favor of Charles
            Schuyler (18)
10.62       Non-Negotiable and Non-Assignable Promissory Note dated as of
            September 19, 1997 by BCAM International, Inc. in favor of Frank
            Shyjka (18)
10.63       Form of 10%/13% Convertible Subordinated Note (18)
10.64       Form of Warrant Agreement (18)
10.65       Form of Registration Agreement (18)
10.66       Form of Subordination Agreement (18)
10.67       Loan and Security Agreement dated as of September 19, 1997 between
            Bank One, National Association and Drew Shoe Corporation. (18)
10.68       Guarantee agreement by BCAM International, Inc. of obligation of
            Drew Shoe Corporation to Bank One, National Association. (18)
10.69       Form of Revolving Note Agreement with Bank One, National Association
            (18)
10.70       Term Loan Agreement with Bank One, National Association (18)
10.71       Employment Agreement dated September 19, 1997 between Charles
            Schuyler and the Company (19)
10.72       Employment Agreement dated September 19, 1997 between Frank Shyjka and the Company (19)
10.73       Employment Agreement dated September 19, 1997 between Larry R.
            Martin and the Company (19)
10.74       Form of Subscription Agreement between the Company and investors in the April 1998 private placement of common stock and warrants.

10.75 Form of Common Stock Purchase Warrant between the Company and the investors in the April 1998 private placement of common stock and warrants.
10.76 Escrow Agreement between the Company, the several investors and Grushko and Mittman (as escrow agent) in connection with the April 1998 private placement of common stock and warrants.
10.77 First Amendment, dated as of April 14, 1998, to Note Purchase Agreement dated September 19, 1997 between the Company and Impleo, LLC.
10.78 First Amendment, dated as of April 14, 1998 to Note Purchase Agreement dated September 19, 1997 between the Company and the members of the Kirr Marbach group.
10.79 Security Agreement dated as of April 14, 1998 between Wexford Management, LLC, as agent for the noteholders, and the Company.
10.80 Stock Pledge Agreement dated as of April 14, 1998 between Wexford Management, LLC, as agent for the noteholders, and the Company.
21.00       Subsidiaries of the Company(11)
24.1        Consent of Rivkin, Radler & Kremer - included in Exhibit 5.1(14)
24.2        Consent of Ernst & Young LLP(14)
24.3        Consent of Ernst & Young LLP(20)
24.4        Consent of J.H. Cohn LLP(20)
25.1        Power of Attorney executed by Robert P. Wong(14)
25.2        Power of Attorney executed by Julian H. Cherubini(14)
25.3        Power of Attorney executed by Lawrence N. Cohen(14)
25.4        Power of Attorney executed by Joel L. Gold(14)
25.5        Power of Attorney executed by Glenn F. Santmire(14)

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(1)         Filed as an Exhibit to Registrant's Registration Statement on Form
            S-18 (file no. 33-31282) and incorporated herein by reference thereto.
(2) Filed as an Exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 (file no. 0-18109) and incorporated herein by reference thereto.
(3) Filed as part of Item 14 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1991 (file no. 0-18109) and incorporated herein by reference thereto.
(4) Filed as an Exhibit to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(5) Filed as an Exhibit to Post-Effective Amendment No. 1 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(6) Filed as an Exhibit To Post-Effective Amendment No. 2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(7) Filed as an Exhibit to Post-Effective Amendment No. 3 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(8) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1992 (file no. 0-18109) and incorporated herein by reference thereto.
(9) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993 (file no. 0-18109) and incorporated by reference thereto.
(10) Filed as an Exhibit to Registrant's Form 10-QSB/A filed December 5, 1994 amending the Form 10-QSB for the quarterly period ended September 30, 1994 (file no. 0-18109) and incorporated by reference thereto.
(11) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994 (file no. 0-18109) and incorporated by reference thereto.
(12) Filed as an Exhibit to Registrant's Form 10-QSB for the quarterly period ended June 30, 1995 (file no. 0-18109) and incorporated by reference thereto.
(13) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (file no. 0-18109) and incorporated by reference thereto.
(14) Filed as an Exhibit to Post-Effective Amendment No. 7 on Form SB-2 to Registrant's Registration Statement on Form S-1 (file no. 33-38204) and incorporated herein by reference thereto.
(15) Filed as an Exhibit to Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (file no. 0-18109)


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

            and incorporated by reference thereto.
(16) Filed as an Exhibit to Registrant's Post-Effective Amendment No. 13 on Form SB-2 to Registrant's Registration Statement filed on September 4, 1997 and incorporated herein by reference thereto
(17) Filed as an Exhibit to Registrant's Current Report on Form 8-K filed on September 30, 1997 (file no. 0-18109) and incorporated herein by reference thereto
(18) Filed as an Exhibit to Form 8-K/A filed by the Registrant on October 29, 1997 and incorporated herein by reference thereto.
(19) Filed as an Exhibit to Registrant's Registration Statement on Form S-3/A filed on October 31, 1997 and incorporated herein by reference thereto.
(20)        Filed herewith.


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